Filed Pursuant to Rule 424(b)(2)
Registration No. 333-238621

Prospectus Supplement

(to Prospectus dated December 11, 2020)

$40,000,000

First Eagle Alternative Capital BDC, Inc.

5.00% Notes due 2026

We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. We are managed by our investment adviser, First Eagle Alternative Credit, LLC, (formerly, THL Credit Advisors LLC), or FEAC, which also provides the administrative services necessary for us to operate. Effective January 31, 2020, FEAC is a subsidiary of First Eagle Investment Management, LLC (“First Eagle”). Prior to August 3, 2020, we were named “THL Credit, Inc.”

Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. We are a direct lender to middle market companies and invest primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, we also make second lien secured loans and subordinated, or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or similar securities, and direct equity investments. Our first lien senior secured loans may be structured as traditional first lien senior secured loans or as unitranche loans. Unitranche structures may combine characteristics of traditional first lien senior secured as well as second lien and subordinated loans and our unitranche loans will expose us to the risks associated with second lien and/or subordinated loans to the extent we invest in the “last-out” tranche or subordinated tranche (or piece) of the unitranche loan. We also may provide advisory services to managed funds.

Substantially all of the debt securities in which we invest are below investment grade debt securities and are often referred to as “high yield” or “junk” securities. Exposure to below investment grade securities involves certain risk, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. A material amount of our debt investments contain interest reset provisions that may make it more difficult for the borrowers to make debt repayments. Further, our debt investments generally will not pay down principal during their term which could result in a substantial loss to us if the portfolio company is unable to refinance or repay the debt at maturity.

We are offering $40,000,000 in aggregate principal amount of 5.00% notes due 2026, or the “Notes.” The Notes will mature on May 25, 2026. We will pay interest on the Notes on March 30, June 30, September 30 and December 30 of each year. The Notes offered hereby are a further issuance of the $69,000,000 aggregate principal amount of 5.00% notes due 2026 previously issued by us on May 25, 2021 and June 4, 2021 (the “Existing Notes”). The Notes offered hereby will be treated as a single series with, and will have the same terms (except the issue date and offering price) as the Existing Notes. The Notes offered hereby will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon the issuance of the Notes offered hereby, the outstanding aggregate principal amount of our 5.00% notes due 2026 will be $109,000,000 (assuming the underwriters’ overallotment option is not exercised). Unless the context otherwise requires, references herein to the “Notes” include the Notes offered hereby and the Existing Notes.

We may redeem the Notes in whole or in part at any time or from time to time on or after May 25, 2023, at the redemption price set forth under “Specific Terms of the Notes and the Offering-Optional redemption” in this prospectus supplement. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

The Notes are our direct unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by First Eagle Alternative Capital BDC, Inc.

The Existing Notes are listed on the New York Stock Exchange (“NYSE”), under the trading symbol “FCRX.” On November 15, 2021, the last reported price of the Existing Notes on the NYSE was $26.05. We intend to list the Notes offered hereby on the NYSE under the same trading symbol. The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in the Notes. Please read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. You may obtain this information free of charge or make stockholder inquiries by contacting us at First Eagle Alternative Capital BDC, Inc., 500 Boylston Street, Suite 1200, Boston, MA 02116, or by calling us at (800) 450-4424 or on our website at www.feacbdc.com. The Securities and Exchange Commission maintains a website at www.sec.gov where such information is available without charge. Information contained on or accessed through our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider information contained on or accessed through our website to be part of this prospectus supplement and the accompanying prospectus.

An investment in the Notes involves risks that are described in the “Supplementary Risks” section beginning on page  S-20 in this prospectus supplement, the “Risks” section beginning on page 10 of the accompanying prospectus or otherwise included in or incorporated by reference herein or in the accompanying prospectus and in any free writing prospectus.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	$25.41	$40,656,000
Sales Load (Underwriting Discounts and Commissions)	$0.75	$1,200,000
Proceeds to First Eagle Alternative Capital BDC, Inc. (before expenses)(2)	$24.66	$39,456,000

(1)	Includes accrued interest from, and including, September 30, 2021 of $0.1806 per Note.
(2)	Before deducting expenses payable by us related to this offering, estimated at $0.3 million. See “Underwriting” in the prospectus supplement.

The underwriters have an option to purchase up to an additional $6,000,000 aggregate principal amount of Notes from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise this option in full, the total public offering price will be $46,754,400, the total underwriting discount and commissions (sales load) paid by us will be $1,380,000, and total proceeds, before expenses, will be $45,374,400.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about November 22, 2021.

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	Goldman Sachs & Co. LLC	Oppenheimer & Co.

The date of this prospectus supplement is November 17, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement, the accompanying prospectus, including any documents incorporated by reference therein, and any related free writing prospectus, together with the additional information described under the heading “Available Information” before investing in the Notes.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should assume that the information in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the date on the front of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, as applicable, and the documents incorporated by reference herein or in the accompanying prospectus is accurate only as of their respective dates, regardless of the time of their delivery or sale of the Notes. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

It is expected that delivery of the Notes offered hereby will be made against payment therefor on or about November 22, 2021, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the Notes offered hereby initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes offered hereby who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus. This section outlines the specific legal and financial terms of the Notes offered hereby. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	First Eagle Alternative Capital BDC, Inc.

Title of the securities	5.00% Notes due 2026

Aggregate principal amount being offered	$40,000,000

The Notes offered hereby are a further issuance of the Existing Notes. The Notes offered hereby will be treated as a single series with the Existing Notes under the indenture and will have the same terms as the Existing Notes (except the issue date and offering price). The Notes offered hereby will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon the issuance of the Notes offered hereby, the outstanding principal amount of our 5.00% Notes due 2026 will be $109,000,000 assuming the overallotment option is not exercised.

Overallotment option	The underwriters may also purchase from us up to an additional $6,000,000 aggregate principal amount of Notes to cover overallotments, if any, within 30 days of the date of this prospectus supplement. Upon the issuance of the Notes offered hereby, the outstanding principal amount of our 5.00% Notes due 2026 will be $115,000,000 assuming the overallotment option is fully exercised.

Public offering price	$25.41 per Note, including Accrued Interest.

Accrued Interest	$0.1806 per Note of accrued and unpaid interest from September 30, 2021 up to, but not including, the initial settlement date of the Notes offered hereby.

Principal payable at maturity	100% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Trustee in the City of St. Paul, Minnesota or at such other office designated by the Trustee.

Type of Note	Fixed rate note

Listing	The Existing Notes are listed on the NYSE, under the trading symbol “FCRX.” We intend to list the Notes offered hereby on the NYSE under the same trading symbol.

Interest rate	5.00% per year

Day count basis	360-day year of twelve 30-day months

Original issue date	November 22, 2021

Stated maturity date	May 25, 2026

Date interest starts accruing	September 30, 2021

Interest payment dates	Each March 30, June 30, September 30 and December 30. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including September 30, 2021, to, but excluding, December 30, 2021, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Each March 1, June 1, September and December 1.

Specified currency	U.S. Dollars

Place of payment	St. Paul, Minnesota

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:

•

pari passu with our other outstanding and future unsecured unsubordinated indebtedness, including, but not limited to, our $51.6 million aggregate principal amount of 6.125% notes due 2023, or the 2023 Notes, and $69.0 million aggregate principal amount of Existing Notes;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•

effectively subordinated to all our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, the $100.5 million in borrowings outstanding as of September 30, 2021 under our revolving credit agreement, or Revolving Facility; and

•	structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, of which there is currently none.

As of September 30, 2021, we had approximately $221.1 million of senior indebtedness outstanding, $100.5 million of which was secured indebtedness and $120.6 million of which was unsecured indebtedness.

Denominations	We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or the place of payment are authorized or required by law or executive order to close.

Optional redemption	The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after May 25, 2023, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture and the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, which we collectively refer to as the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed, in each case, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Legal defeasance and covenant defeasance	The Notes are subject to defeasance by us, which means that, subject to the satisfaction of certain conditions, including, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the trustee an opinion of counsel as described in the accompanying prospectus under “Description of Debt Securities—Defeasance—Full Defeasance,” we can legally release ourselves from all payment and other obligations on the Notes.

The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the trustee an opinion of counsel as described in the accompanying prospectus under “Description of Debt Securities—Defeasance—Covenant Defeasance,” we will be released from some of the restrictive covenants in the indenture.

Under the Revolving Facility, as currently in effect, we would be prohibited from defeasing the Notes or effecting covenant defeasance under the Notes without the consent of the lenders.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent and Security Registrar	U.S. Bank National Association is the trustee, security registrar and paying agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:

•

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the U.S. Securities and Exchange Commission, or the SEC. Currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•	We agree that, for the period of time during which the Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution (except a distribution payable in our stock), upon any class of our capital stock, or purchase or redeem any of our capital stock, if our asset coverage, as defined in the 1940 Act and after giving effect to any exemptive relief granted to us by the SEC with respect to such asset coverage, is (i) below 150%, at the time of the declaration of such dividend or distribution or purchase or redemption and after deducting the amount of such dividend, distribution, purchase or redemption and (ii) has been below 150% for the six consecutive months immediately preceding such declaration or purchase or redemption, in each case whether or not we continue to be subject to the 1940 Act asset coverage requirement. Notwithstanding the foregoing restriction, we will be permitted to declare a cash dividend or distribution on our capital stock only up to such amount as is necessary for us to maintain our status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code.

Reports by the Company	If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

Modifications to events of default	The following events of default, as described in the prospectus attached to this prospectus supplement:

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within 5 days.

•	On the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%.

with respect to the Notes has been revised to read as follows:

•	We do not pay the principal of, or any premium on, any Note on its due date.

•	On the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%, giving effect to any exemptive relief granted to us by the SEC.

Global Clearance and Settlement Procedures

Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Use of Proceeds	We estimate that the net proceeds we receive from the sale of the $40 million aggregate principal amount of Notes in this offering will be approximately $39.16 million (or approximately $45.07 million if the underwriters fully exercise their overallotment option) after deducting the underwriting discount of approximately $1.2 million (or approximately $1.38 million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $0.3 million payable by us.

We intend to use the net proceeds from this offering, together with other available funds, to repay certain of our indebtedness, including the redemption of $51.6 million of our 2023 Notes outstanding, in its entirety, and, pending redemption of our 2023 Notes outstanding, the repayment of a portion of the $100.5 million of debt outstanding as of September 30, 2021 under the Revolving Facility. Through borrowing under our Revolving Facility, we intend to invest in debt and equity securities in accordance with our investment objective and strategies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS

In addition to factors previously identified elsewhere in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the “Supplementary Risks” section in this prospectus supplement, the “Risks” section of the accompanying prospectus and any related free writing prospectus, and factors identified in the “Risk Factors” section of our most recent Annual Report on Form 10-K, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our investment adviser;

•	the impact of increased competition;

•	the impact of future acquisitions and divestitures;

•	the resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or the Advisor;

•	the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments;

•	our contractual arrangements and relationships with third parties;

•	any future financings by us;

•	the ability of the Advisor to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates;

•	the impact of changes to tax legislation and, generally, our tax position;

•

the impact of pandemics or other serious public health epidemics, such as the current novel coronavirus (“COVID-19”) pandemic on our operations, our portfolio companies’ business, or the global economy;

•	the impact of the elimination of the London Interbank Offered Rate (“LIBOR”) on our operating results;

•	our ability to exit a control investment in a timely manner; and

•	the ability to fund First Eagle Logan JV LLC’s (“Logan JV”) unfunded commitments to the extent approved by each member of the Logan JV investment committee.

This prospectus supplement and the accompanying prospectus, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations, our plans and expectations about future investments, amount and timing of distributions, if any, and the future liquidity of the company. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended, or the Securities Act, or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider before investing in the Notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Supplementary Risks” and “Risks,” and any information incorporated by reference. Throughout this prospectus supplement and the accompanying prospectus, we refer to First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) and its consolidated subsidiaries as the “Company,” “we,” “us” or “our”; First Eagle Alternative Credit, LLC as “First Eagle Alternative Credit,” “FEAC,” the “Advisor” or the “Administrator”; First Eagle Greenway Fund II LLC and related investment vehicle as “Greenway II”; and First Eagle Logan JV LLC (formerly, THL Credit Logan JV LLC) as “Logan JV”.

First Eagle Alternative Capital BDC, Inc.

We are an externally managed, non-diversified closed-end management investment company incorporated in Delaware on May 26, 2009, that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, we have elected to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Our investment activities are managed by First Eagle Alternative Credit, LLC (formerly, THL Credit Advisors LLC), or FEAC, and supervised by our board of directors, a majority of whom are independent of FEAC and its affiliates. Effective January 31, 2020, FEAC is a subsidiary of First Eagle. Prior to August 3, 2020, we were named “THL Credit, Inc.” In connection with our name change, the shares of our common stock began trading on the NASDAQ under the ticker symbol “FCRD.” As a BDC, we are required to comply with certain regulatory requirements. See “Regulation” in the accompanying prospectus for discussion of BDC regulation and other regulatory considerations. We are also registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act.

Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. We are a direct lender to middle market companies and invest primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, we also make second lien secured loans and subordinated, or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or similar securities, and direct equity investments. Our first lien senior secured loans may be structured as traditional first lien senior secured loans or as unitranche loans. Unitranche structures may combine characteristics of traditional first lien senior secured as well as second lien and subordinated loans and our unitranche loans will expose us to the risks associated with second lien and/or subordinated loans to the extent we invest in the “last-out” tranche or subordinated tranche (or piece) of the unitranche loan. We also may provide advisory services to managed funds.

We intend to co-invest, subject to the conditions included in the exemptive order we received from the SEC, with certain of our affiliates. See “Certain Relationships” in the accompanying prospectus. We believe that such co-investments may afford us additional investment opportunities and an ability to achieve greater diversification.

We define middle market companies to mean both public and privately-held companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, generally between $5 million and $25 million. We expect to generate returns primarily through a combination of contractual interest payments on debt investments, equity appreciation, origination and similar fees. We can offer no assurances that we will achieve our investment objective.

Since April 2010, after we completed our initial public offering and commenced principal operations, through September 30, 2021, we have been responsible for making, on behalf of ourselves, our managed funds and separately managed account, over $2.4 billion in aggregate commitments to 168 separate portfolio companies through a combination of both initial and follow-on investments. Since April 2010 through September 30, 2021, we, along with our managed funds and separately managed accounts, have received $1.9 billion of proceeds from the realization of investments. The Company alone has received over $1.6 billion of proceeds from the realization of its investments.

As a BDC, we must not acquire any assets other than “qualifying assets” (i.e., those assets specified in Section 55(a) of the 1940 Act) unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Under the relevant U.S. Securities and Exchange Commission, or SEC, rules the term “eligible portfolio company” includes all private companies, companies whose securities are not listed on a national securities exchange, and certain public companies that have listed their securities on a national securities exchange and have a market capitalization of less than $250 million, in each case organized in the United States and with their principal place of business in the United States. Investment companies and certain pooled investment vehicles excepted from the definition of investment company under the 1940 Act are not eligible portfolio companies.

We are permitted to borrow money from time to time within the levels permitted by the 1940 Act (which generally allows us to incur leverage equal to up to two-thirds of our total assets, or a 150% asset coverage ratio). We have used, and expect to continue to use, our credit facilities and other borrowings, along with proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives. See “Regulation” in the accompanying prospectus for a discussion of BDC regulation and other regulatory considerations. Pursuant to the Revolving Facility, it is an event of default if we have an asset coverage ratio of less than 150%.

We are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage. See “Regulation” in the accompanying prospectus for a discussion of BDC regulation and other regulatory considerations.

Organizational Overview

The Company was organized as a Delaware corporation on May 26, 2009 and initially funded on July 23, 2009. We commenced principal operations on April 21, 2010 and on January 31, 2020 our Advisor was acquired by First Eagle. The Company has formed substantially owned subsidiaries which serve as tax blockers that hold equity or equity-like investments in portfolio companies organized as limited liability companies or other forms of pass-through entities. The Company also has formed substantially owned subsidiaries which serve as the administrative agents on certain investment transactions, including First Eagle Alternative Capital Agent, Inc. (formerly, THL Corporate Finance, Inc.).

(1)	First Eagle Alternative Credit is owned and controlled by First Eagle Investment Management, LLC.
(2)

Greenway II is an investment fund and, together with a related vehicle, has $209.7 million of capital committed by third party investors, all of which has been paid in and invested by Greenway II, together with a nominal amount committed by the Company, which is managed by us.

(3)

Logan JV is a joint venture entered into between the Company and Perspecta Trident LLC, or Perspecta, an affiliate of Perspecta Trust LLC, which invests primarily in senior secured first lien term loans. Logan JV has $137.5 million of capital commitments, of which the Company committed $110.0 million and Perspecta committed $27.5 million.

(4)

First Eagle Investment Management, LLC is a subsidiary of First Eagle Holdings, Inc. (“FE Holdings”), a holding company incorporated in Delaware. A controlling interest in FE Holdings is owned by BCP CC Holdings L.P., a Delaware limited partnership (BCP CC Holdings”). BCP CC Holdings GP L.L.C., a Delaware limited liability company, is the general partner of BCP CC Holdings and has two managing members, Blackstone Capital Partners VI L.P. (“BCP VI”) and Corsair IV Financial Services Capital Partners L.P. (“Corsair IV”). BCP VI and Corsair IV are indirectly controlled by The Blackstone Group Inc. (“Blackstone”) and Corsair Capital LLC (“Corsair”), respectively. Investment vehicles indirectly controlled by Blackstone and Corsair and certain co-investors own a majority economic interest in FE Holdings and First Eagle through BCP CC Holdings.

First Eagle Alternative Credit, LLC

Our investment activities are managed by our investment adviser, FEAC. FEAC is responsible for sourcing potential investments, conducting research on prospective investments, analyzing investment opportunities, structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis. We pay FEAC a management fee as a percentage of our gross assets and may pay incentive fees as a percentage of our ordinary income and capital gains.

FEAC was formed as a Delaware limited liability company on June 26, 2009 and is registered as an investment adviser under the Advisers Act. FEAC is an alternative credit investment manager for both direct lending and tradable credit investments through public and private vehicles, commingled funds including collateralized loan obligations, and separately managed accounts. FEAC and its credit-focused affiliates managed assets of approximately $20.1 billion as of September 30, 2021 across its two primary investment strategies: Direct Lending and Tradable Credit.

FEAC benefits from a scaled and integrated business that draws on a diverse resource base and the credit and industry expertise of the entire platform. Fundamental credit analysis, rigorous and disciplined underwriting, well-structured investments and ongoing monitoring are the hallmarks of its credit culture.

FEAC’s Direct Lending strategy invests primarily in secured loans consisting of first lien senior secured, including unitranche investments, and, to a lesser extent, second lien facilities. In certain instances, FEAC’s Direct Lending strategy also makes subordinated debt investments and equity investments such as warrants, preferred stock or other similar securities.

FEAC’s Tradable Credit strategy manages investments in secured bank loans, structured credit and high-yield securities through CLOs, separate accounts, sub-advisory and various fund formats, including private funds, certain CLOs and as advisor to First Eagle Senior Loan Fund (NYSE: FSLF) (“FSLF”), a diversified, closed-end management investment company, and First Eagle Credit Opportunities Fund, a non-diversified, closed-end management investment company. The Advisor may serve as investment adviser to additional private funds, registered closed-end funds and CLOs in the future. See “Certain Relationships” in the accompanying prospectus for information regarding the allocation of investment opportunities.

FEAC is headquartered in Boston, with additional origination teams in Chicago, Dallas, Los Angeles and New York, allowing it to be close to its portfolio companies as well as its origination and syndication sources. Over the years, FEAC has developed deep and diverse national relationships that it leverages to maximize investment opportunities across its strategies.

FEAC’s Direct Lending investment committee, which serves as our investment committee, is comprised of three fixed members: Christopher J. Flynn, James R. Fellows and Michelle Handy (the “Primary Investment Committee Members”). In addition to the Primary Investment Committee Members, the investment committee has four rotating industry leads that serve on the investment committee for deals within their designated industry, and one rotating industry lead that serves on the investment committee for deals within other industries.

FEAC has received an exemptive order from the SEC permitting it to negotiate, subject to the conditions of the order, co-investments among us and certain of its other investment advisory clients. See “Business—Material Conflicts of Interests” in Part I, Item 1 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement.

FEAC also serves as our Administrator and leases office space to us and provides us with equipment and office services. The tasks of the Administrator include overseeing our financial records, preparing reports to our stockholders and reports filed with the SEC and generally monitoring the payment of our expenses and the performance of administrative and professional services rendered to us by others.

Investment Approach

Our investment approach consists of the following four separate and distinct phases: (1) sourcing; (2) selecting; (3) structuring; and (4) supervising investments. Sourcing involves our efforts to generate as vast a universe of relevant and actionable investment opportunities as possible. Selecting represents our decision-making process regarding which of those investments to pursue. Structuring summarizes our creative approach to deploying capital on a case-by-case basis in a way that maximizes value. Supervising is a reference to our ongoing rigorous credit monitoring.

Sourcing

The elements of our sourcing efforts will include: (i) determining the market in which we intend to participate; (ii) identifying the opportunities within that market; (iii) having a clear strategy; (iv) knowing the competition; and (v) distinguishing our competitive advantages.

Determining the Market

We invest primarily in debt securities of sponsored issuers based in the middle market mainly in the United States. Our debt investments are composed of directly originated first lien senior secured loans, including unitranche investments. In certain instances, we also may make second lien loans and subordinated or mezzanine debt investments, which may include an associated equity component such as warrants, preferred stock and other similar securities, and direct equity co-investments. Our first lien senior secured loans may be structured as traditional first lien senior secured loans or as unitranche loans. Unitranche structures may combine characteristics of traditional first lien senior secured as well as second lien and/or subordinated loans and our unitranche loans will expose us to the risks associated with second lien and subordinated loans to the extent we invest in the “last-out” tranche. We also may provide advisory services to managed funds.

Market opportunity

We believe the environment for investing in middle market companies is attractive for several reasons, including:

Improved company fundamentals creating favorable lending trends. As we see a more stabilized economy and increased confidence resulting from broad distribution of vaccines and the lessening of government restrictions, we believe that middle market companies are experiencing improved fundamentals. Middle market companies have recently displayed improvements in operating performance, resulting in stronger credit quality. Default levels remain relatively low, and volatility in the broader capital markets has eased, resulting in more middle market companies seeking growth capital at attractive lender credit metrics.

Meaningful availability of investable capital at private equity firms. Recent private equity data shows approximately $2.0 trillion of cash reserves that private equity fund managers are actively looking to allocate to transactions involving new or existing portfolio companies.1 Private equity funds will often prefer to support these transactions with debt securities, including first lien and second lien loans from sources such as us.

Consolidation among commercial banks has reduced their focus on middle market business. We believe that many bank lenders have de-emphasized their service and product offerings to middle market companies in favor of lending to large corporate clients, managing capital markets transactions and providing other non-credit services to their customers. Further, many financial institutions and traditional lenders are faced with constrained balance sheets and are requiring existing issuers to reduce leverage. As a result, it allows us a greater opportunity to originate proprietary investment opportunities; a situation that we believe the investment professionals are equipped to capitalize upon as a result of their extensive experience.

[1]	Source: Q4 2020 Preqin Global Private Equity & Venture Capital Report.

Increased lending regulation has limited the ability of traditional lenders to provide capital to middle market companies. Heightened scrutiny of large bank institutions by regulatory bodies has prompted lending guidelines that have sought to limit leverage, deter banks from lengthening payment timelines and restrict banks from holding certain CLO securities. In response, banks have been participating less in the middle market lending arena, opening up opportunities for alternative lenders such as us. In addition to new lending activity, as companies look to refinance existing loans that do not abide by the current guidelines, the market opportunity should continue to expand.

Middle market companies are increasingly seeking lenders with long-term capital to provide flexible solutions for their debt and equity financing needs. Middle market companies continue to seek lenders with long-term capital to provide flexible solutions for their debt and equity financing needs. We believe that many middle market companies prefer to execute transactions with private capital providers such as us, rather than execute high-yield bond or equity transactions in the public markets, which may necessitate increased financial and regulatory compliance and reporting obligations. Further, we believe many middle market companies are inclined to seek capital from a small number of skilled, reliable and predictable providers with access to permanent capital that can satisfy their specific needs and serve as value-added financial partners with an understanding of, and longer-term view oriented towards the growth of their businesses. We aim to develop a constructive partnership with its portfolio companies to help them navigate economic cycles and operational issues which will arise.

The large yet fragmented middle market may offer lenders more attractive economic terms compared to the more efficient, syndicated markets. Investing in debt securities in the middle market may offer more favorable returns relative to their investment risk, when compared to investments in public high yield or syndicated bank loan securities. Furthermore, private equity sponsors focused on the middle market seek lenders with domain expertise and certainty of closing rather than running a fully efficient arranger process. Directly originated investments in the middle market may, in our experience, permit higher yields on investments and may also benefit from other more favorable terms relative to the broadly syndicated market, including lower leverage, tighter covenant packages, stronger call protection, and greater control of a work-out process in the case of a default.

Investment strategy

We believe a strategy focused primarily on debt securities in middle market companies has a number of compelling attributes. First, the market for these instruments is relatively inefficient, allowing an experienced investor an opportunity to produce high risk-adjusted returns. Second, downside risk can be managed through an extensive credit-oriented underwriting process, creative structuring techniques and intensive portfolio monitoring. We believe private debt investments generally require the highest level of credit and legal due diligence among debt or credit asset classes. Lastly, compared with equity investments, returns on debt investments tend to be less volatile given the substantial current return component and seniority in the capital structure relative to equity. Though it is not part of our investment strategy, we currently have, and may acquire in the future, control investments in portfolio companies. See “Risk Factors—Risks Related To Our Investments—Our equity ownership in a portfolio company may represent a control investment. Our ability to exit a control investment may be limited,” in Part I, Item 1A of our most recent Annual Report, which is incorporated by reference into this prospectus supplement.

We will consider opportunities within all industries and do not have fixed guidelines for industry concentration. As of September 30, 2021, our portfolio investments spanned several industries and the largest industries represented and the percentage of our investment portfolio at fair value were as follows: (i) Investment Funds and Vehicles at 19.00%; (ii) Healthcare & Pharmaceuticals at 15.89%; (iii) Consumer Goods: Non-Durable at 13.85%; (iv) High Tech Industries at 7.57%; and (v) Capital Equipment at 6.27%.

Competition

Our primary competitors to providing financing to middle market companies include other BDCs, public and private funds, commercial and investment banks, CLO funds, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Some of our competitors are substantially larger and have considerably greater financial and marketing resources than we do. For example, some competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions in 1940 Act imposes on us as a BDC.

Competitive advantages

We believe that we possess the following competitive advantages over many other capital providers to middle market companies:

Experienced management team. As stated above, the Investment Committee Members are experienced and many have worked together extensively and together with their past investment experiences have invested through multiple business and credit cycles in a variety of credit products with the objective of generating attractive, long-term, risk-adjusted returns. Each of the Investment Committee Members brings a unique investment perspective and skill-set by virtue of their complementary collective experiences as both debt and equity investors.

Proactive sourcing platform with a regional focus set up in industry verticals. We take a proactive, hands-on, and creative approach to investment sourcing. Our disciplined origination process includes proprietary tools and resources and employs a national platform with a regional focus. With offices in Boston, Chicago, Dallas, Los Angeles and New York, we have a deep and diverse relationship network in the debt capital and private equity markets. These activities and relationships provide an important channel through which the Company generates investment opportunities consistent with its investment strategy. We have activities and relationships with private equity sponsors, investment bankers, middle market senior lenders, commercial bankers (national, regional and local), lawyers, accountants and business brokers. We actively utilize these activities, relationships and networks to source and execute attractive investments, and maintain a database and set of reports where the details of all potential investment opportunities are tracked. Further, the Company believes the investment history and long-standing reputation of the Investment Committee Members provides the Company an early look at new investment opportunities.

Given our five-office footprint, we are closer to smaller, regional sponsors and have cultivated deep relationships with these private equity firms. In many cases, regional sponsors prefer to partner with local lenders. Once an investment opportunity is sourced by one of our fives offices, the opportunity is transitioned to a lead underwriter while the individual who originated the opportunity remains closely involved in a relationship management capacity. We cover four primary industry verticals: Business & Financial Services, Consumer, Healthcare and Information Services & Media. Given our emphasis on four primary industry verticals, we have a strong preference for industry or sector-focused funds and/or sponsors who specialize in only several sectors as opposed to generalist private equity firms. Many middle market sponsors do not staff an internal capital markets resource (i.e., one who maintains a database and network of debt financing partners/arrangers); as such, a sponsor’s deal team leader without this resource is directly responsible for arranging debt financing as part of his/her deal process on a case-by-case basis. Middle market sponsors with this profile appreciate the value proposition of partnering with a trusted, local relationship and respected lender with deep domain expertise.

Significant institutional expertise and brand recognition gained from investing approximately $4.5 billion in over 180 companies between June 2009 and December 31, 2020, across our direct lending credit strategy. We have developed the institutional knowledge and operational infrastructure required to successfully achieve our investment objectives. We benefit from proprietary deal flow from strong relationships with sponsors cultivated over ten years of doing business in the middle market. Our comprehensive underwriting methodology and monitoring processes have been implemented across all five regional offices. Additionally, the Investment Committee Members are supported by an experienced operational and administrative team.

Relationship with tradable credit strategy of FEAC. Our underwriting team is centrally located in Chicago alongside the investment professionals of our tradable credit strategy creating an open, collaborative and centralized credit culture. We regularly collaborate with the tradable credit industry experts which has created significant synergies and idea generation.

Selecting

Selecting investments to pursue requires us to have an employable investment philosophy, know our key metrics, have a process to consistently measure those metrics, and implement a repeatable underwriting process that enables our investment committee to make well-reasoned decisions.

Investment Philosophy

Our investment philosophy focuses on capital preservation, relative value, and establishing close relationships with portfolio companies. It is our expectation that this multifaceted focus should generate consistent, attractive, risk-adjusted returns coupled with low volatility.

Key Investment Metrics

Our value-oriented investment philosophy is primarily focused on maximizing yield relative to risk. Upon identifying a potential opportunity, we perform an initial screen to determine whether pursuing intensive due diligence is merited. As part of this process, we have identified several criteria we believe are important in evaluating and investing in prospective portfolio companies, which include (i) value orientation/positive cash flow; (ii) seasoned management with significant equity ownership; (iii) strong competitive position; and (iv) exit strategy.

Due Diligence and Investment Process

We employ a rigorous and disciplined underwriting and due diligence process. Our process includes a comprehensive understanding of a portfolio company’s industry, market, operational, financial, organizational and legal position and prospects.

Underwriting Process

We employ an extensive due diligence approach tailored to each particular investment opportunity. To begin, we review the information memorandum that the company presenting the investment opportunity or its intermediary has prepared, and discuss the opportunity at a high level with the company’s management team, the sponsor or the intermediary, as applicable.

Investment Committee

The purpose of the investment committee is to evaluate and approve, as deemed appropriate, all investments by us. The committee process is intended to bring the diverse experience and perspectives of the committee’s members to the analysis and consideration of every investment. The committee also serves to provide investment consistency and adherence to FEAC’s investment philosophies and policies. The investment committee also determines appropriate investment sizing and suggests ongoing monitoring requirements.

Structuring

Our approach to structuring involves us choosing the most appropriate variety of securities for each particular investment; and negotiating the best and most favorable terms.

Investment Structure

In order to achieve our investment objective, we invest primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, we also make second lien loans and subordinated, or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or similar securities, and direct equity investments. Typically, our investments will be approximately $5 million to $25 million of capital per transaction and have maturities of five to seven years. In determining whether a prospective investment satisfies our investment criteria, we generally seek a high total return potential on a risk-adjusted basis, although there can be no assurance we will find investments satisfying that criterion or that any such investments will perform in accordance with expectations.

Investment Terms

We tailor the terms of each investment to the facts and circumstances of the transaction and the prospective portfolio company, negotiating a structure that protects our rights and manages our risk while creating incentives for the company to achieve its business plan and improve its profitability.

Supervising

Supervision of our investments involves employing active monitoring methods and developing strong underlying management teams at each portfolio company.

Monitoring

We employ the use of board observation and/or information rights, regular dialogue with company management and sponsors, and detailed internally generated monitoring reports to actively monitor performance. Additionally, we have developed a monitoring template that promotes compliance with these standards and that is used as a tool to assess investment performance relative to plan.

Leverage

We borrow funds to make additional investments, and we have granted, and may in the future grant, a security interest in our assets to lenders in connection with any such borrowings, including any borrowings by any of our subsidiaries. We use this practice, which is known as “leverage,” to attempt to increase returns to our common stockholders. However, leverage involves significant risks. See “Risks” in the accompanying prospectus. With certain limited exceptions, we are currently only allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowing. As of September 30, 2021, we had $221.1 million of borrowings outstanding. The amount of leverage that we employ will depend on our assessment of market and other factors at the time of any proposed borrowing.

Risks

Investing in the Notes offered hereby involves certain risks. You should consider the information under “Supplementary Risks” beginning on page S-20 of this prospectus supplement and “Risks” beginning on page 10 of the accompanying prospectus and the information incorporated by reference therein, and the other information included in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes.

General Information

Our principal executive offices are located at 500 Boylston Street, Suite 1200, Boston, MA 02116, and we can be reached by telephone at (800) 450-4424. We maintain a website on the Internet at www.feacbdc.com. Information contained on or accessed through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus.

We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Exchange Act. This information is available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 202-551-8090. In addition, the SEC maintains an Internet website, at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, who file documents electronically with the SEC.

Supplementary Risks

Investing in the Notes involves a high degree of risk. Before deciding whether to invest in the Notes, you should carefully consider the following supplementary risk factors together with the risk factors set forth in the accompanying prospectus and as described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described below and in these documents are not the only risks we face. Additional risks and uncertainties not presently known to us might also impair our operations and performance. If any of the events described herein or in such documents occur, our business, financial condition and results of operations could be materially and adversely affected. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of September 30, 2021, we had $100.5 million outstanding under the Revolving Facility. The indebtedness under the Revolving Facility is effectively senior to the Notes to the extent of the value of the assets securing such indebtedness.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of First Eagle Alternative Capital BDC, Inc. and not of any of our subsidiaries. None of our subsidiaries will be a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued offers limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes do not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC (these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings);

•

pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, except that we have agreed that, for the period of time during which the Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution (except a distribution payable in our stock), upon any class of our capital stock, or purchase or redeem any of our capital stock, if our asset coverage, as defined in the 1940 Act and after giving effect to any exemptive relief granted to us by the SEC with respect to such asset coverage, is (i) below 150% at the time of the declaration of such dividend or distribution or purchase or redemption and after deducting the amount of such dividend, distribution, purchase or redemption and (ii) has been below 150% for the six consecutive months immediately preceding such declaration or purchase or redemption in each case, whether or not we continue to be subject to the 1940 Act asset coverage requirements. Notwithstanding the foregoing restriction, we will be permitted to declare a cash dividend or distribution on our capital stock only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture does not require us to offer to purchase the Notes in connection with a change of control or any other event.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition, Liquidity and Capital Resources—Credit Facility,” in our most recent Quarterly Report which is incorporated by reference herein. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

While a trading market developed for the Existing Notes, an active trading market may not be maintained, which could limit the market price of the Notes or your ability to sell them.

Although the Existing Notes are listed on the NYSE, we intend to list the Notes offered hereby and a trading market developed after issuance of the Existing Notes, we cannot provide any assurances that an active trading market will be maintained for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating. Below investment grade securities, which are often referred to as “junk” bonds, are viewed as speculative investments because of concerns with respect to the issuer’s capacity to pay interest and repay principal. The underwriters are not obligated to make a market in the Notes and may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will be maintained for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market is not maintained, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the Revolving Facility or other indebtedness to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Revolving Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the Revolving Facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under the Revolving Facility or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default under the Revolving Facility or other debt, the lenders or holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the Revolving Facility, could proceed against the collateral securing the debt. Because the Revolving Facility has, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the Notes or the Revolving Facility or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We do not undertake any obligation to maintain our rating, if any, or to advise holders of Notes of any changes in ratings.

The Notes are rated by Egan-Jones Ratings Company, or Egan Jones. There can be no assurance that its rating will remain for any given period of time or that such rating will not be lowered or withdrawn entirely by Egan Jones if in its judgment future circumstances relating to the basis of the rating, such as adverse changes in us, so warrant.

USE OF PROCEEDS

The net proceeds from the sale of $40,000,000 aggregate principal amount of the Notes in this offering are approximately $39,156,000 (or approximately $45,074,400 if the underwriters fully exercise their overallotment option) after deducting the underwriting discounts and commissions of $1,200,000 (or approximately $1,380,000 if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $300,000 payable by us.

We intend to use the net proceeds from this offering, together with other available funds, to repay certain of our indebtedness, including the redemption of $51.6 million of the 2023 Notes outstanding, in its entirety, which bear interest at 6.125% per annum and would otherwise mature on October 30, 2023, and, pending redemption of the 2023 Notes outstanding, the repayment of a portion of the $100.5 million of debt outstanding under our Revolving Facility, as of September 30, 2021, which debt currently bears interest at a rate of 3.50% and matures in December 2022. Through borrowings under our Revolving Facility, we intend to invest in debt and equity securities in accordance with our investment objective and strategies.

CAPITALIZATION

The following table sets forth our actual capitalization at September 30, 2021. You should read this table together with “Use of Proceeds” described in this prospectus supplement and our most recent balance sheet included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 4, 2021 and incorporated by reference herein.

As of September 30, 2021 Actual (unaudited)
(amounts in thousands)
Assets:
Cash	$9,612
Investments at fair value	$402,013
Other assets	$10,026

Total assets	$421,651
Liabilities:
Revolving facility	$100,500
Unsecured Notes(1)	$117,710
Other liabilities	$7,611

Total liabilities	$225,821
Net assets:
Common stock, par value $0.001 per share; 100,000 shares authorized, 30,109 shares issued and outstanding	$30
Capital in excess of par value	$418,379
Undistributed income and net losses	$(222,579)

Total net assets	$195,830

(1)

The above table reflects the carrying value of the indebtedness under the 2023 Notes and Existing Notes of $51.6 million and $69.0 million, respectively, less unamortized debt issuance costs of $0.9 million and $2.0 million, respectively. The net proceeds from the sale of the Notes in this offering, together with other available funds, are expected to be used to redeem the 2023 Notes. See “Use of Proceeds” in this prospectus supplement for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 4, 2021, and in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 5, 2021, is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information in “Quantitative and Qualitative Disclosures About Market Risk” in Part I, Item 3 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 4, 2021, is incorporated herein by reference.

SENIOR SECURITIES

The information in “Senior Securities” in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 5, 2021, is incorporated herein by reference.

PORTFOLIO COMPANIES

The following tables set forth certain information as of March 31, 2021 regarding each portfolio company in which we had a debt or equity investment. Refer to the schedule of investments in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 4, 2021 for information regarding our portfolio companies as of September 30, 2021. The general terms of our loans and other investments are described in “The Company.” We offer to make available significant managerial assistance to our portfolio companies. In addition, we may receive rights to participate in or observe the board of directors’ meetings of our portfolio companies. Amounts are presented in thousands.

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
Non-controlled/non-affiliated investments —138.03% of net asset value
1-800 Hansons, LLC
977 E 14 Mile Rd Troy, MI 48083	High Tech Industries	First lien senior secured debt	10.5% (LIBOR + 8.5%) (8.5% Cash + 1.0% PIK)	10/19/2017	10/19/2022		$3,315	$3,296	$3,083
		First lien senior secured debt(8)	9.5% (LIBOR + 8.5%)	10/19/2017	10/19/2022		210	208	195

								$3,504	$3,278
3SI Security Systems
101 Lindenwood Dr, Suite 200 Malvern, PA 19355	Services: Consumer	First lien senior secured debt	6.8% (LIBOR + 5.8%)	12/17/2019	6/16/2023		$4,065	$4,039	$4,004

								$4,039	$4,004
ABC Legal Services, LLC
633 Yesler Way Seattle, WA 98104	Finance	First lien senior secured debt	7.0% (LIBOR + 5.5%)	6/21/2019	6/21/2024		$6,861	$6,782	$6,689
		First lien senior secured debt(8)(9)	7.0% (LIBOR + 5.5%)	6/21/2019	6/21/2024		—	(8)	—

								$6,774	$6,689
Action Point, Inc (Pacific Group)
19310 San Jose Ave City of Industry, CA 91748	Chemicals, Plastics, & Rubber	First lien senior secured debt	7.5% (LIBOR + 6.5%)	12/17/2020	6/17/2026		$3,325	$3,261	$3,259
		First lien senior secured debt(9)(23)	7.5% (LIBOR + 6.5%)	12/17/2020	6/17/2026		—	(13)	—

								$3,248	$3,259
Advanced Web Technologies
600 Hoover St Northeast Suite 500 Minneapolis, MN 55413	Containers, Packaging, & Glass	First lien senior secured debt	7.0% (LIBOR + 6.0%)	12/17/2020	12/17/2026		$2,048	$2,009	$2,007
		First lien senior secured debt(8)	7.0% (LIBOR + 6.0%)	12/17/2020	12/17/2026		80	74	78
		First lien senior secured debt(9)(23)	7.0% (LIBOR + 6.0%)	12/17/2020	12/17/2026		—	(15)	—

								$2,068	$2,085
Allied Wireline Services, LLC
3200 Wilcrest Dr, Suite 170, Houston, TX 77042	Energy: Oil & Gas	First lien senior secured debt(11)(25)	10.0% PIK	6/15/2020	6/15/2025		$4,951	$4,971	$3,961
		Equity investments (10)(13)(18)		6/15/2020		4.54%	4,538	144	—
		Equity investments (10)(13)(18)		6/15/2020		2.06%	2,063	—	—

								$5,115	$3,961

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
Alpine SG, LLC
1333 N California Blvd, Suite 448, Walnut Creek, CA 94596	High Tech Industries	First lien senior secured debt	6.8% (LIBOR + 5.8%)	4/9/2019	11/16/2022		$1,316	$1,310	$1,316
		First lien senior secured debt	6.8% (LIBOR + 5.8%)	4/9/2019	11/16/2022		659	656	659
		First lien senior secured debt	7.5% (LIBOR + 6.5%)	11/2/2020	11/16/2022		1,500	1,464	1,500
		First lien senior secured debt	6.8% (LIBOR + 5.8%)	2/10/2021	11/16/2022		1,500	1,458	1,500

								$4,888	$4,975
Apex Services Partners, LLC
401 East Jackson St, Suite 3300 Tampa, FL 33602	Capital Equipment	First lien senior secured debt	6.3% (LIBOR + 5.3%)	2/11/2020	7/31/2025		$5,327	$5,285	$5,274
		First lien senior secured debt(23)	6.3% (LIBOR + 5.3%)	2/11/2020	7/31/2025		—	—	—

								$5,285	$5,274
Aurotech, LLC
8701 Georgia Ave., Suite 801 Silver Spring, MD 20910	High Tech Industries	First lien senior secured debt	8.0% (LIBOR + 7.0%)	10/30/2020	10/30/2025		$3,065	$3,008	$3,004
		First lien senior secured debt(8)(9)	8.0% (LIBOR + 7.0%)	10/30/2020	10/30/2025		—	(8)	—

								$3,000	$3,004
BCDI Rodeo Dental Buyer, LLC
1141 US-77 BUS #G San Benito, TX 78586	Healthcare & Pharmaceuticals	First lien senior secured debt	6.0% (LIBOR + 5.0%)	5/14/2019	5/14/2025		$5,715	$5,675	$5,686
		First lien senior secured debt(8)	6.0% (LIBOR + 5.0%)	5/14/2019	5/14/2025		1,615	1,604	1,607
		First lien senior secured debt(8)	6.0% (LIBOR + 5.0%)	5/14/2019	5/14/2025		1,304	1,293	1,297

								$8,572	$8,590
C&K Market, Inc.
615 5th St., Brookings, OR 97415	Retail	Subordinated debt	11.0% (8.0% Cash + 3.0% PIK)	12/29/2020	12/29/2025		$5,885	$5,885	$5,885
		Warrants		12/29/2020		11.75%	1,063,221	—	500

								$5,885	$6,385
Certify, Inc.
20 York St., Suite 201 Portland, ME 04101	Services: Business	First lien senior secured debt	6.8% (LIBOR + 5.8%)	2/28/2019	2/28/2024		$1,544	$1,531	$1,544
		First lien senior secured debt(24)	6.8% (LIBOR + 5.8%)	2/28/2019	2/28/2024		211	208	211
		First lien senior secured debt(8)	6.8% (LIBOR + 5.8%)	2/28/2019	2/28/2024		18	17	18
		Equity investments(18)		2/28/2019		0.02%	841	175	212

								$1,931	$1,985
Communication Technology Intermediate
211 Congress St. 6th Floor Boston, MA 02110	Telecommunications	First lien senior secured debt(7)	8.5% (LIBOR + 7.5%)	10/13/2020	10/13/2025		$8,452	$8,282	$8,451
		First lien senior secured debt(7)(8)(9)	8.5% (LIBOR + 7.5%)	10/13/2020	10/13/2025		—	(12)	—

								$8,270	$8,451

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
Doxa Insurance Holdings, LLC
1502 Magnavox Way, Suite 250 Fort Wayne, IN 46804	Insurance	First lien senior secured debt	7.3% (LIBOR + 6.3%)	12/4/2020	12/4/2026		$1,596	$1,558	$1,556
		First lien senior secured debt(8)(9)	7.3% (LIBOR + 6.3%)	12/4/2020	12/4/2026		—	(8)	—
		First lien senior secured debt	7.3% (LIBOR + 6.3%)	12/4/2020	12/4/2026		865	819	843
		Equity investments(18)		12/4/2020		0.19%	129,187	129	129

								$2,498	$2,528
DTI Holdco, Inc. (Epiq Systems, Inc)
213 Technology Dr Suite 100 Irvine, CA 92618	Services: Business	First lien senior secured debt	5.8% (LIBOR + 4.8%)	3/31/2021	9/29/2023		$3,949	$3,840	$3,821

								$3,840	$3,821
EBS Intermediate LLC
436 North Bedford Drive, Suite 304 Beverly Hills, CA 90210	Services: Consumer	First lien senior secured debt	6.0% (LIBOR + 5.0%)	10/2/2018	10/2/2023		$7,765	$7,696	$7,765
		First lien senior secured debt(8)(9)	6.0% (LIBOR + 5.0%)	10/2/2018	10/2/2023		—	(15)	—

								$7,681	$7,765
ECL Entertainment
5629 Nashville Road Franklin, KY 42134	Hotel, Gaming, & Leisure	First lien senior secured debt	8.3% (LIBOR + 7.5%)	3/31/2021	3/31/2028		$3,000	$2,971	$2,998

								$2,971	$2,998
Evergreen Services Group, LLC
1 California St., Suite 2900 San Francisco, CA 94111	High Tech Industries	First lien senior secured debt	7.0% (LIBOR + 6.0%)	11/13/2018	6/6/2023		$9,315	$9,270	$9,315

								$9,270	$9,315
Finxera Intermediate, LLC
55 S Market St #1220, San Jose, CA 95113	Finance	First lien senior secured debt	6.8% (LIBOR + 5.8%)	3/3/2020	8/27/2024		$6,852	$6,800	$6,852

								$6,800	$6,852
Freeport Financial SBIC Fund LP
300 North LaSalle, Suite 5300 Chicago, IL 60654	Investment Funds And Vehicles	Investments in funds(14)(21)		6/14/2013				$2,957	$2,634

								$2,957	$2,634
GC EOS Buyer, Inc.
29627 Renaissance Blvd. Daphne, AL 36526	Automotive	First lien senior secured debt	6.8% (LIBOR + 5.8%)	3/31/2021	8/1/2025		$4,000	$3,971	$3,978

								$3,971	$3,978

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
Gener8, LLC
500 Mercury Drive Sunnyvale, CA 94085	Services: Business	First lien senior secured debt	6.5% (LIBOR + 5.5%)	8/14/2018	8/14/2023		$5,842	$5,799	$5,842
		First lien senior secured debt(8)(9)	6.5% (LIBOR + 5.5%)	8/14/2018	8/14/2023		—	(11)	—

								$5,788	$5,842
Groundworks Operations, LLC
1741 Corporate Landing Pkwy Virginia Beach, VA 23454	Construction & Building	First lien senior secured debt	6.0% (LIBOR + 5.0%)	7/9/2020	1/17/2026		$1,942	$1,908	$1,943
		First lien senior secured debt(8)(9)	6.0% (LIBOR + 5.0%)	7/9/2020	1/17/2026		—	(2)	—
		First lien senior secured debt(23)	6.0% (LIBOR + 5.0%)	7/9/2020	1/17/2026		855	842	855
		First lien senior secured debt(23)	6.0% (LIBOR + 5.0%)	7/9/2020	1/17/2026		397	378	397
		First lien senior secured debt(9)	6.0% (LIBOR + 5.0%)	3/18/2021	1/17/2026		—	(37)	—

								$3,089	$3,195
Gryphon Partners 3.5, L.P.
One Market Plaza, Steuart Tower, 24th Fl, San Francisco, CA, 94105	Investment Funds And Vehicles	Investments in funds(14)(21)		11/20/2012				$399	$238

								$399	$238
HealthDrive Corporation
888 Worcester Street Wellesley, MA 02482	Healthcare & Pharmaceuticals	First lien senior secured debt	6.8% (LIBOR + 5.8%)	12/21/2018	12/21/2023		$9,775	$9,721	$9,433
		First lien senior secured debt(8)	6.8% (LIBOR + 5.8%)	12/21/2018	12/21/2023		1,761	1,751	1,699

								$11,472	$11,132
Igloo Products Corp.
777 Igloo Road Katy, TX 77494	Consumer Goods: Non- Durable	First lien senior secured debt	11.5% (LIBOR + 10.0%)	3/28/2014	3/28/2023		$21,567	$21,554	$21,567
		Equity investments(18)		4/30/2014		0.66%	1,902	1,716	171

								$23,270	$21,738
IRC Opco LLC
401 N. Michigan Avenue, Suite 1200, Chicago, IL 60611	Healthcare & Pharmaceuticals	First lien senior secured debt	6.5% (LIBOR + 5.5%)	1/4/2019	1/4/2024		$5,332	$5,308	$5,065
		First lien senior secured debt(8)	6.5% (LIBOR + 5.5%)	1/4/2019	1/4/2024		818	815	777

								$6,123	$5,842

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
Lash Opco LLC
1256 Main Street Suite 256 Southlake, TX 76092	Consumer Goods: Non-Durable	First lien senior secured debt	9.3% (LIBOR + 6.0%)	9/18/2020	3/18/2026		$3,015	$2,946	$2,985
		First lien senior secured debt(8)(9)	9.3% (LIBOR + 6.0%)	9/18/2020	9/18/2025		—	(8)	—
		First lien senior secured debt	9.3% (LIBOR + 6.0%)	12/31/2020	3/18/2026		998	973	988

								$3,911	$3,973
Marlin DTC-LS Midco 2, LLC
500 Enterprise Drive 2nd Floor Rocky Hill, CT 06067	Services: Consumer	First lien senior secured debt(8)(9)	7.5% (LIBOR + 6.5%)	3/5/2021	7/1/2025		$—	$(3)	$—
		First lien senior secured debt	7.5% (LIBOR + 6.5%)	3/5/2021	7/1/2025		3,154	3,092	3,154

								$3,089	$3,154
MarkLogic Corporation
999 Skyway Road, Suite 200 San Carlos, CA 94070	High Tech Industries	First lien senior secured debt	9.0% (LIBOR + 8.0%)	10/20/2020	10/20/2025		$3,142	$3,083	$3,087
		First lien senior secured debt(9)(23)	9.0% (LIBOR + 8.0%)	10/20/2020	10/20/2025		—	(5)	—

								$3,078	$3,087
Matilda Jane Holdings, Inc.
4031 Merchant Road Fort Wayne, IN 46818	Consumer Goods: Non-Durable	First lien senior secured debt	9.5% (LIBOR + 8.5%)	4/28/2017	5/1/2022		$12,103	$12,033	$10,409
		Equity investments (12)(17)		4/28/2017		4.02%	2,587,855	489	—
		First lien senior secured debt(8)	9.5% (LIBOR + 8.5%)	10/30/2020	5/1/2022		—	—	—

								$12,522	$10,409
Merchants Capital Access, LLC
525 Broadhollow Rd #200, Melville, NY 11747	Banking	Second lien debt(14)	11.5% (LIBOR + 10.5%)	4/20/2015	6/4/2021		$12,000	$11,998	$11,880

								$11,998	$11,880
MeriCal, LLC
2995 East Miraloma Avenue, Anaheim, CA 92806	Consumer Goods: Non-Durable	First lien senior secured debt	6.5% (LIBOR + 5.5%)	11/16/2018	11/16/2021		$7,396	$7,396	$7,396
		Equity investments (10)(12)(17)		9/30/2016		0.75%	521	505	718
		Equity investments (10)(12)(18)		9/30/2016		0.66%	5,334	10	394

								$7,911	$8,508
Multi Specialty Healthcare (AMM LLC)
9601 Pulaski Park Dr, Suite 416 Baltimore, MD 21220	Healthcare & Pharmaceuticals	First lien senior secured debt	7.5% (LIBOR + 6.5%)	12/18/2020	12/18/2026		$3,780	$3,707	$3,704
		First lien senior secured debt(8)(9)	7.5% (LIBOR + 6.5%)	12/18/2020	12/18/2026		—	(14)	—

								$3,693	$3,704

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
PDFTron Systems Inc.
500-838 West Hastings Street, Vancouver, BC, V6C 0A6 Canada	Services: Business	First lien senior secured debt(7)	7.3% (LIBOR + 6.0%)	5/15/2019	5/15/2024		$4,925	$4,895	$4,925
		First lien senior secured debt(7)(23)	7.3% (LIBOR + 6.0%)	5/15/2019	5/15/2024		1,083	1,077	1,083
		First lien senior secured debt(7)(23)	7.3% (LIBOR + 6.0%)	5/15/2019	5/15/2024		320	317	320
		First lien senior secured debt(7)	8.8% (LIBOR + 7.5%)	6/19/2020	5/15/2024		397	388	397
		First lien senior secured debt(7)(9)(22)	8.8% (LIBOR + 7.5%)	6/19/2020	5/15/2024		—	(10)	—
		First lien senior secured debt(7)	8.8% (LIBOR + 7.5%)	3/31/2021	5/15/2024		136	134	134
		First lien senior secured debt(7)(9)(23)	8.8% (LIBOR + 7.5%)	3/31/2021	5/15/2024		—	(1)	—

								$6,800	$6,859
Quartermaster Newco, LLC
428 Greenwich Street New York, NY 10013	Healthcare & Pharmaceuticals	First lien senior secured debt	7.8% (LIBOR + 6.5%)	7/31/2020	7/31/2025		$3,120	$3,093	$3,120
		First lien senior secured debt(8)(9)	7.8% (LIBOR + 6.5%)	7/31/2020	7/31/2025		—	(3)	—

								$3,090	$3,120
Revlon Consumer Products Corporation
1 New York Plaza New York, NY 10004	Consumer Goods: Non-Durable	First lien senior secured debt	7.5% (LIBOR + 5.8%)	3/8/2021	6/8/2023		$2,500	$2,476	$2,475

								$2,476	$2,475
Riveron Acquisition Holdings, Inc.
2515 MicKinney Avenue, Suite 1200, Dallas, TX 75201	Finance	First lien senior secured debt	6.8% (LIBOR + 5.8%)	5/22/2019	5/22/2025		$8,159	$8,047	$8,160

								$8,047	$8,160
Sciens Building Solutions, LLC
5925 Stoneridge Dr Pleasanton, CA 94588	Services: Business	Equity investments (10)(17)		7/12/2017		0.50%	194	$213	$395

								$213	$395
smarTours, LLC
545 8th Ave Suite 2250 New York, NY 10018	Services: Consumer	First lien senior secured debt	7.8% (LIBOR + 6.8%)	12/21/2020	12/31/2024		$475	$475	$475
		First lien senior secured debt(8)	8.8% (LIBOR+ 7.8%) (1.0% Cash + 7.8% PIK)	12/21/2020	12/31/2024		2,205	2,205	2,205
		Second lien debt	8.8% PIK (LIBOR + 7.8%)	12/21/2020	12/31/2024		1,327	575	418

								$3,255	$3,098

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
SolutionReach, Inc.
2600 N. Ashton Blvd. Lehi, UT 84043	Services: Consumer	First lien senior secured debt	6.8% (LIBOR + 5.8%)	1/17/2019	1/17/2024		$6,238	$6,168	$6,239
		First lien senior secured debt(8)(9)	6.8% (LIBOR + 5.8%)	1/17/2019	1/17/2024		—	(11)	—

								$6,157	$6,239
Specialty Brands Holdings, LLC
1400 Old Country Rd, Westbury, NY 11590	Services: Business	Equity investments(17)		6/29/2018		0.50%	58	$—	$—
		Equity investments(18)		6/29/2018		1.00%	1,232	—	—

								$—	$—
SPST Holdings
545 8th Ave Suite 2250 New York, NY 10018	Services: Consumer	Equity investments (10)(13)(17)		12/21/2020		2.47%	3,237	$—	$—
		Equity investments (10)(13)(18)		12/21/2020		0.66%	820,040	216	—

								$216	$0
SPST Investors II, LLC
		Equity investments (10)(13)(18)(26)		12/21/2020		9.51%	51,095	$51	$—

								$51	$—
SRS Acquiom Holdings LLC
950 17th Street Suite 1400 Denver, CO 80202	Finance	First lien senior secured debt	7.0% (LIBOR + 6.0%)	11/8/2018	11/8/2024		$4,200	$4,174	$3,822

								$4,174	$3,822
Trace3, LLC
7565 Irvine Center Drive, Suite 200 Irvine, CA 92618	High Tech Industries	First lien senior secured debt	7.8% (LIBOR + 6.8%)	11/4/2020	8/3/2024		$3,007	$2,922	$2,917

								$2,922	$2,917
TTF Holdings, LLC (Soliant)
7 Jon Court Chatsworth, GA 30705	Healthcare & Pharmaceuticals	First lien senior secured debt	5.0% (LIBOR + 4.3%)	3/31/2021	3/25/2028		$4,000	$3,970	$3,979

								$3,970	$3,979
Urology Management Associates, LLC
1000 Corporate Blvd. Linthicum, MD 21090	Healthcare & Pharmaceuticals	First lien senior secured debt	6.0% (LIBOR + 5.0%)	8/31/2018	8/31/2024		$8,328	$8,235	$8,287
		Equity investments(18)		8/31/2018		0.48%	769	769	1,059

								$9,004	$9,346

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
Virtus Aggregator, LLC
2649 Causeway Center Drive Tampa, FL 33619	Healthcare & Pharmaceuticals	Equity investments (10)(13)(18)		5/7/2020		0.51%	10	$32	$32

								$32	$32
Wheels Up Partners, LLC
220 West 42nd St., 16th Floor New York, NY 10036	Transportation: Consumer	Equity investments (10)(13)(18)		1/31/2014		0.35%	1,000,000	$1,000	$3,780

								$1,000	$3,780
Whitney, Bradley & Brown, Inc.
11790 Sunrise Valley Dr #5 Reston, VA 20191	Services: Business	First lien senior secured debt	8.5% (LIBOR + 7.5%)	10/18/2017	10/18/2022		$7,461	$7,434	$7,535

								$7,434	$7,535
Women’s Health USA
22 Waterville Road Avon, CT 06001	Healthcare & Pharmaceuticals	First lien senior secured debt	8.8% (LIBOR + 7.8%)	10/9/2018	10/9/2023		$7,271	$7,256	$7,235
		First lien senior secured debt(8)	8.8% (LIBOR + 7.8%)	10/9/2018	10/9/2023		1,050	1,040	1,045

								$8,296	$8,280

Total non-controlled/non-affiliated investments —138.03% of net asset value								$266,047	$264,570

Controlled investments —51.33% of net asset value
Loadmaster Derrick & Equipment, Inc.
1084 S Cruse Ave, Broussard, LA 70518	Energy: Oil & Gas	First lien senior secured debt(15)(19)(27)	11.3% (LIBOR + 10.3% PIK)	7/1/2016	12/31/2020		$11,897	$7,307	$—
		First lien senior secured debt(15)(19)(27)	13.0% (LIBOR + 12.0% PIK)	7/1/2016	12/31/2020		2,838	1,053	—
		First lien senior secured debt(15)(19)(27)	11.3% (LIBOR+ 10.3% PIK)	1/17/2017	12/31/2020		9,758	7,200	7,807
		Equity investments (15)(17)		7/1/2016		81.93%	2,956	1,114	—
		Equity investments (15)(18)		12/21/2016		73.83%	12,131	—	—

								$16,674	$7,807

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value(6)
OEM Group, LLC
2120 W Guadalupe Road, Gilbert, AZ 85233	Capital Equipment	First lien senior secured debt(15)	8.5% (LIBOR + 7.5%)	9/30/2020	9/30/2025		$9,076	$9,076	$9,076
		Second lien debt(15)(25)	10.0% PIK	9/30/2020	9/30/2025		46,323	22,203	10,068
		Equity investments (10)(12)(15)(20)		3/16/2016		93.51%	20,000	8,890	—

								$40,169	$19,144
First Eagle Logan JV LLC
500 Boylston Street, Suite 1200 Boston, MA 02116	Investment Funds And Vehicles	Investments in funds (10)(14)(15)(16)(18)(21)		12/3/2014				$92,013	$71,443

								$92,013	$71,443

Total controlled investments —51.33% of net asset value								$148,856	$98,394

Non-controlled/affiliated investments —0.00% of net asset value
First Eagle Greenway Fund II LLC
500 Boylston Street, Suite 1200 Boston, MA 02116	Investment Funds And Vehicles	Investments in funds (10)(14)(18)(21)		3/1/2013				$1	$1

								$1	$1

Total non-controlled/affiliated investments —0.00% of net asset value								$1	$1

Total investments —189.37% of net asset value								$414,904	$362,965

(1)

All debt investments are income-producing, unless otherwise noted. Equity and member interests are non-income producing unless otherwise noted. The Company generally acquires its investments in private transactions exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. Its investments are therefore generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.

(2)	All investments are pledged as collateral under the Revolving Facility.
(3)

As of March 31, 2021, 30.1% and 28.7% of the Company’s total investments on a cost and fair value basis, respectively, are in non-qualifying assets. The Company may not acquire any non-qualifying assets unless, at the time of the acquisition, qualifying assets represent at least 70% of the Company’s total assets.

(4)

Variable interest rate investments bear interest in reference to London Interbank Offer Rate, or LIBOR, or Alternate Base Rate, or ABR, which are effective as of March 31, 2021. LIBOR loans are typically indexed to 30-day, 60-day, 90-day or 180-day LIBOR rates, at the borrower’s option, and ABR rates are typically indexed to the current prime rate or federal funds rate. Each of the LIBOR and ABR rates may be subject to interest floors. As of March 31, 2021, the 30-day, 60-day, 90-day and 180-day LIBOR rates were 0.11%, 0.13%, 0.19% and 0.21%, respectively. There were no ABR loans outstanding at March 31, 2021.

(5)	Principal includes accumulated PIK interest and is net of repayments.
(6)	Unless otherwise indicated, all investments are valued using significant ubobservable inputs.
(7)	Foreign company or foreign co-borrower at the time of investment and, as a result, is not a qualifying asset under Section 55(a) of the 1940 Act.
(8)	Company pays 0.50% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.
(9)	The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan.
(10)	Member interests of limited liability companies are the equity equivalents of the stock of corporations.
(11)

In certain instances, at the option of the issuer, interest can be paid in cash or cash and PIK. The percentage of PIK shown is the maximum PIK that can be elected by the company. As of March 31, 2021, there were no issuers with this option.

(12)	Equity ownership may be held in shares or units of companies related to the portfolio company.
(13)	Interest held by a wholly owned subsidiary of First Eagle Alternative Capital BDC, Inc.
(14)

Investments that the Company has determined are not “qualifying assets” under Section 55(a) of the 1940 Act. The status of these assets under the 1940 Act is subject to change. The Company monitors the status of these assets on an ongoing basis.

(15)	As defined in Section 2(a)(9) of the 1940 Act, the Company is deemed to control this portfolio company because it owns more than 25% of the portfolio company’s outstanding voting securities.
(16)

On December 3, 2014, the Company entered into an agreement with Perspecta (as described in Note 3 hereto) to create First Eagle Logan JV, LLC (formerly known as THL Credit Logan JV LLC), or Logan JV, a joint venture, which invests primarily in senior secured first lien term loans. All Logan JV investment decisions must be unanimously approved by the Logan JV investment committee consisting of one representative from each of the Company and Perspecta. Although the Company owns more than 25% of the voting securities of Logan JV, the Company does not believe that it has control over Logan JV (other than for purposes of the 1940 Act or otherwise).

(17)	Preferred stock.
(18)	Common stock and member interest.
(19)	Loan was on non-accrual as of March 31, 2021.
(20)	Includes $577 of cost and $0 of fair value related to a non-controlling interest as a result of consolidating a blocker corporation that holds equity in OEM Group, LLC as of March 31, 2021.
(21)	Investment is measured at fair value using net asset value.
(22)	Company pays 0.38% unfunded commitment fee on revolving loan facility.
(23)	Company pays 1.00% unfunded commitment fee on delayed draw term loan facility.
(24)	Company pays 0.25% unfunded commitment fee on revolving loan facility.
(25)	Restructured loan for which income is not being recognized as of March 31, 2021.

(26)

The underlying investment of SPST Investors II, LLC is SPST Holdings, LLC which the Company holds 0.40% ownership interest in SPST Holdings, LLC’s common shares, and 0.44% ownership interest in SPST Holdings, LLC’s preferred shares.

(27)	On January 1, 2021, the loan was placed in forbearance, with a forbearance termination date of December 31, 2021.

THE ADVISOR

First Eagle Alternative Credit (formerly, THL Credit Advisors LLC) serves as our investment adviser. FEAC is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our board of directors, FEAC manages the day-to-day operations of, and provides investment advisory and management services to the Company. The address of FEAC is 500 Boylston Street, Suite 1200, Boston, Massachusetts 02116.

Effective January 31, 2020, FEAC is a subsidiary of First Eagle. Prior to August 3, 2020, we were named “THL Credit, Inc.”

Portfolio managers

The Primary Investment Committee Members of FEAC’s investment committee are our portfolio managers. The Primary Investment Committee Members are: Christopher J. Flynn, James R. Fellows and Michelle Handy.

None of the members of the investment committee are employed by us or receive any direct compensation from us. These individuals receive compensation from FEAC that includes an annual base salary and an annual discretionary bonus.

Christopher J. Flynn. Please refer to Mr. Flynn’s biography under “Director and Executive Officer Information—Biographical Information” in our most recent definitive proxy statement, which is incorporated by reference herein.

James R. Fellows. Mr. Fellows is the Chief Investment Officer of FEAC and First Eagle Alternative Credit SLS, LLC, Head of the Tradable Credit Platform and is on our investment committee. He has more than twenty-nine years of investment industry experience, principally in the area of leveraged finance. From April 2004 through June 2012, Mr. Fellows was Co-Head, Alternative Credit Strategies Group of McDonnell Investment Management, LLC, where he helped establish and manage three cash flow CLOs, a leveraged loan opportunity fund and unleveraged fund and a separate account. From 1998 to April 2004, Mr. Fellows was a Senior Vice President at Columbia Advisors, where he served as Co-Portfolio Manager for two continuously offered closed-end funds and four structured product vehicles from their inception, including two CLOs. Prior to joining Columbia Advisors in 1998, Mr. Fellows was a Senior Credit Analyst for Van Kampen Investments in its Bank Loan Investment Group. While at Van Kampen, Mr. Fellows also served as a Credit Analyst for high-yield bonds and privately placed mezzanine bonds. Other responsibilities with Van Kampen included training junior credit analysts for its bank loans and high yield groups. Mr. Fellows brings extensive knowledge of high-yield bank loans and high-yield bonds, as well as in-depth workout, restructuring and distressed investment experience. Mr. Fellows earned his B.S. degree in Economics and Finance from the University of Nebraska and is a CFA charterholder and a member of The CFA Institute.

Michelle Handy. Ms. Handy is a Managing Director and Head of Portfolio & Underwriting for FEAC’s Direct Lending platform and is on our investment committee. As a member of the Boston investment team, her role includes overseeing the underwriting and management of portfolio investments. Prior to joining THL Credit in 2016, Ms. Handy worked at GE Capital where she held several roles in underwriting, portfolio management and workouts. Most recently, she was the COO of GE Capital America’s workout function. Ms. Handy earned her M.S. in Finance from the University of Wisconsin-Madison and her B.S. in Finance and Spanish from Boston College.

The table below shows the dollar range of shares of our common stock to be beneficially owned by the members of the Investment Committee as of December 31, 2020.

Name of Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Christopher J. Flynn	$500,001—$1,000,000
James R. Fellows	$500,001—$1,000,000
Michelle Handy	None

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $3.65 on December 31, 2020 on The Nasdaq Global Select Market.
(3)	The dollar range of equity securities beneficially owned are: none, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000, or over $1,000,000.

Other Accounts Managed

The information below lists the number of other accounts for which each Primary Investment Committee Member was primarily responsible for the day-to-day management as of the fiscal year ended December 31, 2020.

Name of Primary Investment Committee Member	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance
Christopher J. Flynn	Other Registered Investment Companies	1	$42.6 million	—	$—
	Other Pooled Investment Vehicles:	19	$4.3 billion	19	$3.2 billion
	Other Accounts:	4	$88.7 million	4	$88.7 million
James R. Fellows	Other Registered Investment Companies	3	$344.4 million	—	$—
	Other Pooled Investment Vehicles:	58	$18.9 billion	55	$14.0 billion
	Other Accounts:	7	$4.3 billion	4	$88.7 million
Michelle Handy	Other Registered Investment Companies	1	$42.6 million	—	$—
	Other Pooled Investment Vehicles:	19	$4.3 billion	19	$3.2 billion
	Other Accounts:	4	$88.7 million	4	$88.7 million

Investment management agreement

For information about the Investment Management Agreement and the fees to be paid to the Advisor under the terms of the Investment Management Agreement, please see “Business—Investment Management Agreement” in Part I, Item 1 of our most recent Annual Report on Form 10-K, which is incorporated by reference herein. Note additionally that our Advisor has agreed to waive management and incentive fees for the Company for the period from July 1, 2020 through March 31, 2021, as described in Note 4 “Related Party Transactions” to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 and Part I, Item 1 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2021.

UNDERWRITING

Keefe, Bruyette & Woods, Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Advisor and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Keefe, Bruyette & Woods, Inc.	$28,000,000
Goldman Sachs & Co. LLC	6,000,000
Oppenheimer & Co. Inc.	6,000,000

Total	$40,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the Advisor have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Investors must pay for the Notes purchased in this offering on or about November 22, 2021.

Commissions and Discounts

An underwriting discount of 3.0% per Note will be paid by us. This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option.

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price(1)	$25.41	$40,656,000	$46,754,400
Underwriting discounts and commissions	$0.75	$1,200,000	$1,380,000
Proceeds, before expenses,(2) to First Eagle Alternative Credit BDC, Inc.	$24.66	$39,456,000	$45,374,400

(1)	Includes accrued interest from, and including, September 30, 2021 of $0.1806 per Note.
(2)	The expenses of the offering, not including the underwriting discount, are estimated at $0.3 million and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $6,000,000 aggregate principal amount of the Notes offered hereby at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the table above.

No Sales of Similar Securities

We have agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any debt securities issued by the Company which are substantially similar to the Notes or securities convertible into such debt securities which are substantially similar to the Notes for a period of 30 days after the date of this prospectus supplement without first obtaining the written consent of Keefe, Bruyette & Woods, Inc. This consent may be given at any time without public notice.

Listing

The Existing Notes are listed on the NYSE under the trading symbol “FCRX” and we intend to list the Notes offered hereby under the same trading symbol.

While a trading market developed after issuing the Existing Notes, we cannot assure you that an active and liquid market for the Notes will be maintained. The underwriters are not obligated to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity or maintenance of a public trading market for, the Notes. If an active public trading market for the Notes is not maintained, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us, any of our portfolio companies or our affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us, our portfolio companies or our affiliates.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us, any of our portfolio companies or our affiliates.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our noteholders or any other persons.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business addresses of the underwriters are: Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019; Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282; and Oppenheimer & Co. Inc., 85 Broad Street, 23rd Floor, New York, NY 10004.

It is expected that delivery of the Notes offered hereby will be made against payment therefor on or about November 22, 2021, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the Notes offered hereby initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes offered hereby who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

Other Jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the ownership and disposition of the Notes offered hereby. This summary deals only with Notes that are held as capital assets by a holder who acquires the Notes pursuant to this offering at their initial offering price.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in the Notes, you should consult your tax advisors.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of the Notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Qualified Reopening of the Existing Notes

It is anticipated, and the following discussion assumes, that the Notes offered hereby will be issued pursuant to a “qualified reopening” of the Existing Notes. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, all of the Notes offered hereby will be deemed to have the same issue date and the same issue price as the Existing Notes for United States federal income tax purposes. The remainder of this discussion assumes that the issuance of the Notes offered hereby will be treated as a qualified reopening of the Existing Notes.

Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. Holder.

A “U.S. holder” means a beneficial owner of the Notes (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Pre-Issuance Accrued Interest

The initial offering price for the Notes offered hereby will include amounts attributable to interest accrued from September 30, 2021 which we call “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on the Notes on the first interest payment date for the Notes. For United States federal income tax purposes, we intend to take the position (to the extent we are required to do so) that the Notes offered hereby are purchased for a price that does not include any pre-issuance accrued interest. If the Notes are so treated, the portion of the first stated interest payment equal to the pre-issuance accrued interest will be treated as a nontaxable return of such pre-issuance accrued interest and, accordingly, will not be taxable as interest on the Notes. You should consult your own tax advisor concerning the United States federal income tax treatment of pre-issuance accrued interest.

Payments of Stated Interest

Subject to the discussion below under “—Amortizable Bond Premium,” stated interest on a Note offered hereby (other than any pre-issuance accrued interest excluded from the purchase price of the Notes, as discussed above under “—Pre-Issuance Accrued Interest”) will generally be taxable to you as ordinary income at the time it is paid or accrued, in accordance with your method of accounting for United States federal income tax purposes.

Amortizable Bond Premium

If your initial purchase price for a Note (excluding any pre-issuance accrued interest to which a portion of your purchase price is allocated as described above under “—Pre-Issuance Accrued Interest”) exceeds the stated principal amount of the Note, the Note will be treated as having been acquired with “bond premium” equal to such excess. Subject to the limitation described below, you may elect to amortize such bond premium on a constant yield method over the remaining term of the Note. If you make this election, the amount required to be included in your income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the Notes) to that year. However, because the Notes offered hereby may be redeemed by us prior to maturity at a premium, special rules apply that may reduce the amount of bond premium that you may amortize with respect to the Notes or affect the timing of such amortization. If you make the election to amortize bond premium with respect to a Note, you will be required to reduce your adjusted tax basis in such Note by the amount of the premium amortized in any taxable year. If you do not make this election, the bond premium will be included in your basis and will decrease the gain or increase the loss that you would otherwise recognize on a sale, exchange, retirement, redemption or other taxable disposition of a Note. Any election to amortize bond premium shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income for United States federal income tax purposes) held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you, and is irrevocable without the consent of the IRS. You are urged to consult your tax advisors regarding this election.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, you will generally recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition (less any amount attributable to any accrued but unpaid stated interest, which will be taxable as ordinary income for United States federal income tax purposes to the extent not previously included in income) and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will, in general, be your cost for that Note (excluding any pre-issuance accrued interest to which a portion of your purchase price is allocated as described above under “—Pre-Issuance Accrued Interest”), reduced by any amortized bond premium. Any gain or loss you recognize will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Note for more than one year at the time of sale, exchange, retirement, redemption or other taxable disposition. Long-term capital gains of certain non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder. “Non-U.S. Holder” means a beneficial owner of the Notes offered hereby (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder (as defined under “—Consequences to U.S. Holders” above). In addition, for purposes of this discussion, interest does not include any pre-issuance accrued interest excluded from the purchase price of the Notes, as discussed above under “—Consequences to U.S. Holders—Pre-Issuance Accrued Interest.”

United States Federal Withholding Tax

Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the Notes under the “portfolio interest rule,” provided that:

•	interest paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of a Note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you generally will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code (although you will be exempt from the 30% United States federal withholding tax described above, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement or other taxable disposition of a Note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain generally will be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you generally will be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments of interest and principal on the Notes and to the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of the Notes paid to you, unless you are an exempt recipient. Backup withholding may apply to such payments and proceeds if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding, or if you previously failed to properly report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the Notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the Notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Consequences to Non-U.S. Holders— United States Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the Notes, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Notes.

CERTAIN CONSIDERATIONS APPLICABLE TO ERISA, GOVERNMENTAL AND OTHER PLAN INVESTORS

The following is a summary of certain considerations associated with the purchase and holding of the Notes by (i) “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA, (ii) plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) and (ii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions (referred to as “prohibited transactions”) involving the assets of a Plan subject to ERISA or the assets of Plan, including an individual retirement account, subject to Section 4975 of the Code (each referred to as a “Covered Plan”), on the one hand, and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other. If we, and underwriter (or any of our respective affiliates) are considered a party in interest or disqualified person with respect to a Covered Plan, then the investment in Notes by the Covered Plan may give rise to a prohibited transaction, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Notes by a Covered Plan. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting transactions involving insurance company pooled separate accounts, PTCE 91-38 respecting transactions involving bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person who is a party in interest or disqualified person solely as a result of providing services to such Covered Plan (or as a result of being related to person who provides services to such Covered Plan). This relief applies only if neither the party in interest or disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Covered Plan involved in the transaction and the Covered Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied, or that any exemption will cover all possible transactions involving Notes.

By purchasing and holding the Notes (including any interest in a Note), the fiduciary making the decision to invest on behalf of a Covered Plan is representing that the purchase and holding of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Code. Therefore, a Covered Plan should not invest in the Notes unless the plan fiduciary acquiring Notes on behalf of the Covered Plan determines that neither we nor an affiliate is or (at any time during the term of the investment) will become a party in interest or a disqualified person and that no other prohibited transaction under ERISA or Section 4975 of the Code would occur in connection with the Covered Plan’s investment in Notes or, alternatively, that an exemption from the prohibited transaction rules is available. If a Covered Plan engaged in a prohibited transaction, the transaction may require “correction” and may cause the Covered Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes. There can be no assurance that any exemption would be available with respect to any particular Covered Plan’s investment in the Notes.

Plans that are governmental plans and non-U.S. plans, and certain church plans, may not be subject to the fiduciary responsibility or prohibited transaction rules of ERISA or the prohibited transaction rules of the Code. However, Similar Laws governing the investment and management of the assets of such Plans may contain fiduciary responsibility and prohibited transaction requirements similar to those under ERISA and Section 4975 of the Code discussed above. By purchasing and holding the Notes (including any interest in a Note), the person making the decision to invest on behalf of any such a Plan shall be deemed to represent that the purchase and holding of the Notes will not violate any Similar Law applicable to such Plan.

A fiduciary of a Plan, whether or not subject to ERISA, that proposes to invest in the Notes with the assets of a Plan, should consult its own legal counsel for further guidance. The sale of Notes (or any interest in a Note) to a Plan is in no respect a representation by us, the underwriters or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or recommended for Plans generally or any particular Plan.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Proskauer Rose LLP, Washington, D.C.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus supplement. Any reports filed by us with the SEC subsequent to the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference herein.

We incorporate by reference into this prospectus supplement our filings listed below and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC that is not deemed filed is not incorporated by reference in this prospectus supplement.

This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March  5, 2021 and amended on May 18, 2021, including the information specifically incorporated by reference into Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 6, 2021, August 5, 2021, and November 4, 2021; and

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 20, 2021, May 19, 2021, May 21, 2021, May 25, 2021, June 22, 2021, and June 25, 2021.

See “Available Information” in the accompanying prospectus for information on how to obtain a copy of these filings.

EXPERTS

The financial statements and the senior securities table of the Company incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of First Eagle Logan JV LLC (formerly, THL Credit Logan JV LLC) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus supplement and accompanying prospectus form a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102. The information is available free of charge by contacting us at First Eagle Alternative Capital BDC, Inc., 500 Boylston Street, Suite 1200, Boston, MA 02116, or by calling us at (800) 450-4424 or on our website at www.feacbdc.com.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The information in “Management’s Report on Internal Control Over Financial Reporting” in Part II, Item 9A of our most recent Annual Report on Form 10-K is incorporated herein by reference.

$250,000,000

First Eagle Alternative Capital BDC, Inc.

Common Stock

Preferred Stock

Warrants

Subscription Rights

Debt Securities

This prospectus relates to the offer, from time to time, up to $250,000,000 of shares of our common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities, which we refer to, collectively, as the “securities.” We may sell our common stock directly or through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus, and any related free writing prospectuses. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus and any related free writing prospectuses.

We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. We are managed by our investment adviser, First Eagle Alternative Credit, LLC (formerly, THL Credit Advisors LLC), or FEAC, which also provides the administrative services necessary for us to operate. Effective January 31, 2020, THL Credit Advisors LLC, the Company’s previous Advisor, merged into a newly formed subsidiary of First Eagle Investment Management, LLC (“First Eagle”), with THL Credit Advisors LLC as the surviving company. Immediately after closing of the transaction, THL Credit Advisors LLC changed its name to First Eagle Alternative Credit, LLC. Effective August 3, 2020, we changed our name from “THL Credit, Inc.” to “First Eagle Alternative Capital BDC, Inc.” In connection with our name change, the shares of our common stock began trading on the NASDAQ under the ticker symbol “FCRD.”

Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. We are a direct lender to middle market companies and invest primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, we also make second lien secured loans and subordinated, or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or similar securities, and direct equity investments. Our first lien senior secured loans may be structured as traditional first lien senior secured loans or as unitranche loans. Unitranche structures may combine characteristics of traditional first lien senior secured as well as second lien and subordinated loans and our unitranche loans will expose us to the risks associated with second lien and/or subordinated loans to the extent we invest in the “last-out” tranche or subordinated tranche (or piece) of the unitranche loan. We also may provide advisory services to managed funds.

Substantially all of the debt securities in which the Company invests are below investment grade debt securities and are often referred to as “high yield” or “junk” securities. Exposure to below investment grade securities involves certain risk, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. A material amount of our debt investments contain interest reset provisions that may make it more difficult for the borrowers to make debt repayments. Further, our debt investments generally will not pay down principal during their term which could result in a substantial loss to us if the portfolio company is unable to refinance or repay the debt at maturity.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “FCRD.” On December 1, 2020, the closing price of a share of our common stock on the Nasdaq Global Select Market was $3.88. The net asset value per share of our common stock at September 30, 2020 (the last date prior to the date of this prospectus on which we determined net asset value) was $6.25.

This prospectus contains important information about us that a prospective investor should know before investing in our securities. Please read this prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. You may obtain this information free of charge or make stockholder inquiries by contacting us at First Eagle Alternative Capital BDC, Inc., 500 Boylston Street, Suite 1200, Boston, MA 02116, or by calling us at (800) 450-4424 or on our website at www.feacbdc.com. The Securities and Exchange Commission maintains a website at www.sec.gov where such information is available without charge. Information contained on or accessed through our website is not incorporated by reference into this prospectus, and you should not consider information contained on or accessed through our website to be part of this prospectus.

Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before buying any securities, you should read the discussion of the material risks of investing in our securities in “Risks” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement, and any related free writing prospectuses.

The date of this prospectus is December 11, 2020.

We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus or any accompanying prospectus supplement, or any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any such supplement, and any related free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information in this prospectus and any such supplement or free writing prospectus is accurate only as of its date, and under no circumstances should the delivery of this prospectus and any such supplement or free writing prospectus or the sale of any security imply that the information in this prospectus is accurate as of any later date or that the affairs of First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) have not changed since such date. This prospectus, any accompanying prospectus supplement and any free writing prospectus will be updated to reflect material changes.

i

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, or SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), or 14 of the Securities Exchange Act of 1934, as amended, including any filings on or after the date of this prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 5, 2020 and the amendments thereto filed on March 30, 2020, June 30, 2020 and December 1, 2020;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on May 7, 2020, for the quarterly period ended June 30, 2020 filed with the SEC on August 6, 2020 and for the quarterly period ended September 30, 2020 filed with the SEC on November 4, 2020;

•

our Current Reports on Form 8-K filed with the SEC on February 4, 2020, March 5, 2020, March  13, 2020, April 15, 2020, April  20, 2020, April  22, 2020, May 29, 2020, June  24, 2020, July 24, 2020, August  6, 2020 and October 20, 2020 (other than any information furnished rather than filed);

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2020 (to the extent explicitly incorporated by reference into our Annual Report Form 10-K); and

•

the description of our common stock referenced in our Registration Statement on Form 8-A (No. 001-34410), as filed with the SEC on April 21, 2010, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Available Information.” We will also provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

First Eagle Alternative Capital BDC, Inc.

500 Boylston Street, Suite 1200

Boston, MA 02116

Phone number: (800) 450-4424

ii

ABOUT THIS PROSPECTUS

This prospectus, any accompanying prospectus supplement and any free writing prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using the “shelf” registration process. Under the shelf registration process, which constitutes a delayed offering in reliance on Rule 415 under the Securities Act of 1933, as amended, we may offer, from time to time, up to $250,000,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities on the terms to be determined at the time of the offering. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements or related free writing prospectuses to this prospectus. The securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus and any accompanying prospectus supplement or related free writing prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and any related free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. Please carefully read this prospectus, any such supplements and related free writing prospectuses together with the additional information described under “Incorporation by Reference,” “Additional Information” and “Risks” sections before you make an investment decision. The information contained or incorporated by reference in this prospectus is accurate of their respective dates. Our financial condition, results of operations and prospectus may have changed since those dates.

A prospectus supplement or a free writing prospectus may also add to, update or change information contained in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider before investing in our securities. You should read the entire prospectus carefully, including “Risks” and any information incorporated by reference. Throughout this prospectus, we refer to First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) and its consolidated subsidiaries as the “Company,” “we,” “us” or “our;” “First Eagle Alternative Credit,” “FEAC,” the “Advisor” or the “Administrator” refers to First Eagle Alternative Credit, LLC; “Greenway” refers to First Eagle Greenway Fund LLC; “Greenway II” refers to First Eagle Greenway Fund II LLC and related investment vehicle; “Logan JV” refers to First Eagle Logan JV LLC (formerly, THL Credit Logan JV LLC).

First Eagle Alternative Capital BDC, Inc.

We are an externally managed, non-diversified closed-end management investment company incorporated in Delaware on May 26, 2009, that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, we have elected to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Our investment activities are managed by First Eagle Alternative Credit, LLC (formerly, THL Credit Advisors LLC), or FEAC, and supervised by our board of directors, a majority of whom are independent of FEAC and its affiliates. Effective January 31, 2020, THL Credit Advisors LLC, the Company’s previous Advisor, merged into a newly formed subsidiary of First Eagle Investment Management, LLC (“First Eagle”), with THL Credit Advisors LLC as the surviving company. Immediately after closing of the transaction, THL Credit Advisors LLC changed its name to First Eagle Alternative Credit, LLC. Effective August 3, 2020, we changed our name from “THL Credit, Inc.” to “First Eagle Alternative Capital BDC, Inc.” In connection with our name change, the shares of our common stock began trading on the NASDAQ under the ticker symbol “FCRD.” As a BDC, we are required to comply with certain regulatory requirements. See “Regulation” for discussion of BDC regulation and other regulatory considerations. We are also registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act.

Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. We are a direct lender to middle market companies and invest primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, we also make second lien secured loans and subordinated, or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or similar securities, and direct equity investments. Our first lien senior secured loans may be structured as traditional first lien senior secured loans or as unitranche loans. Unitranche structures may combine characteristics of traditional first lien senior secured as well as second lien and subordinated loans and our unitranche loans will expose us to the risks associated with second lien and/or subordinated loans to the extent we invest in the “last-out” tranche or subordinated tranche (or piece) of the unitranche loan. We also may provide advisory services to managed funds.

We intend to co-invest, subject to the conditions included in the exemptive order we received from the SEC, with certain of our affiliates. See “Certain Relationships” in this prospectus. We believe that such co-investments may afford us additional investment opportunities and an ability to achieve greater diversification.

We define middle market companies to mean both public and privately-held companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, generally between $5 million and $25 million. We expect to generate returns primarily through a combination of contractual interest payments on debt investments, equity appreciation, origination and similar fees. We can offer no assurances that we will achieve our investment objective.

Since April 2010, after we completed our initial public offering and commenced principal operations, through September 30, 2020, we have been responsible for making, on behalf of ourselves, managed funds and separately managed account, over $2.3 billion in aggregate commitments to 135 separate portfolio companies through a combination of both initial and follow-on investments. Since April 2010 through September 30, 2020, we, along with our managed funds and separately managed accounts, have received $1.8 billion of proceeds from the realization of investments. The Company alone has received over $1.5 billion of proceeds from the realization of its investments. As of September 30, 2020, our managed funds, First Eagle Greenway, LLC, or Greenway, and First Eagle Greenway II, LLC and its separately managed account, collectively Greenway II, have received $190.8 million, or 127.2% of committed capital, and $208.0 million, or 111.2% of the committed capital, respectively.

As a BDC, we must not acquire any assets other than “qualifying assets” (i.e., those assets specified in Section 55(a) of the 1940 Act) unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Under the relevant U.S. Securities and Exchange Commission, or SEC, rules the term “eligible portfolio company” includes all private companies, companies whose securities are not listed on a national securities exchange, and certain public companies that have listed their securities on a national securities exchange and have a market capitalization of less than $250 million, in each case organized in the United States and with their principal place of business in the United States. Investment companies and certain pooled investment vehicles excepted from the definition of investment company under the 1940 Act are not eligible portfolio companies.

We are also registered as an investment adviser under the Advisers Act.

We are permitted to borrow money from time to time within the levels permitted by the 1940 Act (which generally allows us to incur leverage equal to up to one half of our total assets). We have used, and expect to continue to use, our credit facilities and other borrowings, along with proceeds from the rotation of our portfolio and proceeds from public and private securities to finance our investment objectives. See “Regulation” for a discussion of BDC regulation and other regulatory considerations.

Recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur under the 1940 Act from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. At our Annual Meeting of Stockholders on June 14, 2019, stockholders approved a proposal to reduce our asset coverage ratio to 150%. Such asset coverage ratio became effective on June 15, 2019. Pursuant to our credit facility, it is an event of default if we have an asset coverage ratio of less than 150%.

We are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage. See “Regulation” for a discussion of BDC regulation and other regulatory considerations.

Organizational Overview

The Company was organized as a Delaware corporation on May 26, 2009 and initially funded on July 23, 2009. We commenced principal operations on April 21, 2010 and on January 31, 2020 our Advisor was acquired by First Eagle. The Company has formed substantially owned subsidiaries which serve as tax blockers that hold equity or equity-like investments in portfolio companies organized as limited liability companies or other forms of pass-through entities. The Company also has formed substantially owned subsidiaries which serve as the administrative agents on certain investment transactions, including First Eagle Alternative Capital Agent, Inc. (formerly, THL Corporate Finance, Inc).

(1)	First Eagle Alternative Credit is owned and controlled by First Eagle Investment Management, LLC.
(2)

Greenway I is an investment fund with $150 million of capital committed by affiliates of a single institutional investor, together with a nominal amount committed by the Company, all of which has been paid in and invested by Greenway I, which is managed by us.

(3)

Greenway II is an investment fund and, together with a related vehicle, has $187 million of capital committed by third party investors, all of which has been paid in and invested by Greenway II, together with a nominal amount committed by the Company, which is managed by us.

(4)

Logan JV is a joint venture entered into between the Company and Perspecta Trident LLC, or Perspecta, an affiliate of Perspecta Trust LLC, which invests primarily in senior secured first lien term loans. Logan JV has $250 million of capital commitments, of which the Company committed $200 million and Perspecta committed $50 million.

(5)

First Eagle Investment Management, LLC is a subsidiary of First Eagle Holdings, Inc. (“FE Holdings”), a holding company incorporated in Delaware. A controlling interest in FE Holdings is owned by BCP CC Holdings L.P., a Delaware limited partnership (BCP CC Holdings”). BCP CC Holdings GP L.L.C., a Delaware limited liability company, is the general partner of BCP CC Holdings and has two managing members, Blackstone Capital Partners VI L.P. (“BCP VI”) and Corsair IV Financial Services Capital Partners L.P. (“Corsair IV”). BCP VI and Corsair IV are indirectly controlled by The Blackstone Group Inc. (“Blackstone”) and Corsair Capital LLC (“Corsair”), respectively. Investment vehicles indirectly controlled by Blackstone and Corsair and certain co-investors own a majority economic interest in FE Holdings and First Eagle through BCP CC Holdings.

First Eagle Alternative Credit, LLC

Our investment activities are managed by our investment adviser, First Eagle Alternative Credit, LLC (formerly, THL Credit Advisors LLC), or FEAC. FEAC is responsible for sourcing potential investments, conducting research on prospective investments, analyzing investment opportunities, structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis. We pay FEAC a management fee as a percentage of our gross assets and may pay incentive fees as a percentage of our ordinary income and capital gains.

FEAC was formed as a Delaware limited liability company on June 26, 2009 and is registered as an investment adviser under the Advisers Act. FEAC is an alternative credit investment manager for both direct lending and tradable credit investments through public and private vehicles, commingled funds including collateralized loan obligations, and separately managed accounts. FEAC and its credit-focused affiliates managed assets of approximately $20.6 billion as of September 30, 2020 across its two primary investment strategies: Direct Lending and Tradable Credit.

FEAC benefits from a scaled and integrated business that draws on a diverse resource base and the credit and industry expertise of the entire platform. Fundamental credit analysis, rigorous and disciplined underwriting, well-structured investments and ongoing monitoring are the hallmarks of its credit culture.

FEAC’s Direct Lending strategy invests primarily in secured loans consisting of first lien senior secured, including unitranche investments, and, to a lesser extent, second lien facilities. In certain instances, FEAC’s Direct Lending strategy also makes subordinated debt investments and equity investments such as warrants, preferred stock or other similar securities.

FEAC’s Tradable Credit strategy manages investments in secured bank loans, structured credit and high-yield securities through CLOs, separate accounts, sub-advisory and various fund formats, including private funds, certain CLOs and as advisor to First Eagle Senior Loan Fund (NYSE: FSLF) (“FSLF”), a diversified, closed-end management investment company. The Advisor may serve as investment adviser to additional private funds, registered closed-end funds and CLOs in the future. See “Certain Relationships” in this prospectus for information regarding the allocation of investment opportunities.

FEAC is headquartered in Boston, with additional origination teams in Chicago, Dallas, Los Angeles and New York, allowing it to be close to its portfolio companies as well as its origination and syndication sources. Over the years, FEAC has developed deep and diverse national relationships that it leverages to maximize investment opportunities across its strategies.

FEAC’s Direct Lending investment committee, which serves as our investment committee, is comprised of four fixed members: Christopher J. Flynn, Terrence W. Olson, James R. Fellows and Michelle Handy (the “Primary Investment Committee Members”. In addition to the Primary Investment Committee Members, the investment committee has four rotating industry leads that serve on the investment committee for deals within their designated industry, and one rotating industry lead that serves on the investment committee for deals within other industries.

FEAC has received an exemptive order from the SEC permitting it to negotiate, subject to the conditions of the order, co-investments among us and certain of its other investment advisory clients. See “Business—Material Conflicts of Interests” in Part I, Item 1 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

FEAC also serves as our Administrator and leases office space to us and provides us with equipment and office services. The tasks of the Administrator include overseeing our financial records, preparing reports to our stockholders and reports filed with the SEC and generally monitoring the payment of our expenses and the performance of administrative and professional services rendered to us by others.

First Eagle Investment Management, LLC

The Advisor is owned by First Eagle. First Eagle provides investment advisory services primarily to mutual funds, private investment funds and institutional accounts. First Eagle managed and advised assets of $103 billion as of September 30, 2020 across the following investment strategies: Global Value, International Value, High Yield,

Gold, U.S. Value, and Global Income Builder. Through First Eagle and affiliates, we believe we achieve scale in Direct Lending, augmenting our competitiveness for originations as well as providing enhanced relationship network and sponsor relationships.

See “Investment Approach,” “Sourcing,” “Determining the Market,” “Market Opportunity,” “Investment Strategy,” “Competition,” “Competitive advantages,” “Selecting,” “Underwriting Process,” “Structuring,” “Supervising” and “Monitoring” in Part I, Item 1 “Business—” of our most recent Annual Report on Form 10-K for summary information regarding the Company’s investment program.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan for our stockholders. This is an “opt in” dividend reinvestment plan. As a result, if we declare a cash dividend or other distribution, each stockholder that has not “opted in” to our dividend reinvestment plan will receive cash dividends, rather than having their dividends automatically reinvested in additional shares of our common stock. Stockholders who receive distributions in the form of shares of common stock will be subject to the same federal, state and local tax consequences as if they received their distributions in cash. See “Dividend Reinvestment Plan” in this prospectus.

Taxation

We have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Code. As a RIC, we generally do not have to pay corporate-level federal income taxes on any income that we timely distribute to our stockholders. To maintain our qualification as a RIC, we must, among other things, meet certain source of income and asset diversification requirements. In addition, in order maintain our RIC tax treatment, we must timely distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses. See “Tax Matters” in this prospectus.

We intend to timely distribute to our stockholders, for each taxable year, substantially all of our taxable income, except that we may in the future decide to retain some or all of our net capital gain for reinvestment and, depending on the level of taxable income earned in a particular year, we may choose not to distribute all of such taxable income and pay a non-deductible 4% federal excise tax on the undistributed income.

Use of Proceeds

We intend to use the net proceeds from the sale of our securities for investing in debt and equity securities, repayment of any outstanding indebtedness and other general corporate purposes. The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such offering.

Leverage

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial condition, liquidity and capital resources” in Part I, Item 2 of our most recent Quarterly Report on Form 10-Q and “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q.

Distributions

See Part II, Item 5, “Distributions” of our most recent Annual Report on Form 10-K and “Tax Matters” in this prospectus.

Recent Developments

From October 1, 2020 through December 1, 2020, we made new investments totaling $12.2 million and follow-on investments, including revolver and delayed draw fundings, totaling $2.8 million with a combined weighted average yield of 8.2%.

Risks

Investing in our securities may be speculative and involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest. See “Risks” on page 10 of this prospectus, “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, and “Risk Factors” in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q for a more detailed discussion of these and other material risks you should carefully consider before deciding to invest in our securities.

Certain Anti-Takeover Provisions

Our certificate of incorporation and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “Description of Our Capital Stock.”

General Information

Our principal executive offices are located at 500 Boylston Street, Suite 1200, Boston, MA 02116, and we can be reached by telephone at (800) 450-4424. We maintain a website on the Internet at www.feacbdc.com. Information contained on or accessed through our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. This information is available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 202-551-8090. In addition, the SEC maintains an Internet website, at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, who file documents electronically with the SEC.

FEES AND EXPENSES

The following table is intended to assist you in understanding the various costs and expenses of the Company and its consolidated subsidiaries that an investor in our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement and any related free writing prospectus will restate the information included in this table and example to reflect the applicable sales load and applicable fees and expenses.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	—	%(1)
Offering Expenses (as a percentage of offering price)	—	%(2)
Dividend Reinvestment Plan Fees	—	%(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)	—%

Annual Expenses (as a Percentage of Net Assets Attributable to Common Shares)(4)
Base Management Fees	1.98	%(5)
Incentive Fees Payable Under the Investment Management Agreement (20% of ordinary income and capital gains)	0.00	%(6)
Interest Payments on Borrowed Funds (including Cost of Servicing Debt Securities and/or Preferred Stock)	5.80	%(7)
Other Expenses	2.65	%(8)
Acquired Fund Fees and Expenses	5.29	%(9)
Total Annual Expenses	15.72	%(10)

(1)

In the event that the securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement and any related free writing prospectus will disclose the applicable sales load and the Example will be updated accordingly.

(2)	The related prospectus supplement and any related free writing prospectus will disclose the applicable offering expenses and total stockholder transaction expenses.
(3)	The expenses of the dividend reinvestment plan are included in “Other Expenses.” See “Dividend Reinvestment Plan.”
(4)	The consolidated net assets attributable to common shares used to calculate the percentages in this table is our net assets of $188.1 million as of September 30, 2020.
(5)

Our base management fee under the investment management agreement is based on our gross assets without deduction for any liabilities and is payable quarterly in arrears. See “The Advisor—Investment management agreement.” The management fee referenced in the table above is based upon the actual amounts incurred during the nine months ended September 30, 2020, annualized. Further, our Advisor has agreed to waive management and incentive fees for the Company for the period from July 1, 2020 through March 31, 2021. Such waivers are not included in this calculation. See Note 4 “Related Party Transactions—Investment Management Agreement” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus and footnote 6 below. We do not expect to have significant expense accruals at the end of each quarter and accordingly do not expect our other liabilities will have an impact on our base management fee rate in relation to net assets attributable to our common stock.

(6)

Assumes incentive fees that would have been earned by the Advisor, excluding the impact of realized and unrealized losses in the portfolio, remain consistent for the nine months ended September 30, 2020, before giving effect to the waiver described below. We did not accrue any capital gain incentive fees during the nine months ended September 30, 2020. As we cannot predict whether we will meet the thresholds for incentive fees under the Investment Management Agreement, the incentive fees paid in subsequent periods, if any, may be substantially different than the fees incurred, excluding the impact of realized and unrealized losses in the portfolio, during the nine months ended September 30, 2020. Further, our Advisor has agreed to waive management and incentive fees for the Company for the period from July 1, 2020 through March 31, 2021. Such waivers are not included in this calculation. For more detailed information about incentive fees payable to the Advisor under the terms of the Investment Management Agreement, please see Note 4 “Related Party Transactions—Investment Management Agreement” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q which is incorporated by reference into this prospectus.
(7)

We may borrow funds from time to time to make investments to the extent that the economic situation is conducive to doing so. The costs associated with our borrowings are indirectly borne by our common stockholders. Interest payments on borrowed funds represents interest expense and non-use commitment fees related to our $100.0 million (amended from $120 million facility size) revolving credit facility with ING Capital LLC, or the Revolving Facility, interest expense related to our 2022 Notes and 2023 Notes, and amortization of deferred financing costs. Interest expense is calculated based upon $64.7 million outstanding on the Revolving Facility as of September 30, 2020 at an interest rate of 3.50% (interest rate as of October 16, 2020 reflecting adjusted interest spread and LIBOR floor from October 16, 2020 amendment) and amounts outstanding on our notes payable at an interest rate of 6.75% on $60.0 million 2022 Notes and 6.125% on $51.6 million 2023 Notes as of September 30, 2020. Non-use commitment fees related to the Revolving Facility is based upon unused commitments calculated as the current Revolving Facility commitment size of $100.0 million less $64.7 million outstanding on the Revolving Facility as of September 30, 2020. Amortization of deferred financing costs is based on actual amounts incurred during the three months ended September 30, 2020 for the 2022 Notes and 2023 Notes, annualized for a full year, plus expected annual amortization for the Revolving Facility after adjusting for impact of October 16, 2020 amendment.

(8)

Other expenses include overhead expenses for the current fiscal year based on amounts incurred during the nine months ended September 30, 2020, adjusted for one-time non-recurring charges, annualized for a full year, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the administration agreement. Other expenses also include income tax provision, excise and other taxes incurred during the nine months ended September 30, 2020, annualized for a full year. The Administrator performs services under the Administration Agreement at cost. See “Business—Administration Agreement” in Part I, Item 1 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus

(9)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”). This amount includes the estimated annual fees and expenses of Gryphon Partners 3.5, L.P., Freeport Financial SBIC Fund LP and First Eagle Logan JV LLC (formerly, First Eagle Logan JV LLC), which are our only Acquired Funds as of September 30, 2020. Such fees and expenses are netted against distributions received by the Company. The Total Annual Expenses presented in this table do not correlate to the Ratio of Expenses to Average Net Assets provided in the Financial Highlights section of the notes to our Consolidated Financial Statements contained in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus, which reflects our operating expenses and does not include Acquired Fund Fees and Expenses.

(10)	Total annual expenses as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses would be for a company that is not leveraged.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above and have excluded performance-based incentive fees. See Note 8 above for additional information regarding certain assumptions regarding our level of leverage. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement and any related free writing prospectus will restate this example to reflect the applicable sales load.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (none of which is subject to a capital gains incentive fee)	$165	$440	$656	$1,012

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the investment management agreement, which, assuming a 5% annual return, would either not be payable or would have a de minimis effect, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. For example, if we assumed that we received our 5.0% annual return completely in the form of net realized capital gains on our investments, which results in a capital gains incentive fee earned, the projected dollar amount of total cumulative expenses set forth in the above illustration and the capital gains incentive fee would be as follows:

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (all of which is subject to a capital gains incentive fee)	$174	$460	$679	$1,029

In addition, the example assumes no sales load. Also, while the example assumes reinvestment of all dividends at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

RISKS

Before you invest in our securities, you should be aware of various risks, including those described under the caption “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and under the caption “Risk Factors” in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, in any applicable prospectus supplement and any related free writing prospectus, and in our other filings with the SEC, pursuant to Sections 13(a), 13(c) or 14 of the Exchange Act. You should carefully consider these risk factors, together with all of the other information included in this prospectus, and any prospectus supplement and any related free writing prospectus accompanying this prospectus, before you decide whether to make an investment in our securities. The risks incorporated by reference are not the only risks we face, but they are the principal risks associated with an investment in us, which include the special risks of investing in a business development company, including the risks associated with investing in a portfolio of small and developing or financially troubled businesses. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, together with those set forth in any prospectus supplement and any related free writing prospectus accompanying this prospectus, are the principal risk factors associated with an investment in our securities, as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus, including the “Risks” section of this prospectus, the following factors, among others, could cause actual results to differ materially from forward- looking statements or historical performance:

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our investment adviser;

•	the impact of increased competition;

•	the impact of future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or FEAC, the Advisor;

•	the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments;

•	the failure of our stockholders to approve a new investment management agreement with the Advisor;

•	our contractual arrangements and relationships with third parties;

•	any future financings by us;

•	the ability of the Advisor to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates;

•	the impact of changes to tax legislation and, generally, our tax position;

•	the impact of pandemics or other serious public health epidemics, such as the current novel coronavirus pandemic on our operations, our portfolio companies’ business, or the global economy;

•	our ability to exit a control investment in a timely manner; and

•	the ability to fund Logan JV’s unfunded commitments to the extent approved by each member of the Logan JV investment committee.

This prospectus, any prospectus supplement and any related free writing prospectus and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in debt and equity securities, repayment of any outstanding indebtedness, acquisitions and other general corporate purposes. The supplement to this prospectus and any related free writing prospectus relating to an offering will more fully identify the use of proceeds from such offering.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within twelve months, but in no event longer than two years, depending on the availability of attractive opportunities and market conditions. However, there can be no assurance that we will be able to achieve this goal.

Pending such uses and investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in such securities. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of any offering, pending full investment, are held in lower yielding short-term instruments.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on the Nasdaq Global Select Market under the symbol “FCRD.” The following table sets forth the range of high and low sales prices of our common stock as reported on the Nasdaq Global Select Market, the sales price as a percentage of net asset value for each fiscal quarter in each of the last two years and the most recent interim period. The stock quotations are interdealer quotations and do not include markups, markdowns or commissions.

	NAV(1)	Sales Price		Premium/ Discount of High Sales Price to NAV(2)	Premium/ Discount of Low Sales Price to NAV(2)	Declared Distributions
		High	Low
Year Ended December 31, 2020
First Quarter	$5.22	$6.85	$1.56	31%	(70)%	$0.21
Second Quarter	$5.54	$3.36	$2.11	(39)%	(62)%	$0.10
Third Quarter	$6.25	$3.63	$2.39	(42)%	(62)%	$0.10
Fourth Quarter (from October 1, 2020 to December 1, 2020)	N/A	$3.88	$2.39	N/A	N/A	$0.10
Year Ended December 31, 2019
First Quarter	$8.96	$7.40	$6.19	(17)%	(31)%	$0.21
Second Quarter	$8.49	$6.96	$6.41	(18)%	(24)%	$0.21
Third Quarter	$8.34	$7.01	$6.42	(16)%	(23)%	$0.21
Fourth Quarter	$7.64	$6.98	$6.31	(9)%	(17)%	$0.21
Year Ended December 31, 2018
First Quarter	$10.44	$9.25	$7.75	(11)%	(26)%	$0.27
Second Quarter	$10.23	$8.40	$7.75	(18)%	(24)%	$0.27
Third Quarter	$10.10	$8.74	$7.84	(13)%	(22)%	$0.27
Fourth Quarter	$9.15	$8.12	$5.91	(11)%	(35)%	$0.27

(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period and are attributable to First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) and exclude the consolidated non-controlling interest.

(2)	Calculated as of the respective high or low sales price premium or discount divided by NAV, minus 1.
*	NAV for this period has not been determined.

The closing price for our common stock on December 1, 2020 was $3.88 per share.

Shares of business development companies may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from net asset value or at premiums that are unsustainable over the long term is separate and distinct from the risk that our net asset value will decrease. At times, our shares of common stock have traded at a premium to net asset value and at times our shares of common stock have traded at a discount to the net assets attributable to those shares. It is not possible to predict whether the shares offered hereby will trade at, above, or below net asset value.

Distributions

We have elected to be taxed as a RIC under Subchapter M of the Code. In order to maintain our tax treatment as a RIC, we are required to distribute at least 90% of our investment company taxable income. To avoid a 4% excise tax on undistributed earnings, we are required to distribute each calendar year the sum of (i) 98% of our ordinary income for such calendar year (ii) 98.2% of our capital gain net income for the one-year period ending October 31 of that calendar year and (iii) any income recognized, but not distributed, in preceding years and on which we paid no federal income tax. We intend to make distributions to stockholders on a quarterly basis of substantially all of our net investment income. Although we intend to make distributions of net realized capital gains, if any, at least annually, out of assets legally available for such distributions, we may in the future decide to retain such capital gains for investment. We would make any such decision based on, among other things, our liquidity, leverage, current investment opportunities, and our determination as to whether the proceeds from such capital gains would be more accretive to stockholders in the long-term in the form of a distribution, growing our investment portfolio, or reducing our borrowings outstanding. In addition, the extent and timing of special dividends, if any, will be determined by our board of directors and will largely be driven by portfolio specific events and tax considerations at the time.

In addition, we may be limited in our ability to make distributions due to the BDC asset coverage test for borrowings applicable to us as a BDC under the 1940 Act or under the terms of our borrowings.

The following table summarizes our distributions declared and paid or to be paid on all shares including dividends reinvested, if any:

Date Declared	Record Date	Payment Date	Amount per Share	Percentage Attributable to Return of Investors’ Paid-In Capital
August 5, 2010	September 2, 2010	September 30, 2010	$0.05	—
November 4, 2010	November 30, 2010	December 28, 2010	$0.10	—
December 14, 2010	December 31, 2010	January 28, 2011	$0.15	—
March 10, 2011	March 25, 2011	March 31, 2011	$0.23	—
May 5, 2011	June 15, 2011	June 30, 2011	$0.25	—
July 28, 2011	September 15, 2011	September 30, 2011	$0.26	—
October 27, 2011	December 15, 2011	December 30, 2011	$0.28	—
March 6, 2012	March 20, 2012	March 30, 2012	$0.29	—
March 6, 2012	March 20, 2012	March 30, 2012	$0.05	—
May 2, 2012	June 15, 2012	June 29, 2012	$0.30	—
July 26, 2012	September 14, 2012	September 28, 2012	$0.32	—
November 2, 2012	December 14, 2012	December 28, 2012	$0.33	—
December 20, 2012	December 31, 2012	January 28, 2013	$0.05	—
February 27, 2013	March 15, 2013	March 29, 2013	$0.33	—
May 2, 2013	June 14, 2013	June 28, 2013	$0.34	—
August 2, 2013	September 16, 2013	September 30, 2013	$0.34	—
August 2, 2013	September 16, 2013	September 30, 2013	$0.08	—
October 30, 2013	December 16, 2013	December 31, 2013	$0.34	—
March 4, 2014	March 17, 2014	March 31, 2014	$0.34	—
May 7, 2014	June 16, 2014	June 30, 2014	$0.34	—
August 7, 2014	September 15, 2014	September 30, 2014	$0.34	—
November 4, 2014	December 15, 2014	December 31, 2014	$0.34	—
March 6, 2015	March 20, 2015	March 31, 2015	$0.34	—
May 5, 2015	June 15, 2015	June 30, 2015	$0.34	—
August 4, 2015	September 15, 2015	September 30, 2015	$0.34	—
November 3, 2015	December 15, 2015	December 31, 2015	$0.34	—
March 8, 2016	March 21, 2016	March 31, 2016	$0.34	—
May 3, 2016	June 15, 2016	June 30, 2016	$0.34	—
August 2, 2016	September 15, 2016	September 30, 2016	$0.34	—
November 8, 2016	December 15, 2016	December 30, 2016	$0.27	—
March 7, 2017	March 20, 2017	March 31, 2017	$0.27	—
May 5, 2017	June 15, 2017	June 30, 2017	$0.27	—
August 1, 2017	September 15, 2017	September 29, 2017	$0.27	—
November 7, 2017	December 15, 2017	December 29, 2017	$0.27	—
March 2, 2018	March 20, 2018	March 30, 2018	$0.27	—
May 1, 2018	June 15, 2018	June 29, 2018	$0.27	—
August 7, 2018	September 14, 2018	September 28, 2018	$0.27	—
November 6, 2018	December 14, 2018	December 31, 2018	$0.27	—

Date Declared	Record Date	Payment Date	Amount per Share	Percentage Attributable to Return of Investors’ Paid-In Capital
March 5, 2019	March 20, 2019	March 29, 2019	$0.21	—
May 7, 2019	June 14, 2019	June 28, 2019	$0.21	—
August 6, 2019	September 16, 2019	September 30, 2019	$0.21	—
October 31, 2019	December 16, 2019	December 31, 2019	$0.21	—
March 3, 2020	March 20, 2020	March 31, 2020	$0.21	—
May 5, 2020	June 15, 2020	June 30, 2020	$0.10	—
August 4, 2020	September 15, 2020	September 30, 2020	$0.10	—
October 30, 2020	December 15, 2020	December 31, 2020	$0.10	—

We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive any distributions at a particular level. We maintain an “opt in” dividend reinvestment plan for our common stockholders. As a result, unless stockholders specifically elect to have their dividends automatically reinvested in additional shares of common stock, stockholders will receive all such dividends in cash. Under the terms of our dividend reinvestment plan, dividends will primarily be paid in newly issued shares of common stock. However, we reserve the right to purchase shares in the open market in connection with the implementation of the plan. This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below net asset value per share, which could cause our stockholders to experience dilution.

Distributions in excess of our current and accumulated earnings and profits would generally be treated as a return of capital to the extent of a shareholder’s adjusted tax basis in our shares. If a shareholder’s tax basis is reduced to zero, the shareholder would generally treat any remaining distributions in excess of our current and accumulated earnings and profits as a capital gain. The determination of the tax attributes of our distributions is made annually as of the end of our taxable year and is generally based upon our taxable income for the full taxable year and distributions paid for the full taxable year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of our distributions for a full year. If the Company had determined the tax attributes of its 2020 distributions as of September 30, 2020, 100% would be from ordinary income, 0% would be from capital gains and 0% would be a return of capital. Each year, a statement on Form 1099-DIV identifying the source of the distributions will be sent to our U.S. stockholders of record (other than certain exempt recipients). Our board of directors presently intends to declare and pay quarterly distributions. Our ability to make distributions could be affected by future business performance, liquidity, capital needs, alternative investment opportunities and loan covenants.

The tax character of distributions declared and paid in 2019 represented $26.2 million from ordinary income, $0 from capital gains and $0 from tax return of capital. The tax character of distributions declared and paid in 2018 represented $35.2 million from ordinary income, $0 from capital gains and $0 from tax return of capital. Generally accepted accounting principles require adjustments to certain components of net assets to reflect permanent differences between financial and tax reporting. These adjustments have no effect on net asset value per share. Permanent differences between financial and tax reporting at December 31, 2019 and 2018 were $0.3 million and $0.3 million, respectively

We may generate qualified interest income and short-term capital gains that may be exempt from United States withholding tax when distributed to foreign accounts. A RIC is permitted to designate distributions in the form of dividends that represent interest income from U.S. sources (commonly referred to as qualified interest income) and short-term capital gains as exempt from U.S. withholding tax when paid to non-U.S. stockholders with proper documentation. As of September 30, 2020, the percentage of 2020 income estimated as qualified interest income for tax purposes was 82.5%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our most recent Annual Report on Form 10-K and in Part 1, Item 2 of our most recent Quarterly Report on Form 10-Q is incorporated herein by reference.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial and other data as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm whose report thereon is incorporated by reference in this Prospectus. The selected financial and other data as of and for the nine months ended September 30, 2020 and September 30, 2019 and other quarterly financial information is derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results as of and for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. The data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and “Senior Securities” in our most recent Annual Report on Form 10-K.

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

As of and For the Nine Months Ended September 30, 2020 and September 30, 2019 (unaudited) and

As of and For the Years Ended December 31, 2019, 2018, 2017, 2016 and 2015

(in thousands, except per share data)

	As of and for the nine months ended September 30,		As of and for the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Statement of Operations data:
Total investment income	$22,256	$42,346	$52,494	$66,942	$78,773	$84,585	$94,195
Incentive fees	(411)	—	(109)	1,696	3,185	4,461	11,894
Base management fees	2,795	4,940	6,043	9,006	10,389	10,998	11,825
All other expenses	13,122	15,143	19,302	22,802	26,128	24,271	23,147
Incentive fee waiver	—	—	—	(1,741)	(811)	—	—
Management fee waiver	(895)	(525)	(525)	—	—	—	—
Income tax provision (benefit) and excise tax	71	359	418	355	168	155	(243)
Net investment income	7,574	22,429	27,365	34,824	39,714	44,700	47,572
Net realized (loss) gain on investments	(45,732)	(33,901)	(39,735)	(32,565)	(17,307)	(38,849)	190
Net change in unrealized appreciation (depreciation) on investments	1,203	1,973	(12,494)	(11,871)	(31,606)	11,141	(17,875)
Net change in unrealized (depreciation) appreciation attributable to non-controlling interests	—	—	—	(703)	(13)	140	—
Provision for taxes on realized gain on investments	—	—	—	—	(842)	—	(8)
Benefit (provision) for taxes on unrealized gain on investments	192	335	254	(284)	2,146	137	(1,226)
Interest rate derivative periodic interest payments, net	—	—	—	—	(46)	(276)	(443)

	As of and for the nine months ended September 30,		As of and for the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Net change in unrealized appreciation on interest rate derivative	—	—	—	—	50	156	7
Net (decrease) increase in net assets resulting from operations	(36,763)	(9,164)	(24,610)	(10,599)	(7,904)	17,149	28,217

Per share data:
Net asset value per common share attributable to First Eagle Alternative Capital BDC, Inc. at period end	$6.25	$8.34	$7.64	$9.15	$10.51	$11.82	$12.58
Market price at period end	2.48	6.80	6.31	6.08	9.05	10.01	10.70
Net investment income	0.24	0.71	0.87	1.07	1.21	1.35	1.41
Net realized (loss) gain on investments	(1.44)	(1.07)	(1.27)	(1.00)	(0.53)	(1.17)	0.01
Provision for taxes on realized gain on investments	—	—	—	—	(0.03)	—	—
Net change in unrealized appreciation (depreciation) on investments	0.03	0.06	(0.40)	(0.38)	(0.96)	0.33	(0.53)
Benefit (provision) for taxes on unrealized gain on investments	0.01	0.01	0.01	(0.01)	0.07	0.01	(0.04)
Interest rate derivative periodic interest payments, net	—	—	—	—	—	(0.01)	(0.01)
Net (decrease) increase in net assets resulting from operations attributable to First Eagle Alternative Capital BDC, Inc.	(1.16)	(0.29)	(0.79)	(0.32)	(0.24)	0.51	0.84
Distributions declared	0.41	0.63	0.84	1.08	1.08	1.29	1.36

Consolidated Statement of Assets and Liabilities data at period end:
Total investments at fair value	$343,364	$403,542	$384,125	$493,653	$608,691	$669,203	$754,163
Cash	10,536	14,278	5,890	6,860	3,617	6,376	3,850
Other assets	12,708	22,217	21,883	17,938	15,376	15,825	18,371
Total assets	366,608	440,037	411,898	518,451	627,684	691,404	776,384
Loans payable, net	64,661	69,161	66,161	107,657	167,317	181,655	258,651
Notes payable, net	109,471	108,669	108,866	108,067	107,015	106,347	85,000
Other liabilities	4,384	7,135	7,416	7,046	9,323	13,582	13,834
Total liabilities	178,516	184,965	182,443	222,770	283,655	301,584	357,485
Total net assets attributable to First Eagle Alternative Capital BDC, Inc.	188,092	255,072	229,455	295,681	343,327	389,105	418,899
Net assets attributable to non-controlling interest	—	—	—	—	702	715	—
Total net assets	188,092	255,072	229,455	295,681	344,029	389,820	418,899

	As of and for the nine months ended September 30,		As of and for the years ended December 31,
	2020	2019	2019	2018	2017	2016	2015

Other data:
Weighted average annual yield on debt and income-producing investments (1) (2) (3)	6.6%	9.9%	8.2%	10.4%	10.1%	10.9%	11.2%
Weighted average annual yield on debt and income-producing investments including Logan JV (2) (3)	7.0%	10.1%	8.7%	10.7%	10.7%	11.2%	11.3%
Number of portfolio investments at year end	47	47	52	42	47	47	55

(1)	Excludes yield on the Logan JV.
(2)

Weighted-average annual effective yield is higher than what an investor in shares of our common stock will realize on its investment because it does not reflect our expenses or any sales load paid by an investor.

(3)	Includes all loans on non-accrual status and restructured loans for which income is not being recognized as of period-end.

Selected Quarterly Financial Data (Unaudited):

(in thousands, except per share data)

Quarter Ended	Investment Income		Net Investment Income		Net Change in Unrealized Appreciation (Depreciation) on Investments		Net Realized (Loss) on Investments, net of taxes		Provision for taxes (benefit) on unrealized gain on investments		Net Increase (Decrease) In Net Assets From Operations
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
September 30, 2020	$7,329	$0.23	$3,182	$0.10	$29,392	$0.93	$(17,490)	$(0.55)	$165	$0.01	$15,249	$0.49
June 30, 2020	7,041	0.22	1,731	0.05	39,483	1.24	(26,628)	(0.84)	(443)	(0.01)	14,143	0.44
March 31, 2020	7,888	0.24	2,661	0.09	(67,673)	(2.14)	(1,614)	(0.05)	470	0.01	(66,156)	(2.09)

Quarter Ended	Investment Income		Net Investment Income		Net Change in Unrealized Appreciation (Depreciation) on Investments		Net Realized Gain (Loss) on Investments, net of taxes		Provision for taxes (benefit) on unrealized gain on investments		Net Increase (Decrease) In Net Assets From Operations
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
December 31, 2019	$10,148	$0.32	$4,938	$0.16	$(14,468)	$(0.46)	$(5,834)	$(0.19)	$(81)	$—	$(15,445)	$(0.49)
September 30, 2019	12,793	0.41	6,872	0.22	1,237	0.04	(7,862)	(0.25)	64	—	311	0.01
June 30, 2019	15,362	0.49	8,851	0.28	5,382	0.17	(24,067)	(0.77)	164	0.01	(9,670)	(0.31)
March 31, 2019	14,191	0.44	6,704	0.21	(4,645)	(0.15)	(1,972)	(0.06)	107	—	194	0.00

Quarter Ended	Investment Income		Net Investment Income		Net Change in Unrealized Appreciation (Depreciation) on Investments		Net Realized Gain (Loss) on Investments, net of taxes		Provision for taxes (benefit) on unrealized gain on investments		Net Increase (Decrease) In Net Assets From Operations
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
December 31, 2018	$15,819	$0.49	$7,325	$0.23	$(36,690)	$(1.13)	$6,172	$0.19	$61	$—	$(23,132)	$(0.71)
September 30, 2018	16,078	0.50	8,573	0.27	(3,444)	(0.10)	(284)	(0.01)	(192)	(0.01)	4,653	0.15
June 30, 2018	18,357	0.57	10,099	0.31	16,897	0.52	(25,336)	(0.78)	(121)	—	1,539	0.05
March 31, 2018	16,688	0.51	8,827	0.26	10,663	0.33	(13,117)	(0.40)	(32)	—	6,341	0.19

FINANCIAL HIGHLIGHTS

The financial data set forth in the following table as of and for the years ended December 31, 2019, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm whose reports thereon are incorporated by reference in this Prospectus, certain documents incorporated by reference in this Prospectus or the accompanying prospectus supplement, or our Annual Reports on Form 10-K filed with the SEC, which may be obtained from www.sec.gov or upon request. The financial data set forth in the following table as of and for the nine months ended September 30, 2020 is derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim period. Interim results as of and for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. You should read these financial highlights in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Prospectus, any documents incorporated by reference in this Prospectus or the accompanying prospectus supplement, or our Annual Reports on Form 10-K filed with the SEC.

	For the nine months ended September 30, 2020	For the years ended December 31,
		2019	2018	2017	2016	2015
Per Share Data(1):

Net asset value attributable to First Eagle Alternative Capital BDC, Inc., beginning of period	$7.64	$9.15	$10.51	$11.82	$12.58	$13.08
Net investment income, after taxes(2)	0.24	0.87	1.07	1.21	1.35	1.41
Net realized (loss) gain on investments(2)	(1.44)	(1.27)	(1.00)	(0.53)	(1.17)	0.01
Income tax provision, realized gain(2)	0.03	—	—	(0.03)	—	—
Net change in unrealized appreciation (depreciation) on investments(2)(5)	—	(0.40)	(0.38)	(0.96)	0.33	(0.53)
Benefit (provision) for taxes on unrealized gain on investments(2)	0.01	0.01	(0.01)	0.07	0.01	(0.04)
Interest rate derivative periodic interest payments, net (2)	—	—	—	—	(0.01)	(0.01)

Net increase (decrease) in net assets resulting from operations attributable to First Eagle Alternative Capital BDC, Inc.	6.25	(0.79)	(0.32)	(0.24)	0.51	0.84
Accretive effect of repurchase of common stock	0.01	0.12	0.04	0.01	0.02	0.02
Dilutive effect of share issuance	(0.18)	—	—	—	—	—
Accretive effect of tender offer	0.34	—	—	—	—	—
Distributions to stockholders from net investment income	(0.40)	(0.84)	(1.08)	(1.08)	(1.29)	(1.36)

Total distributions	(0.40)	(0.84)	(1.08)	(1.08)	(1.29)	(1.36)

Net asset value attributable to First Eagle Alternative Capital BDC, Inc., end of period	$6.25	$7.64	$9.15	$10.51	$11.82	$12.58

Per share market value at end of period	$2.48	$6.31	$6.08	$9.05	$10.01	$10.70
Total return(3)	(54.51%)	17.70%	(22.38%)	1.14%	5.76%	2.41%

Shares outstanding at end of period	30,109	30,022	32,318	32,674	32,925	33,311

	For the nine months ended September 30, 2020	For the years ended December 31,
		2019	2018	2017	2016	2015
Ratio/Supplemental Data:
Net assets at end of period, attributable to First Eagle Alternative Capital BDC, Inc.	$188,092	$229,455	$295,681	$343,327	$389,820	$418,899
Ratio of total expenses to average net assets, attributable to First Eagle Alternative Capital BDC, Inc.(4)(6)(8)	10.35%	9.29%	9.62%	9.90%	9.96%	10.87%
Ratio of net investment income to average net assets, attributable to First Eagle Alternative Capital BDC, Inc. (7)(9)	4.96%	10.21%	10.34%	10.43%	11.19%	10.81%
Portfolio turnover, attributable to First Eagle Alternative Capital BDC, Inc.	14.63%	32.55%	21.94%	17.13%	18.94%	22.85%

(1)	Includes the cumulative effect of rounding.
(2)	Calculated based on weighted average common shares outstanding.
(3)

Total return is based on the change in market price per share during the period. Total return takes into account dividends and distributions, if any, reinvested in accordance with the Company’s dividend reinvestment plan.

(4)

For the nine months ended September 30, 2020, the ratio components included 1.32% net base management fee, (0.28%) of incentive fee, 6.37% of borrowing costs, 2.71% of other operating expenses, and 0.05% of the impact of all taxes. For the years ended December 31, 2019, 2018, 2017, 2016, and 2015, the ratio components included 2.06%, 2.67%, 2.73%, 2.75% and 2.69% of net base management fee, (0.04%), (0.01%), 0.62%, 1.12% and 2.70% of net incentive fee, 5.27%, 4.97%, 4.92%, 3.06% and 3.29% of the cost of borrowing, 1.93%, 1.80%, 1.93%, 2.02% and 1.95% of other operating expenses, and 0.07%, 0.19%, (0.30%), 0.01% and 0.22% of the impact of all taxes, respectively.

(5)	Includes the net change in unrealized appreciation (depreciation) on foreign currency transactions, as applicable.
(6)

Ratio of total expenses before incentive fee waiver to average net assets attributable to First Eagle Alternative Capital BDC, Inc. was 10.13% and 10.12% for the years ended December 31, 2018 and 2017, respectively. The incentive fee waiver was not applicable to the period ended September 30, 2020 or fiscal years 2019, 2016 or 2015.

(7)

Ratio of net investment income before incentive fee waiver to average net assets attributable to First Eagle Alternative Capital BDC, Inc. was 9.82% and 10.21% for the years ended December 31, 2018 and 2017, respectively. The incentive fee waiver was not applicable to the period ended September 30, 2020 or fiscal years 2019, 2016 or 2015.

(8)

Ratio of total expenses before management fee waiver to average net assets attributable to First Eagle Alternative Capital BDC, Inc. was 10.96% for the nine months ended September 30, 2020 and 9.49% for the year ended December 31, 2019. The management fee waiver was not applicable to fiscal years 2018, 2017, 2016 or 2015.

(9)

Ratio of net investment income before management fee waiver to average net assets attributable to First Eagle Alternative Capital BDC, Inc. was 4.35% for the nine months ended September 30, 2020 and 10.02% for the year ended December 31, 2019. The management fee waiver was not applicable to fiscal years 2018, 2017, 2016 or 2015.

	For the years ended December 31,
	2014	2013	2012	2011	2010
Per Share Data:

Net asset value, beginning of period	$13.36	$13.20	$13.24	$13.06	$12.99

Net investment income, after taxes(1)	1.42	1.37	1.38	1.04	0.31

Net realized (loss) gains on investments(1)	(0.38)	0.09	0.01	0.05	—
Income tax provision, realized gain(1)	(0.01)	—	—	—	—

Net change in unrealized appreciation on investments(1)(2)	0.06	0.01	(0.06)	0.11	0.06
Provision for taxes on unrealized gain on investments(1)	—	(0.07)	(0.02)	—	—
Net change in unrealized appreciation (depreciation) of interest rate derivative(1)(2)	—	0.02	(0.06)	—	—
Interest rate derivative periodic interest payments, net	(0.01)	(0.01)	—	—	—

Net increase in net assets resulting from operations	1.08	1.41	1.25	1.20	0.37
Accretive effect of share issuance	—	0.18	0.05	—	—

Distributions to stockholders from net investment income	(1.30)	(1.42)	(1.29)	(1.02)	(0.30)
Distributions to stockholders from net realized gains	(0.06)	(0.01)	(0.05)	—	—

Net asset value, end of period	$13.08	$13.36	$13.20	$13.24	$13.06

Per share market value at end of period	$11.76	$16.49	$14.79	$12.21	$13.01

Total return(3)	(20.96%)	22.10%	33.43%	1.87%	2.38%

Shares outstanding at end of period	33,905	33,905	26,315	20,220	19,616

Ratio/Supplemental Data:

Net assets at end of period	$443,621	$452,942	$347,484	$267,617	$260,016

Ratio of total expenses to average net assets(4)	9.79%	8.73%	8.14%	6.18%	3.47%
Ratio of net investment income to average net assets	10.70%	10.25%	10.39%	7.94%	3.39%
Portfolio turnover	28.98%	33.09%	53.95%	15.43%	8.63%

(1)	Calculated based on weighted average common shares outstanding.
(2)	Includes the cumulative effect of rounding.
(3)

Total return is based on the change in market price per share during the period. Total return takes into account dividends and distributions, if any, reinvested in accordance with the Company’s dividend reinvestment plan.

(4)

For the years ended December 31, 2014, 2013, 2012, 2011 and 2010, the ratio components included 2.47%, 1.86%, 1.72%, 1.51% and 1.49% of base management fee, 2.48%, 2.64%, 2.43%, 1.80% and 0.00% of incentive fee, 2.47%, 1.76%, 1.43%, 0.65% and 0.00% of the cost of borrowing, 2.05%, 1.85%, 2.19%, 2.20% and 1.95% of other operating expenses, and 0.09%, 0.49%, 0.16%, 0.00% and 0.00% of the impact of all taxes, respectively.

SENIOR SECURITIES

(dollar amounts in thousands, except per share data)

Information about our senior securities (including preferred stock, debt securities and other indebtedness) is shown in the following tables as of the end of the last 10 fiscal years. The report of our independent registered public accounting firm, PricewaterhouseCoopers LLP, on the senior securities table as of December 31, 2019, is attached as an exhibit to the registration statement of which this prospectus is a part. The “—” indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
Revolving Facility

Fiscal 2020 (as of September 30, 2020, unaudited)	$64,661	$2,055	$—	N/A
Fiscal 2019	$66,161	$2,275	$—	N/A
Fiscal 2018	$107,657	$2,332	$—	N/A
Fiscal 2017	$167,317	$2,230	$—	N/A
Fiscal 2016	$107,861	$2,314	$—	N/A
Fiscal 2015	$152,151	$2,219	$—	N/A
Fiscal 2014	$188,351	$2,286	$—	N/A
Fiscal 2013	$111,300	$3,217	$—	N/A
Fiscal 2012	$—	—	$—	N/A
Fiscal 2011	$5,000	$54,523	$—	N/A
Fiscal 2010	$—	—	$—	N/A

Term Loan Facility

Fiscal 2016	$75,000	$2,314	$—	N/A
Fiscal 2015	$106,500	$2,219	$—	N/A
Fiscal 2014	$106,500	$2,286	$—	N/A
Fiscal 2013	$93,000	$3,217	$—	N/A
Fiscal 2012	$50,000	$7,950	$—	N/A
Fiscal 2011	$—	—	$—	N/A
Fiscal 2010	$—	—	$—	N/A

2021 Notes

Fiscal 2017	$50,000	$2,230	$—	$1,021
Fiscal 2016	$50,000	$2,314	$—	$1,011
Fiscal 2015	$50,000	$2,219	$—	$1,015
Fiscal 2014	$50,000	$2,286	$—	$1,023

2022 Notes

Fiscal 2020 (as of September 30, 2020, unaudited)	$60,000	$2,055	$—	$963
Fiscal 2019	$60,000	$2,275	$—	$1,014
Fiscal 2018	$60,000	$2,332	$—	$1,022
Fiscal 2017	$60,000	$2,230	$—	$1,036
Fiscal 2016	$60,000	$2,314	$—	$1,012
Fiscal 2015	$35,000	$2,219	$—	$997

2023 Notes

Fiscal 2020 (as of September 30, 2020, unaudited)	$51,607	$2,055	$—	$961
Fiscal 2019	$51,607	$2,275	$—	$1,033
Fiscal 2018	$51,607	$2,332	$—	$1,005

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
Total Senior Securities

Fiscal 2020 (as of September 30, 2020, unaudited)	$176,268	$2,055	$—	N/A
Fiscal 2019	$177,768	$2,275	$—	N/A
Fiscal 2018	$219,264	$2,332	$—	N/A
Fiscal 2017	$277,317	$2,230	$—	N/A
Fiscal 2016	$292,861	$2,314	$—	N/A
Fiscal 2015	$343,651	$2,219	$—	N/A
Fiscal 2014	$344,851	$2,286	$—	N/A
Fiscal 2013	$204,300	$3,217	$—	N/A
Fiscal 2012	$50,000	$7,950	$—	N/A
Fiscal 2011	$5,000	$54,523	$—	N/A
Fiscal 2010	$—	$—	$—	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)

The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by total senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the “Asset Coverage Per Unit.”

(3)	The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it.
(4)

Not applicable, except for with respect to the 2021 Notes, the 2022 Notes and the 2023 Notes, as other senior securities are not registered for public trading on a stock exchange. The average market price per unit for each of the 2021 Notes, the 2022 Notes and the 2023 Notes is based on the average daily closing prices as reported on the NYSE during the period presented and is expressed per $1,000 of indebtedness.

PORTFOLIO COMPANIES

The following tables set forth certain information as of September 30, 2020 regarding each portfolio company in which we had a debt or equity investment. The general terms of our loans and other investments are described in “The Company.” We offer to make available significant managerial assistance to our portfolio companies. In addition, we may receive rights to participate in or observe the board of directors’ meetings of our portfolio companies. Amounts are presented in thousands.

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)
Non-controlled/non-affiliated investments — 120.51% of net asset value

1-800 Hansons, LLC
977 E 14 Mile Rd, Troy, MI 48083	Consumer products and services	First lien senior secured debt	8.5% (LIBOR + 7.5%) (7.5% Cash + 1.0% PIK)	10/19/2017	10/19/2022		$3,318	$3,293	$3,053
		First lien senior secured debt (8)	7.5% (LIBOR + 6.5%)	10/19/2017	10/19/2022		209	207	193

								$3,500	$3,246

3SI Security Systems
101 Lindenwood Drive, Suite 200, Malvern, PA 19355	Business services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	12/17/2019	6/16/2023		$4,065	$4,033	$3,902

								$4,033	$3,902

ABC Legal Services, LLC
633 Yesler Way, Seattle, WA 98104	Business services	First lien senior secured debt	6.8% (LIBOR + 5.3%)	6/21/2019	6/21/2024		$7,200	$7,105	$6,840
		First lien senior secured debt (8)(9)	6.8% (LIBOR + 5.3%)	6/21/2019	6/21/2024		—	(9)	—

								$7,096	$6,840

Alex Toys, LLC
251 Union St., Northvale, NJ 07647	Consumer products and services	Equity investments (10)(12)(13)(18)		5/22/2015		0.72%	154	$1,000	$—
		Equity investments (10)(12)(13)(17)		6/22/2016	6/12/2021	7.16%	121	887	—

								$1,887	$—

Allied Wireline Services, LLC
3200 Wilcrest Dr #170, Houston, TX 77042	Energy / utilities	First lien senior secured debt (11)(25)	10.0% PIK	6/15/2020	6/15/2025		$4,951	$4,971	$4,530
		Equity investments (10)(13)(18)		6/15/2020		4.54%	4,538	144	—
		Equity investments (10)(13)(18)		6/15/2020		2.06%	2,063	—	—

								$5,115	$4,530

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)
Alpine SG, LLC
1333 N California Blvd, Suite 448, Walnut Creek, CA 94596	IT services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	4/9/2019	11/16/2022		$1,316	$1,309	$1,303
		First lien senior secured debt	6.8% (LIBOR + 5.8%)	4/9/2019	11/16/2022		659	655	652

								$1,964	$1,955

Apex Services Partners, LLC
401 East Jackson Street, Suite 3300, Tampa, FL 33602	Consumer products and services	First lien senior secured debt	6.3% (LIBOR + 5.3%)	2/11/2020	7/31/2025		$4,570	$4,529	$4,455
		First lien senior secured debt (9)(23)	6.3% (LIBOR + 5.3%)	2/11/2020	7/31/2025		—	(7)	—

								$4,522	$4,455

BCDI Rodeo Dental Buyer, LLC
1141 US-77 BUS #G, San Benito, TX 78586	Healthcare	First lien senior secured debt	6.0% (LIBOR + 5.0%)	5/14/2019	5/14/2025		$5,744	$5,699	$5,399
		First lien senior secured debt (8)	6.0% (LIBOR + 5.0%)	5/14/2019	5/14/2025		1,615	1,603	1,518
		First lien senior secured debt (8)	6.0% (LIBOR + 5.0%)	5/14/2019	5/14/2025		1,320	1,309	1,241

								$8,611	$8,158

Certify, Inc.
20 York St., Suite 201, Portland, ME 04101	IT services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	2/28/2019	2/28/2024		$1,544	$1,528	$1,536
		First lien senior secured debt (24)	6.8% (LIBOR + 5.8%)	2/28/2019	2/28/2024		211	208	209
		First lien senior secured debt (8)(9)	6.8% (LIBOR + 5.8%)	2/28/2019	2/28/2024		—	(1)	—
		Equity investments (18)		2/28/2019		0.02%	841	175	190

								$1,910	$1,935

Communication Technology Intermediate
33 Locke Drive, Marlboro, MA 01752	Business services	First lien senior secured debt (7)	7.5% (LIBOR + 6.0%)	8/26/2019	8/26/2024		$8,032	$7,895	$7,871
		First lien senior secured debt (7)(8)	7.5% (LIBOR + 6.0%)	8/26/2019	8/26/2024		761	749	745

								$8,644	$8,616

27

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)

EBS Intermediate LLC
436 North Bedford Drive, Suite 304, Beverly Hills, CA 90210	Consumer products and services	First lien senior secured debt	6.5% (LIBOR + 5.5%)	10/2/2018	10/2/2023		$7,812	$7,729	$7,616
		First lien senior secured debt (8)	6.5% (LIBOR + 5.5%)	10/2/2018	10/2/2023		833	816	813

								$8,545	$8,429
Evergreen Services Group, LLC
1 California St., Suite 2900, San Francisco, CA 94111	IT services	First lien senior secured debt	7.0% (LIBOR + 6.0%)	11/13/2018	6/6/2023		$9,362	$9,306	$9,362

								$9,306	$9,362
Finxera Intermediate, LLC
55 S Market St #1220, San Jose, CA 95113	Financial services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	2/25/2020	8/27/2024		$7,134	$7,072	$7,063

								$7,072	$7,063
Freeport Financial SBIC Fund LP
300 North LaSalle, Suite 5300, Chicago, IL 60654	Financial services	Investments in funds (14)(21)		6/14/2013				$2,957	$2,562

								$2,957	$2,562
Gener8, LLC
500 Mercury Drive, Sunnyvale, CA 94085	Business services	First lien senior secured debt	6.5% (LIBOR + 5.5%)	8/14/2018	8/14/2023		$5,872	$5,820	$5,872
		First lien senior secured debt (8)(9)	6.5% (LIBOR + 5.5%)	8/14/2018	8/14/2023		—	(13)	—

								$5,807	$5,872
Groundworks Operations, LLC
1741 Corporate Landing Pkwy, Virginia Beach, VA 23454	Consumer products and services	First lien senior secured debt	8.0% (LIBOR + 7.0%)	7/9/2020	1/17/2026		$1,951	$1,914	$1,932
		First lien senior secured debt (8)(9)	8.0% (LIBOR + 7.0%)	7/9/2020	1/17/2026		—	(2)	—
		First lien senior secured debt (9)(23)	8.0% (LIBOR + 7.0%)	7/9/2020	1/17/2026		—	(16)	—

								$1,896	$1,932
Gryphon Partners 3.5, L.P.
One Market Plaza, Steuart Tower, 24th Fl, San Francisco, CA, 94105	Financial services	Investments in funds (14)(21)		11/20/2012				$399	$211

								$399	$211
HealthDrive Corporation
888 Worcester Street, Wellesley, MA 02482	Healthcare	First lien senior secured debt	6.8% (LIBOR + 5.8%)	12/21/2018	12/21/2023		$9,825	$9,760	$9,039
		First lien senior secured debt (8)	6.8% (LIBOR + 5.8%)	12/21/2018	12/21/2023		352	341	324

								$10,101	$9,363

28

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)
Igloo Products Corp.
777 Igloo Road, Katy, TX 77494	Consumer products and services	First lien senior secured debt	11.5% (LIBOR + 10.0%) (10.8% Cash + 0.8% PIK)	3/28/2014	3/28/2023		$21,567	$21,550	$20,489
		Equity investments (18)		4/30/2014		0.66%	1,902	1,716	—

								$23,266	$20,489
IRC Opco LLC
401 N. Michigan Avenue, Suite 1200, Chicago, IL 60611	Healthcare	First lien senior secured debt	6.3% (LIBOR + 5.3%)	1/4/2019	1/4/2024		$5,359	$5,329	$5,225
		First lien senior secured debt (8)	6.3% (LIBOR + 5.3%)	1/4/2019	1/4/2024		818	814	798

								6,143	$6,023
Lash Opco LLC
1256 Main Street, Suite 256, Southlake, TX 76092	Consumer products and services	First lien senior secured debt	9.3% (LIBOR + 8.3%)	9/18/2020	3/18/2026		$3,030	$2,954	$2,954
		First lien senior secured debt (8)(9)	9.3% (LIBOR + 8.3%)	9/18/2020	3/18/2026		—	(8)	—

								2,946	$2,954
Matilda Jane Holdings, Inc.
4031 Merchant Road, Fort Wayne, IN 46818	Consumer products and services	First lien senior secured debt	9.5% (LIBOR+ 8.5% PIK)	4/28/2017	4/28/2022		$11,956	$11,873	$9,207
		Equity investments (12)(17)		4/28/2017		4.02%	2,587,855	489	—

								$12,362	$9,207

Merchants Capital Access, LLC
525 Broadhollow Rd #200, Melville, NY 11747	Financial services	Second lien debt (14)	11.5% (LIBOR + 10.5%)	4/20/2015	4/20/2021		$12,000	$11,977	$11,700

								$11,977	$11,700
MeriCal, LLC
2995 East Miraloma Avenue, Anaheim, CA 92806	Consumer products and services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	11/16/2018	11/16/2021		$7,434	$7,434	$7,360

29

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)
		Equity investments (10)(12)(17)		9/30/2016		0.75%	521	505	687
		Equity investments (10)(12)(18)		9/30/2016		0.66%	5,334	10	126

								$7,949	$8,173

NCP Investor Inc
631 24 1/2 Road, Suite C, Grand Junction, CO 81505	Healthcare	First lien senior secured debt	6.5% (LIBOR + 5.5%)	10/19/2018	10/19/2023		$6,917	$6,853	$6,848
		First lien senior secured debt (8)	6.5% (LIBOR + 5.5%)	10/19/2018	10/19/2023		667	657	660

								$7,510	$7,508

Neiman Marcus Group LTD LLC
One Marcus Square, 1618 Main Street, Dallas, TX 75201	Retail & grocery	First lien senior secured debt	9.5% (LIBOR + 8.5%)	9/25/2020	9/25/2024		$3,000	$2,940	$2,940

								$2,940	$2,940

PDFTron Systems Inc.
500-838 West Hastings Street, Vancouver, BC, V6C 0A6 Canada	IT services	First lien senior secured debt (7)	7.3% (LIBOR + 6.0%)	5/15/2019	5/15/2024		$4,950	$4,914	$4,901
		First lien senior secured debt (7)(23)	7.3% (LIBOR + 6.0%)	5/15/2019	5/15/2024		1,089	1,081	1,078
		First lien senior secured debt (7)(23)	7.3% (LIBOR + 6.0%)	5/15/2019	5/15/2024		320	316	317
		First lien senior secured debt (7)	8.8% (LIBOR + 7.5%)	6/9/2020	5/15/2024		398	389	398
		First lien senior secured debt (7)(9)(22)	8.8% (LIBOR + 7.5%)	6/9/2020	5/15/2024		—	(11)	—

								$6,689	$6,694

Quartermaster Newco, LLC
428 Greenwich Street, New York, NY 10013	Healthcare	First lien senior secured debt	8.3% (LIBOR + 7.0%)	7/31/2020	7/31/2025		$3,135	$3,105	$3,104

30

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)
		First lien senior secured debt (8)(9)	8.3% (LIBOR + 7.0%)	7/31/2020	7/31/2025		—	(4)	—

								$3,101	$3,104

Riveron Acquisition Holdings, Inc.
2515 MicKinney Avenue, Suite 1200, Dallas, TX 75201	Business services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	5/22/2019	5/22/2025		$8,198	$8,073	$8,034

								$8,073	$8,034

Sciens Building Solutions, LLC
5925 Stoneridge Dr, Pleasanton, CA 94588	Business services	Equity investments (10)(17)		7/12/2017		0.50%	194	$213	$345

								$213	$345

Simplicity Financial Marketing Holdings Inc.
8700 E. Vista Bonita Drive, Suite 160, Scottsdale, AZ 85255	Financial services	First lien senior secured debt	7.3% (LIBOR + 5.8%)	9/13/2019	9/13/2024		$3,446	$3,405	$3,446
		First lien senior secured debt (8)	7.3% (LIBOR + 5.8%)	9/13/2019	9/13/2024		370	366	370
		First lien senior secured debt (23)	7.3% (LIBOR + 5.8%)	9/13/2019	9/13/2024		1,107	1,092	1,107

								$4,863	$4,923

smarTours, LLC
545 8th Ave, Suite 2250, New York, NY 10018	Consumer products and services	First lien senior secured debt (19)	9.8% (LIBOR + 8.8%)	10/31/2017	10/31/2022		$5,141	$5,093	$2,571
		First lien senior secured debt (8)(9)(19)	9.8% (LIBOR + 8.8%)	10/31/2017	10/31/2022		—	(7)	—

								$5,086	$2,571

SolutionReach, Inc.
2600 N. Ashton Blvd. Lehi, UT 84043	IT services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	1/17/2019	1/17/2024		$6,272	$6,188	$6,178
		First lien senior secured debt (8)	6.8% (LIBOR + 5.8%)	1/17/2019	1/17/2024		700	688	690

								$6,876	$6,868

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)

SPST Holdings
545 8th Ave, Suite 2250, New York, NY 10018	Consumer products and services	Equity investments (10)(13)(18)		10/31/2017		0.66%	215,827	$216	$—

								$216	$—

Specialty Brands Holdings, LLC
1400 Old Country Rd, Westbury, NY 11590	Restaurants	Equity investments (17)		6/29/2018		0.50%	58	$—	$—
		Equity investments (18)		6/29/2018		1.00%	1,232	—	—

								$—	$—

SRS Acquiom Holdings LLC
950 17th Street, Suite 1400, Denver, CO 80202	Financial services	First lien senior secured debt	6.8% (LIBOR + 5.8%)	11/8/2018	11/8/2024		$4,763	$4,730	$4,143
		First lien senior secured debt (9)(22)	6.8% (LIBOR + 5.8%)	11/8/2018	11/8/2023		—	(3)	—

								$4,727	$4,143

SynteractHCR Holdings Corporation
5759 Fleet Street, Suite 100, Carlsbad, CA 92008	Healthcare	First lien senior secured debt	6.3% (LIBOR + 5.3%)	1/17/2020	5/25/2025		$6,167	$6,113	$6,074
		First lien senior secured debt (8)(9)	6.3% (LIBOR + 5.3%)	1/17/2020	5/25/2025		—	(13)	—

								$6,100	$6,074

Urology Management Associates, LLC
1000 Corporate Blvd., Linthicum, MD 21090	Healthcare	First lien senior secured debt	6.0% (LIBOR + 5.0%)	8/31/2018	8/31/2024		$8,371	$8,264	$8,203
		Equity investments (18)		8/31/2018		0.48%	769	769	933

								$9,033	$9,136

Virtus Aggregator, LLC
2649 Causeway Center Drive, Tampa, FL 33619	Healthcare	Equity investments (10)(13)(18)		5/7/2020		0.51%	10	$32	$32

								$32	$32

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)

Wheels Up Partners, LLC
220 West 42nd St., 16th Floor, New York, NY 10036	Transportation	Equity investments (10)(13)(18)		1/31/2014		0.35%	1,000,000	$1,000	$2,071

								$1,000	$2,071

Whitney, Bradley & Brown, Inc.
11790 Sunrise Valley Dr #5, Reston, VA 20191	Business services	First lien senior secured debt	8.5% (LIBOR + 7.5%)	10/18/2017	10/18/2022		$7,665	$7,629	$7,665

								$7,629	$7,665

Women’s Health USA
22 Waterville Road, Avon, CT 06001	Healthcare	First lien senior secured debt	7.8% (LIBOR + 6.8%)	10/9/2018	10/9/2023		$7,309	$7,290	$7,162
		First lien senior secured debt (8)	7.8% (LIBOR + 6.8%)	10/9/2018	10/9/2023		429	417	420

								$7,707	$7,582

Total non-controlled/non-affiliated investments								$239,803	$226,667

—120.51% of net asset value
Controlled investments
—62.04% of net asset value

C&K Market, Inc.
615 5th Street, Brookings, OR 97415	Retail & grocery	Equity investments (15)(18)		11/3/2010		31.97%	1,992,365	$2,271	$7,043
		Equity investments (15)(17)		11/3/2010	7/1/2024	31.97%	1,992,365	10,956	9,962

								$13,227	$17,005
Loadmaster Derrick & Equipment, Inc.
1084 S Cruse Ave, Broussard, LA 70518	Energy / utilities	First lien senior secured debt (15)(19)	11.3% (LIBOR + 10.3% PIK)	7/1/2016	12/31/2020		$10,950	$7,307	$—
		First lien senior secured debt (15)(19)	13.0% (LIBOR + 12.0% PIK)	7/1/2016	12/31/2020		2,579	1,053	—
		First lien senior secured debt (15)(19)	11.3% (LIBOR+ 10.3% PIK)	1/17/2017	12/31/2020		8,964	6,932	7,171
		Equity investments (15)(17)		7/1/2016		81.93%	2,956	1,114	—
		Equity investments (15)(18)		12/21/2016		73.83%	12,131	—	—

								$16,406	$7,171

33

Portfolio company(1)(2)(3)	Industry	Type of Investment	Interest Rate(4)	Initial Acquisition Date	Maturity/ Dissolution Date	Percentage of Class Held on a Fully Diluted Basis	Principal(5) No. of Shares / No. of Units	Amortized Cost	Fair Value (6)

OEM Group, LLC
2120 W Guadalupe Road, Gilbert, AZ 85233	Industrials and manufacturing	First lien senior secured debt (15)	8.5% (LIBOR + 7.5%)	9/30/2020	9/30/2025		$7,500	$7,500	$7,500
		Second lien debt (15)(25)	10.0% PIK	9/30/2020	9/30/2026		44,090	22,202	22,125
		Equity investments (10)(12)(15)(20)		3/16/2016		75.00%	10,000	8,890	—

								$38,592	$29,625
First Eagle Logan JV LLC
500 Boylston Street, Suite 1200, Boston, MA 02116	Investment funds and vehicles	Investments in funds (10)(14)(15)(16)(18)(21)		12/3/2014				$92,221	$62,894

								$92,221	$62,894

Total controlled investments

—62.04% of net asset value								$160,446	$116,695

Non-controlled/affiliated investments
—0.00% of net asset value

First Eagle Greenway Fund LLC
500 Boylston Street, Suite 1200, Boston, MA 02116	Investment funds and vehicles	Investments in funds (10)(14)(18)(21)		1/27/2011				$1	$1

								$1	$1

First Eagle Greenway Fund II LLC
500 Boylston Street, Suite 1200, Boston, MA 02116	Investment funds and vehicles	Investments in funds (10)(14)(18)(21)		3/1/2013				$1	$1

								$1	$1

Total non-controlled/affiliated investments

—0.00% of net asset value								$2	$2

Total investments
—182.55% of net asset value								$400,251	$343,364

(1) All debt investments are income-producing, unless otherwise noted. Equity and member interests are non-income-producing unless otherwise noted. The Company generally acquires its investments in private transactions exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. Its investments are therefore generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.

(2) All investments are pledged as collateral under the Revolving Facility.

(3) As of September 30, 2020, 30.7% and 27.0% of the Company’s total investments on a cost and fair value basis, respectively, are in non-qualifying assets. The Company may not acquire any non-qualifying assets unless, at the time of the acquisition, qualifying assets represent at least 70% of the Company’s total assets.

34

(4) Variable interest rate investments bear interest in reference to London Interbank offer rate, or LIBOR, or Alternate Base Rate, or ABR, which are effective as of September 30, 2020. LIBOR loans are typically indexed to 30-day, 90-day or 180-day LIBOR rates, at the borrower’s option, and ABR rates are typically indexed to the current prime rate or federal funds rate. Each of LIBOR and ABR rates may be subject to interest floors. As of September 30, 2020, the 30-day, 60 day, 90-day and 180-day LIBOR rates were 0.15%, 0.19%, 0.23% and 0.26%, respectively. There were no ABR loans outstanding at September 30, 2020.

(5) Principal includes accumulated PIK interest and is net of repayments.

(6) Unless otherwise indicated, all investments are valued using significant unobservable inputs. Refer to Level 3 fair value measurements quantitative information table in Note 3 “Investments” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus, for further detail.

(7) Foreign company or foreign co-borrower at the time of investment and, as a result, is not a qualifying asset under Section 55(a) of the 1940 Act.

(8) Company pays 0.50% unfunded commitment fee on delayed draw term loan and/or revolving loan facilities.

(9) The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan.

(10) Member interests of limited liability companies are the equity equivalents of the stock of corporations.

(11) In certain instances, at the option of the issuer, interest can be paid in cash or cash and PIK. The percentage of PIK shown is the maximum PIK that can be elected by the company. As of September 30, 2020, there were no issuers with this option.

(12) Equity ownership may be held in shares or units of companies related to the portfolio company.

(13) Interest held by a wholly owned subsidiary of First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.).

(14) Investments that the Company has determined are not “qualifying assets” under Section 55(a) of the 1940 Act. The status of these assets under the 1940 Act is subject to change. The Company monitors the status of these assets on an ongoing basis.

(15) As defined in Section 2(a)(9) of the 1940 Act, the Company is deemed to control this portfolio company because it owns more than 25% of the portfolio company’s outstanding voting securities. See Schedule 12-14 in the notes to our most recent Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q for transactions for the nine months ended September 30, 2020 in which the issuer was a portfolio company that the Company is deemed to control.

(16) On December 3, 2014, the Company entered into an agreement with Perspecta (as described in Note 3 hereto) to create First Eagle Logan JV LLC (formerly, THL Credit Logan JV LLC), or Logan JV, a joint venture, which invests primarily in senior secured first lien term loans. All Logan JV investment decisions must be unanimously approved by the Logan JV investment committee consisting of one representative from each of the Company and Perspecta. Although the Company owns more than 25% of the voting securities of Logan JV, the Company does not believe that it has control over Logan JV (other than for purposes of the 1940 Act or otherwise).

(17) Preferred stock.

(18) Common stock and member interest.

(19) Loan was on non-accrual as of September 30, 2020.

(20) Includes $577 of cost and $0 of fair value related to a non-controlling interest as a result of consolidating a blocker corporation that holds equity in OEM Group, LLC as of September 30, 2020.

(21) Investment is measured at fair value using net asset value.

(22) Company pays 0.38% unfunded commitment fee on revolving loan facility.

(23) Company pays 1.00% unfunded commitment fee on delayed draw term loan facility.

(24) Company pays 0.25% unfunded commitment fee on revolving credit facility.

(25) Restructured loan for which income is not being recognized as of September 30, 2020.

Set forth below is a brief description of each portfolio company in which we have made an investment that represents greater than 5.0% of total assets:

First Eagle Logan JV LLC

As of September 30, 2020, we hold a controlling equity investment in First Eagle Logan JV LLC (formerly, THL Credit Logan JV LLC), or Logan JV, with an aggregate fair value of $62.9 million. Logan JV is a joint venture with Perspecta Trust LLC, or Perspecta, which invests primarily in senior secured first lien term loans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio Composition and Investment Activity—THL Credit Logan JV LLC” in Part I, Item 2 of our most recent Quarterly Report on Form 10-Q and the audited financial statements of the Logan JV incorporated by reference in this prospectus for more information.

OEM Group, LLC

As of September 30, 2020, we hold debt and equity investments in OEM Group, LLC and affiliated entities, or OEM, with an aggregate fair value of $29.6 million. Our investments in OEM consist of a senior secured first lien term loan set to mature on September 30, 2025, a second lien term loan set to mature on September 30, 2026, and controlling common equity. OEM is a provider of capital equipment solutions to semiconductor fabrication plants and producers of emerging electronics around the world. See our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q and the audited financial statements of OEM incorporated by reference in this prospectus for more information.

Igloo Products Corp

As of September 30, 2020, we hold debt and equity investments in Igloo Products Corp., or Igloo, with an aggregate fair value of $20.5 million. Our investments in Igloo consist of a senior secured first lien loan, which is set to mature on March 28, 2023, and common equity. Igloo is an international manufacturer and distributor of insulated hard side coolers, soft side coolers, food and beverage storage products, and ice products and other accessories.

THE COMPANY

Please refer to “Business” in Part I, Item 1 of our most recent Annual Report on Form 10-K and “Legal Proceedings ”in Part I, Item 3 of our most recent Annual Report on Form 10-K and Part II, Item 1 of our most recent Quarterly Report on Form 10-Q for a description of the Company.

MANAGEMENT OF THE COMPANY

Please refer to “Director and Executive Officer Information,” “Corporate Governance,” “Executive Compensation” and “Director Compensation” in our most recent definitive proxy statement, which is incorporated by reference into this prospectus, for information relating to the management of the Company.

CERTAIN RELATIONSHIPS

Effective January 31, 2020, THL Credit Advisors LLC, the Company’s previous Advisor, merged into a newly formed subsidiary of First Eagle Investment Management, LLC (“First Eagle”), with THL Credit Advisors LLC as the surviving company (the “Transaction”). Immediately after closing of the Transaction, THL Credit Advisors LLC changed its name to First Eagle Alternative Credit, LLC.

The Transaction resulted in a change of control of the Advisor and an “assignment” of the prior investment management agreement (“Prior Investment Management Agreement”) between us and the Advisor under the 1940 Act, meaning that the Prior Investment Management Agreement terminated automatically by its terms. On January 28, 2020, our Board unanimously approved an interim management agreement (the “Interim Investment Management Agreement”) that includes substantially the same terms as the Prior Investment Advisory Agreement. On January 28, 2020, our Board also unanimously approved the new investment management agreement (the “New Investment Management Agreement”) between us and the Advisor. All material terms of the New Investment Management Agreement will remain unchanged from the material terms of the Prior Investment Advisory Agreement. The New Investment Management Agreement received stockholder approval at a special shareholder meeting held on May 28, 2020. Upon receipt of stockholder approval, the Interim Investment Management Agreement terminated immediately and the New Investment Management Agreement went into effect. Under the New Investment Management Agreement, the Advisor, subject to the overall supervision of the Board, manages the day-to-day operations of, and provides investment advisory services to us. Effective January 31, 2020, the Company has also entered into an administration agreement with the Advisor under which the Advisor will provide administrative services to the Company. Under the administration agreement, the Advisor performs, or oversees the performance of administrative services necessary for the operation of the Company, which include, among other things, being responsible for the financial records which the Company is required to maintain and preparing reports to the Company’s stockholders and reports filed with the SEC. See “Business—Administration Agreement” in Part I, Item 1 of our most recent Annual Report on Form 10-K incorporated herein by reference for additional information.

The Advisor and its affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole and in part, with ours. For example, the Advisor presently serves as investment advisor to one or more additional private funds and to certain CLOs and is an advisor to a closed-end fund, First Eagle Senior Loan Fund (NYSE: FSLF).

The Advisor’s policies are also designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if we are able to co-invest, either pursuant to SEC interpretive positions or an exemptive order, with other funds managed by the Advisor and its affiliates. In addition, we note that any affiliated fund currently formed or formed in the future and managed by the Advisor or its affiliates may have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. However, in certain instances due to regulatory, tax, investment, or other restrictions, certain investment opportunities may not be appropriate for either us or other funds managed by the Advisor. Generally, other than negotiated co-investments under our co-investment order and unless otherwise provided in the allocation policy, when making investment and disposition allocation decisions, the Advisor and its affiliates may consider a variety of factors, among others, on a relative or absolute basis, and may establish ratios, formulas or similar metrics to assist in making allocation decisions when the opportunity being considered may be appropriate for more than investment fund. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by the Advisor or its affiliates.

The 1940 Act generally prohibits BDCs from making certain negotiated co-investments with affiliates absent an order from the SEC permitting the BDC to do so. Unless otherwise provided in the allocation policy or co-investment order, if an investment opportunity is appropriate for both us and other investment funds and the investment opportunity requires more than the price to be negotiated, the investment opportunity will be made available to us and the other investment funds with allocations being pro rata based on each requested allocation. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that we may not be given the opportunity to participate in investments made by investment funds managed by the Advisor or its affiliates.

On September 19, 2018 the SEC granted us the relief we sought in an exemptive application that expands our ability to co-invest in portfolio companies with certain other funds managed by the Advisor or its affiliates (“Affiliated Funds”) and, subject to certain conditions, proprietary accounts of the Advisor or its affiliates (“FEAC Proprietary Accounts”) or in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions (the “Order”). Pursuant to the Order, we are permitted to co-invest with Affiliated Funds and/or “FEAC” Proprietary Accounts if, among other things, a “required majority” (as defined in Section 57(o) of the 1940 Act) or our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.

See Note 4 “Related Party Transactions” to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Note 4 “Related Party Transactions” to our Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2020, which are incorporated by reference, for additional information regarding these relationships and transactions.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 1, 2020, the beneficial ownership of each current director, the nominees for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 30,109,384 shares of common stock outstanding as of December 1, 2020.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. The Company’s directors are divided into two groups-interested directors and independent directors. Interested directors are “interested persons” of First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) as defined in Section 2(a)(19) of the 1940 Act. Unless otherwise indicated, the address of all executive officers and directors is c/o First Eagle Alternative Capital BDC, Inc., 500 Boylston Street, Suite 1200, Boston, MA 02116.

Name	Number of Shares Owned Beneficially	Percentage
Interested Director:
Christopher J. Flynn	141,478	*
Independent Directors:
Edmund P. Giambastiani, Jr.	1,440	*
Nancy Hawthorne(1) (2)	14,867	*
James D. Kern	4,000	*
Deborah McAneny	9,500	*
Jane Musser Nelson	3,650
Executive Officers:
Terrence W. Olson(3)	133,434	*
Andrew James Morris	—	*
Sabrina Rusnak-Carlson	21,290	*
Jennifer Wilson	—	*

All Executive Officers and Directors as a group (9 persons)	329,659	*

5% or more holders(3):
First Eagle Investment Management LLC (4), (5)	5,004,422	16.62%
1345 Avenue of the Americas, 48th Floor
New York, NY 10105
Leon G. Cooperman(6)	2,859,100	9.50%
St. Andrew’s Country Club
7118 Melrose Castle Lane
Boca Raton, FL 33496

*	Represents less than 1%
(1)	Includes shares purchased through a dividend reinvestment plan.
(2)	Shares are held in the Nancy Hawthorne SEP FBO Nancy Hawthorne, for which Ms. Hawthorne has sole voting and dispositive power.
(3)	Information about the beneficial ownership of our principal stockholders is derived from filings made by them with the SEC.
(4)	Includes certain shares also deemed to be beneficially owned by Messrs. Flynn and Olson.
(5)	Includes shares owned by the Adviser, which is wholly owned by First Eagle.

(6)

Based on information included in the Schedule 13G filed by Leon G. Cooperman on February 14, 2020, as of December 31, 2019, Mr. Cooperman beneficially owned 2,859,100 shares of the Company’s common stock and had sole voting and dispositive power over 2,659,100 shares of the Company’s common stock. Mr. Cooperman is married to an individual named Toby Cooperman. Mr. Cooperman has investment discretion over the Shares (as defined below) held by the Uncommon Knowledge And Achievement, Inc. (the “Uncommon”), a 501(c)(3) Delaware charitable foundation. As to the Shares owned by the Uncommon, there would be shared power to dispose or to direct the disposition of such Shares because the owners of the Uncommon may be deemed beneficial owners of such Shares pursuant to Rule 13d-3 under the Act as a result of their right to terminate the discretionary account within a period of 60 days. Mr. Cooperman has an adult son named Michael S. Cooperman. The Michael S. Cooperman WRA Trust (the “WRA Trust”), is an irrevocable trust for the benefit of Michael S. Cooperman. Mr. Cooperman has investment authority over the Shares held by Toby Cooperman, Michael S. Cooperman, the WRA Trust accounts, and the Individual Retirement Accounts of Toby and Michael S. Cooperman. Mr. Cooperman’s ownership consists of 2,117,000 shares owned by Mr. Cooperman; 225,500 shares owned by Toby Cooperman; 116,600 shares owned by Michael S. Cooperman; 200,000 shares owned by the WRA Trust; and 200,000 shares owned by the Uncommon.

The following table sets forth, as of December 1, 2020, the dollar range of our equity securities that is beneficially owned by each of our directors. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name	Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Interested Directors:
Christopher J. Flynn(4)	$500,001 –$1,000,000
Independent Directors:
Edmund P. Giambastiani, Jr.	$1 – $10,000
Nancy Hawthorne	$50,001 – $100,000
James D. Kern	$10,001 – $50,000
Deborah McAneny	$10,001 – $50,000
Jane Musser Nelson	$10,001 – $50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $3.88 on December 1, 2020 on The Nasdaq Global Select Market.
(3)	The dollar ranges of equity securities beneficially owned are: None; $1—$10,000; $10,001—$50,000; $50,001—$100,000; $100,001—$500,000; $500,001—$1,000,000 or over $1,000,000.
(4)	Includes shares indirectly owned through acquisitions by the Advisor

THE ADVISOR

First Eagle Alternative Credit (formerly, THL Credit Advisors LLC) serves as our investment adviser. FEAC is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our board of directors, FEAC manages the day-to-day operations of, and provides investment advisory and management services to First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.). The address of FEAC is 500 Boylston Street, Suite 1200, Boston, Massachusetts 02116.

Effective January 31, 2020, THL Credit Advisors LLC, the Company’s previous Advisor, merged into a newly formed subsidiary of First Eagle Investment Management, LLC (“First Eagle”), with THL Credit Advisors LLC as the surviving company. Immediately after closing of the transaction, THL Credit Advisors LLC changed its name to First Eagle Alternative Credit, LLC.

Portfolio managers

The Primary Investment Committee Members of FEAC’s investment committee are our portfolio managers. The Primary Investment Committee Members are: Christopher J. Flynn, Terrence W. Olson, James R. Fellows and Michelle Handy. Biographical information with respect to Messrs. Flynn and Olson is set forth under “Management of the Company—Biographical information.”

None of the members of the investment committee are employed by us or receive any direct compensation from us. These individuals receive compensation from FEAC that includes an annual base salary, an annual discretionary bonus. A portion of the base salary of Terrence W. Olson in his capacity as Chief Financial Officer and Chief Operating Officer is reimbursed by the Company pursuant to the Administration Agreement.

Christopher J. Flynn. Please refer to Mr. Flynn’s biography under “Management of the Company—Interested Directors.”

Terrence W. Olson. Please refer to Mr. Olson’s biography under “Management of the Company—Executive Officers Who Are Not Directors.”

James R. Fellows. Mr. Fellows is the Chief Investment Officer of First Eagle Alternative Credit, LLC and First Eagle Alternative Credit SLS, LLC, Head of the Tradable Credit Platform and is on the investment committee of First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.). He has more than twenty-nine years of investment industry experience, principally in the area of leveraged finance. From April 2004 through June 2012, Mr. Fellows was Co-Head, Alternative Credit Strategies Group of McDonnell Investment Management, LLC, where he helped establish and manage three cash flow CLOs, a leveraged loan opportunity fund and unleveraged fund and a separate account. From 1998 to April 2004, Mr. Fellows was a Senior Vice President at Columbia Advisors, where he served as Co-Portfolio Manager for two continuously offered closed-end funds and four structured product vehicles from their inception, including two CLOs. Prior to joining Columbia Advisors in 1998, Mr. Fellows was a Senior Credit Analyst for Van Kampen Investments in its Bank Loan Investment Group. While at Van Kampen, Mr. Fellows also served as a Credit Analyst for high-yield bonds and privately placed mezzanine bonds. Other responsibilities with Van Kampen included training junior credit analysts for its bank loans and high yield groups. Mr. Fellows brings extensive knowledge of high-yield bank loans and high-yield bonds, as well as in-depth workout, restructuring and distressed investment experience. Mr. Fellows earned his B.S. degree in Economics and Finance from the University of Nebraska and is a CFA charterholder and a member of The CFA Institute.

Michelle Handy. Ms. Handy is a Managing Director and Head of Portfolio & Underwriting for First Eagle Alternative Credit, LLC’s Direct Lending platform and is on the investment committee of First Eagle Alternative Capital BDC, Inc. (formerly THL Credit, Inc.). As a member of the Boston investment team, her role includes overseeing the underwriting and management of portfolio investments. Prior to joining THL

Credit in 2016, Ms. Handy worked at GE Capital where she held several roles in underwriting, portfolio management and workouts. Most recently, she was the COO of GE Capital America’s workout function. Ms. Handy earned her M.S. in Finance from the University of Wisconsin-Madison and her B.S. in Finance and Spanish from Boston College.

The table below shows the dollar range of shares of our common stock to be beneficially owned by the members of the Investment Committee as of December 1, 2020.

Name of Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Christopher J. Flynn	$500,001—$1,000,000
Terrence W. Olson	$500,001—$1,000,000
James R. Fellows	$500,001—$1,000,000
Michelle Handy	None

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, or the “Exchange Act.”
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $3.88 on December 1, 2020 on The Nasdaq Global Select Market.
(3)	The dollar range of equity securities beneficially owned are: none, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000, or over $1,000,000.

Other Accounts Managed

The information below lists the number of other accounts for which each Primary Investment Committee Member was primarily responsible for the day-to-day management as of the fiscal year ended December 31, 2019.

Name of Primary Investment Committee Member	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance
Christopher J. Flynn	Other Registered Investment Companies	—	$—	—	$—
	Other Pooled Investment Vehicles:	11	$1.9 billion	11	$1.9 billion
	Other Accounts:	1	$795 million	1	$795 million
James R. Fellows	Other Registered Investment Companies	4	$561.7 million	—	$—
	Other Pooled Investment Vehicles:	47	$15.0 billion	39	$14.2 billion
	Other Accounts:	8	$1.1 billion	1	$795 million
Michelle Handy	Other Registered Investment Companies	—	$—	—	$—
	Other Pooled Investment Vehicles:	—	$—	—	$—
	Other Accounts:	—	$—	—	$—
Terrence W. Olson	Other Registered Investment Companies	—	$—	—	$—
	Other Pooled Investment Vehicles:	11	$1.9 billion	11	$1.9 billion
	Other Accounts:	1	$795 million	1	$795 million

Investment management agreement

FEAC serves as our investment adviser. FEAC is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our board of directors, FEAC manages the day-to-day operations of, and provides investment advisory and management services to, the Company. The address of FEAC is 500 Boylston Street, Suite 1200, Boston, Massachusetts 02116.

For information about the Investment Management Agreement and the fees to be paid to the Advisor under the terms of the Investment Management Agreement, please see “Business—Investment Management Agreement” in Part I, Item 1 of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. Note additionally that our Advisor has agreed to waive management and incentive fees for the Company for the period from July 1, 2020 through March 31, 2021, assuming the Company’s stockholders approve the new investment management agreement by and between the Company and the Advisor, as described in Note 4 “Related Party Transactions” to our Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2020.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares of common stock outstanding at the date as of which the determination is made. Accordingly, under current accounting standards, the notes to our financial statements incorporated by reference in this prospectus refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

In calculating the value of our total assets, investments for which market quotations are readily available are valued using market quotations, which are generally obtained from an independent pricing service or one or more broker-dealers or market makers. Debt and equity securities for which market quotations are not readily available or are determined to be unreliable are valued at fair value as determined in good faith by our board of directors. Because we expect that there will not be a readily available market value for many of the investments in our portfolio, we expect to value many of our portfolio investments at fair value as determined in good faith by our board of directors in accordance with a documented valuation policy that has been reviewed and approved by our board of directors and in accordance with GAAP. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material. See “Risk Factors—Risks Related to our Business—There will be uncertainty as to the value of our portfolio investments.” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus

With respect to investments for which market quotations are not readily available, our board of directors undertakes a multi-step valuation process each quarter, as described below:

•	the Company’s quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals responsible for managing portfolio investments;

•	preliminary valuation conclusions are then documented and are reviewed with the investment committee of FEAC, or the Advisor;

•	valuation recommendations are then discussed with the pricing committee of the Advisor;

•

to the extent determined by the audit committee of the Company’s board of directors, independent valuation firms are used to conduct independent appraisals of all “Level 3” investments and review the Advisor’s preliminary valuations in light of their own independent assessment unless the amounts are immaterial or have closed near quarter-end;

•

the audit committee of the Company’s board of directors reviews the preliminary valuations approved by the pricing committee of the Advisor and such valuations provided by the independent valuation firms and, if necessary, responds and supplements the valuation recommendation of the independent valuation firms to reflect any comments; and

•

the Company’s board of directors discusses valuations and determines the fair value of each investment in the Company’s portfolio in good faith based on the input of the Advisor, the respective independent valuation firms and the audit committee.

The types of factors that the Company may take into account in fair value pricing its investments include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flows, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. The Company generally utilizes an income approach to value its debt investments and a combination of income and market approaches to value its equity investments. With respect to unquoted securities, the Advisor and the Company’s board of directors, in consultation with the Company’s independent third party valuation firms, values each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors, which valuation is then approved by the board of directors.

For debt investments, the Company generally determines the fair value primarily using an income, or yield, approach that analyzes the discounted cash flows of interest and principal for the debt security, as set forth in the associated loan agreements, as well as the financial position and credit risk of each portfolio investment. The Company’s estimate of the expected repayment date is generally the legal maturity date of the instrument. The yield analysis considers changes in leverage levels, credit quality, portfolio company performance and other factors. The enterprise value, a market approach, is used to determine the value of equity and debt investments that are credit impaired, close to maturity or where the Company also holds a controlling equity interest. The method for determining enterprise value uses a multiple analysis, whereby appropriate multiples are applied to the portfolio company’s revenues or net income before net interest expense, income tax expense, depreciation and amortization, or EBITDA.

Equity

We use a combination of the income and market approaches to value our equity investments. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future cash flows or earnings to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in fair value pricing our investments include, as relevant: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, the current investment performance rating, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, transaction comparables, our principal market as the reporting entity, and enterprise values, among other factors.

Investments in Funds

In circumstances in which net asset value per share of an investment is determinative of fair value, we estimate the fair value of an investment in an investment company using the net asset value per share of the investment (or its equivalent) without further adjustment if the net asset value per share of the investment is determined in accordance with the specialized accounting guidance for investment companies as of the reporting entity’s measurement date.

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP, we disclose the fair value of our investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level l—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by management. For more information about our fair value measurements, see Note 3 “Investments” in Part II, Item 8 of our Consolidated Financial Statements in our most recent Annual Report on Form 10-K and Note 3 “Investments” of our Consolidated Financial Statements in in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus.

We consider whether the volume and level of activity for the asset or liability have significantly decreased and identify transactions that are not orderly in determining fair value. Accordingly, if we determine that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances.

We have adopted the authoritative guidance under GAAP for estimating the fair value of investments in investment companies that have calculated net asset value per share in accordance with the specialized accounting guidance for Investment Companies. Accordingly, in circumstances in which net asset value per share of an investment is determinative of fair value, we estimate the fair value of an investment in an investment company using the net asset value per share of the investment (or its equivalent) without further adjustment if the net asset value per share of the investment is determined in accordance with the specialized accounting guidance for investment companies as of the reporting entity’s measurement date. Redemptions are not generally permitted in our investments in funds. The remaining term of our investments in funds is expected to be two to six years.

Determinations in connection with offerings

In connection with certain offerings of shares of our common stock, our board of directors or one of its committees may be required to make the determination that we are not selling shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made. Our board of directors or the applicable committee will consider the following factors, among others, in making any such determination:

•	the net asset value of our common stock most recently disclosed by us in the most recent periodic report that we filed with the SEC;

•

our investment adviser’s assessment of whether any material change in the net asset value of our common stock has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our common stock and ending two days prior to the date of the sale of our common stock; and

•

the magnitude of the difference between the net asset value of our common stock most recently disclosed by us and our investment adviser’s assessment of any material change in the net asset value of our common stock since that determination, and the offering price of the shares of our common stock in the proposed offering.

Importantly, this determination will not require that we calculate the net asset value of our common stock in connection with each offering of shares of our common stock, but instead it will involve the determination by our board of directors or a committee thereof that we are not selling shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made or otherwise in violation of the 1940 Act.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations described in this section and these records will be maintained with other records that we are required to maintain under the 1940 Act.

DIVIDEND REINVESTMENT PLAN

We have adopted an “opt in” dividend reinvestment plan. As a result, if we declare a cash dividend or other distribution, each stockholder that has not “opted in” to our dividend reinvestment plan will receive cash dividends, rather than having their dividends automatically reinvested in additional shares of our common stock.

To enroll in the dividend reinvestment plan, each stockholder must notify American Stock Transfer and Trust Company LLC, the plan administrator, in writing so that notice is received by the plan administrator prior to the record date. The plan administrator will then automatically reinvest any dividends in additional shares of our common stock. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has elected to participate in the plan and may hold such shares in non-certificated form under the plan administrator’s name or that of its nominee. The number of shares to be issued to a stockholder participating in the plan will be calculated by reference to all shares of common stock owned by such stockholder, whether held in such stockholder’s plan account or elsewhere. The plan administrator will confirm to each participant each acquisition made for such participant pursuant to the plan as soon as practicable but not later than 10 business days after the date thereof; provided all shares have been purchased. Upon request by a stockholder participating in the plan received in writing not less than three days prior to the payment date, the plan administrator will, instead of crediting shares to and/or carrying shares in the participant’s account, issue, without charge to the participant, a certificate registered in the participant’s name for the number of whole shares of our common stock payable to the participant and a check for any fractional share. Although each participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of our common stock, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each participant’s account.

We will use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan at a price per share equal to the average price for all shares purchased on the open market pursuant to the plan, including brokerage commissions. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the dividend payable to such stockholder by the market price per share of our common stock at the close of regular trading on The Nasdaq Global Select Market on the valuation date fixed by our board of directors for such dividend. Market price per share on that date will be the closing price for such shares on The Nasdaq Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the dividend cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated. Stockholders who do not elect to receive dividends in shares of common stock may experience accretion to the net asset value of their shares if our shares are trading at a premium at the time we issue new shares under the plan and dilution if our shares are trading at a discount. The level of accretion or discount would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the dividend payable to a stockholder.

There will be no brokerage charges to stockholders with respect to shares of common stock issued directly by us. However, each participant will pay the brokerage commissions incurred in connection with open-market purchases. The plan administrator’s fees under the plan will be paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a 10¢ per share brokerage commissions from the proceeds. If you have shares held through a broker, you should contact your broker to participate in the plan.

Stockholders who receive dividends in the form of stock are subject to the same federal, state and local tax consequences as are stockholders who elect to receive their dividends in cash.

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com, by filling out the transaction request form located at bottom of their statement and sending it to the plan administrator at P.O. Box 922, Wall Street Station, New York, NY 10269-0560 or by calling the plan administrator at (866) 710-4835. You will need to know your AST ten (10) digit account number and your social security number to gain access to your account. Such termination will be effective immediately if the participant’s notice is received by the plan administrator at least three days prior to any payment date; otherwise, such termination will be effective only with respect to any subsequent dividend.

The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence concerning the plan should be directed to the plan administrator by mail at American Stock Transfer and Trust Company LLC, P.O. Box 922, Wall Street Station, New York, NY 10269-0560 or by telephone at (866) 710-4835.

The plan administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the plan administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes the material provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws. This summary may not contain all of the information that is important to you, and we refer you to the Delaware General Corporation Law and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

General

We were incorporated on May 26, 2009 under the laws of the state of Delaware. Under the terms of our certificate of incorporation, our authorized capital stock will consist solely of 100,000,000 shares of common stock, par value $0.001 per share, of which 30,109,384 shares were outstanding as of December 1, 2020, and 100,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were outstanding as of December 1, 2020. Our common stock is quoted on The Nasdaq Global Select Market under the ticker symbol “FCRD.” The table below sets forth our capital stock as of December 1, 2020.

Title of Class	Amount Authorized	Amount Held by Company for its Account	Amount Outstanding
Common Stock, $0.001 par value per share	100,000,000	—	30,109,384
Preferred Stock, $0.001 par value per share	100,000,000	—	—

Common stock

Under the terms of our certificate of incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any distributions declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. In addition, holders of our common stock may participate in our dividend reinvestment plan.

Preferred stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our certificate of incorporation may provide and requires, among other things, that immediately after issuance and before any distribution is made with respect to common stock, we meet a coverage ratio of total assets to total senior securities, which include all of our borrowings and our preferred stock, of at least 200%, and the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are unpaid in an amount equal to two full years of dividends on the preferred stock until all arrears are cured. The features of the preferred stock will be further limited by the requirements applicable to regulated investment companies under the Code. The purpose of authorizing our board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Delaware law and certain charter and bylaw provisions; anti-takeover measures

Under Delaware law, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of our capital stock entitled to vote.

Under our bylaws, subject to the rights of any holders of preferred stock, any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

The limitations on the filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. Our certificate of incorporation also provides that special meetings of the stockholders may only be called by our board of directors, Chairman, Vice Chairman (if any), President (if any) or Chief Executive Officer.

Delaware’s corporation law provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our certificate of incorporation permits our board of directors to adopt, amend or repeal our bylaws. Our bylaws generally can be amended by approval of at least 66 2/3% of the total number of continuing directors. Under Delaware law, our stockholders have the right to amend our bylaws by the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Our certificate of incorporation provides that directors may be removed with or without cause by approval of at least 66 2/3% of the “continuing” directors (as such term is defined in our certificate of incorporation) or for cause by the affirmative vote of the holders of 75% of the then outstanding shares of our capital stock entitled to vote. Our certificate of incorporation also provides that stockholders do not have the right to adopt, amend or repeal our bylaws. At our 2018 annual meeting of stockholders, stockholders were asked to approve amendments to our certificate of incorporation to revise these provisions in order to remove any inconsistency with Delaware’s corporation law. Stockholders did not approve the proposed amendments and, as a result, our certificate of incorporation was not amended. However, as disclosed in the proxy statement for our 2018 annual meeting of stockholders, the Board has determined that it will not enforce these provisions because they are inconsistent with Delaware’s corporation law. Therefore, our stockholders have the right to remove any or all of our directors by a vote of a majority of the outstanding shares of our capital stock entitled to vote and have the right to amend our bylaws as provided pursuant to Delaware’s corporation law and our bylaws, and our continuing directors will not have the right to remove other directors.

Limitations of liability and indemnification

Under our certificate of incorporation, we will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers; provided, however, that, except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by our board of directors. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

We have obtained liability insurance for our officers and directors.

Anti-takeover provisions

The following summary outlines certain provisions of Delaware law and our certificate of incorporation regarding anti-takeover provisions. These provisions could have the effect of limiting the ability of other entities or persons to acquire control of us by means of a tender offer, proxy contest or otherwise, or to change the composition of our board of directors. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders and could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. These attempts could also have the effect of increasing our expenses and disrupting our normal operation. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

Pursuant to Delaware law and our certificate of incorporation, a director may be removed from office with or without cause by a vote of the holders of at a majority of the shares then entitled to vote for the election of the respective director.

In addition, our certificate of incorporation requires the favorable vote of a majority of our board of directors followed by the favorable vote of the holders of at least 75% of our outstanding shares of each affected class or series, voting separately as a class or series, to approve, adopt or authorize certain transactions with 10% or greater holders of a class or series of shares and their associates, unless the transaction has been approved by at least 80% of our directors, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) will be required. For purposes of these provisions, a 10% or greater holder of a class or series of shares, or a principal stockholder, refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 10% or more of the outstanding shares of our voting securities.

The 10% holder transactions subject to these special approval requirements are: the merger or consolidation of us or any subsidiary of ours with or into any principal stockholder; the issuance of any of our securities to any principal stockholder for cash, except pursuant to any automatic dividend reinvestment plan; the sale, lease or exchange of all or any substantial part of our assets to any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; or the sale, lease or exchange to us or any subsidiary of ours, in exchange for our securities, of any assets of any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.

To convert us to a closed-end or open-end investment company, to merge or consolidate us with any entity or sell all or substantially all of our assets to any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in our certificate of incorporation or to liquidate and dissolve us other than in connection with a qualifying merger, consolidation or sale of assets or to amend certain of the provisions relating to these matters, our certificate of incorporation requires either (i) the favorable vote of a majority of our continuing directors followed by the favorable vote of the holders of at least 75% of our then outstanding shares of each affected class or series of our shares, voting separately as a class or series or (ii) the favorable vote of at least 80% of the then outstanding shares of our capital stock, voting together as a single class. As part of any such conversion to an open-end investment company, substantially all of our investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of our conversion to an open-end investment company, the common shares would cease to be listed on any national securities exchange or market system. Stockholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that our board of directors would vote to convert us to an open-end fund.

The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of a majority of the outstanding shares and 67% of a quorum of a majority of the outstanding shares. For the purposes of calculating “a majority of the outstanding voting securities” under our certificate of incorporation, each class and series of our shares will vote together as a single class, except to the extent required by the 1940 Act or our certificate of incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

Our board of directors has determined that provisions with respect to the board of directors and the stockholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interest of stockholders generally.

DESCRIPTION OF OUR PREFERRED STOCK

In addition to shares of common stock, our certificate of incorporation authorizes the issuance of preferred stock. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval, although we have no immediate intention to do so. If we offer preferred stock under this prospectus we will issue an appropriate prospectus supplement and free writing prospectus. Prior to issuance of shares of each class or series, our board of directors is required by Delaware law and by our certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any such an issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.

The following is a general description of the terms of the preferred stock we may issue from time to time. Particular terms of any preferred stock we offer will be described in the prospectus supplement and any related free writing prospectus accompanying each preferred share offering.

The 1940 Act requires, among other things, that (i) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, (ii) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends or other distribution on the preferred stock are in arrears by two years or more, and (iii) such shares be cumulative as to dividends and have a complete preference over our common stock to payment of their liquidation in event of dissolution. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a business development company. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

For any series of preferred stock that we may issue, our board of directors will determine and the articles supplementary and the prospectus supplement and any related free writing prospectus relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative. To the extent we issue preferred stock, the payment of dividends to holders of our preferred stock will take priority over payment of dividends to our common stockholders.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement and any related free writing prospectus relating to such subscription rights.

We may issue subscription rights to our stockholders to purchase common stock and/or preferred stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement and any related free writing prospectus to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

Our stockholders will indirectly bear all of the expenses of the subscription rights offering, regardless of whether our stockholders exercise any subscription rights.

A prospectus supplement and any related free writing prospectus will describe the particular terms of any subscription rights we may issue, including the following:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title and aggregate number of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

•

if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	the terms of any rights to redeem, or call such subscription rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the subscription rights;

•	the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement and any related free writing prospectus relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement and any related free writing prospectus beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement and any related free writing prospectus. After the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement and any related free writing prospectus we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement and any related free writing prospectus.

Under the 1940 Act, we may generally only offer subscription rights (other than rights to subscribe expiring not later than 120 days after their issuance and issued exclusively and ratably to a class or classes of our security holders) on the condition that (1) the subscription rights expire by their terms within ten years; (2) the exercise price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such subscription rights, and a “required” majority of our Board of Directors approves of such issuance on the basis that the issuance is in the best interests of the Company and our stockholders; and (4) if the subscription rights are accompanied by other securities, the subscription rights are not separately transferable unless no class of such subscription rights and the securities accompanying them has been publicly distributed. A “required” majority of our Board of Directors is a vote of both a majority of our directors who have no financial interest in the transaction and a majority of the directors who are not interested persons of the company. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, options and subscription rights at the time of issuance may not exceed 25% of our outstanding voting securities.

For information regarding the dilutive impact of rights offerings, please see “Risk Factors—Risks Related to our Investments— Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering.” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus In addition, if the subscription price is less than our net asset value per share, then you will experience an immediate dilution of the aggregate net asset value of your shares.”

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement and any related free writing prospectus relating to such warrants and will be subject to compliance with the 1940 Act.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement and any related free writing prospectus will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem, or call such warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement and any related free writing prospectus relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement and any related free writing prospectus beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement and any related free writing prospectus. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement and any related free writing prospectus, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement and any related free writing prospectus, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants (other than warrants expiring not later than 120 days after their issuance and issued exclusively and ratably to a class or classes of our security holders) provided that (i) the warrants expire by their terms within ten years, (ii) the exercise or conversion price is not less than the current market value at the date of issuance, (iii) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of the Company and its stockholders and (iv) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in this prospectus and in the particular prospectus supplement and any related free writing prospectus relating to that series. The prospectus supplement and any related free writing prospectus may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, including any supplemental indenture, you should read both this prospectus and the prospectus supplement and any related free writing prospectus relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default—Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. The following description summarizes the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. We have filed the form of the indenture with the SEC. See “Available Information” for information on how to obtain a copy of the indenture.

A prospectus supplement, which will accompany this prospectus, and any related free writing prospectus will describe the particular terms of any series of debt securities being offered, including the following:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	if applicable, a discussion of certain U.S. federal income tax considerations, including any U.S. federal income tax considerations relating to original issue discount;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement or any related free writing prospectus states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors—Risks Relating to Our Business—Regulations governing our operation as a BDC may limit our ability to, and the way in which we, raise additional capital, which could have a material adverse impact on our liquidity, financial condition and results of operations” in Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the relevant accompanying prospectus supplement and any related free writing prospectus (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” section below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures. We refer you to the prospectus supplement and any related free writing prospectus for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book entry only form represented by global securities.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement and any related free writing prospectus will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement and any related free writing prospectus.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement or any related free writing prospectus. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book- entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or any related free writing prospectus, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•

An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The prospectus supplement and any related free writing prospectus may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement and any related free writing prospectus. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement and any related free writing prospectus or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment when Offices are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the relevant prospectus supplement or any related free writing prospectus. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement or any related free writing prospectus relating to such debt securities states otherwise):

•	we do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days;

•	we do not pay interest on a debt security of the series when due, and such default is not cured within 30 days;

•	we do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days;

•

we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days;

•	on the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%; and

•	any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement and any related free writing prospectus occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	the holder must give your trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement and any related free writing prospectus relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;

•	immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing;

•

under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (a) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the indenture without equally and ratably securing the indenture securities or (b) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement and any related free writing prospectus relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Approval

First, there are changes that we cannot make to debt securities without specific approval of all of the holders. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus, prospectus supplement or free writing prospectus) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

•

for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement and any related free writing prospectus; and

•	for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement and any related free writing prospectus that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions as described under the “Indenture Provisions—Subordination” section below. In order to achieve covenant defeasance, we must do the following:

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity; and

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit;

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	Defeasance must not result in a breach of the indenture or any other material agreements; and

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions—Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement and any related free writing prospectus. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on senior indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all senior indebtedness is paid in full, the payment or distribution must be paid over to the holders of the senior indebtedness or on their behalf for application to the payment of all the senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness. Subject to the payment in full of all senior indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement and any related free writing prospectus will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement and any related free writing prospectus for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

U.S. Bank National Association will serve as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement and any related free writing prospectus.

Convertible Debt and Certain 1940 Act Limitations

As a BDC, we are generally not able to issue our common stock at a price below net asset value without first obtaining required approvals from our stockholders and our independent directors. If we obtained such approval, each issuance of debt with warrants or debt convertible into shares of our common stock would comply with Section 61(a) of the 1940 Act, to the extent applicable. If Section 61 is applicable:

(i)	the exercise or conversion rights in such warrants or debt expire by their terms within 10 years;

(ii)	the warrants and the exercise or conversion rights in such warrants or debt are not separately transferable;

(iii)

the exercise or conversion price of such warrants or debt that, at the time such warrants or convertible debt are issued, will not be less than the market value per share but may be below net asset value at the date of issuance of such warrants or convertible debt;

(iv)

the issuance of such warrants or convertible debt is approved by a majority of the Board who have no financial interest in the transaction and a majority of the non-interested directors on the basis that such issuance is in the best interests of the Company and our stockholders; and

(v)

the number of shares of our common stock that would result from the exercise or conversion of such warrants or debt and all other securities convertible, exercisable or exchangeable into shares of our common stock outstanding at the time of issuance of such warrants or debt will not exceed 25% of our outstanding common stock at such time. However, if the number of shares of our common stock that would result from the exercise of all outstanding securities convertible, exercisable, or exchangeable into shares of our common stock held by our directors, officers and employees pursuant to equity compensation plans exceeds 15% of our outstanding common stock, then the total amount of common stock that will result from the exercise of all outstanding warrants, convertible debt, and all other securities convertible, exercisable, or exchangeable into shares of common stock will not exceed 20% of our outstanding common stock at such time.

Pursuant to certain interpretations of the staff of the SEC, not all types of convertible securities that we may issue are required to comply with Section 61(a), including circumstances in which the value of the conversion feature is not the predominate value of the convertible bond. Any convertible securities we issue that are not subject to Section 61(a) will be issued in compliance with the then current views of the SEC and its staff.

REGULATION

Regulated Investment Company and Business Development Company Regulations

We have elected to be regulated as a BDC under the 1940 Act. We have also elected to be treated for tax purposes as a RIC under Subchapter M of the Code. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act.

In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by “a majority of our outstanding voting securities” as defined in the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.

We are not generally able to issue and sell our common stock at a price below net asset value per share. We may, however, issue and sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current net asset value of our common stock if (1) our board of directors determines that such sale is in our best interests and the best interests of our stockholders, and (2) our stockholders have approved our policy and practice of making such sales within the preceding 12 months. In any such case, the price at which our securities are to be issued and sold may not be less than a price which, in the determination of our board of directors, closely approximates the market value of such securities.

As a BDC, we are required to meet a coverage ratio of the value of total assets to senior securities, which include all of our borrowings and any preferred stock we may issue in the future, of at least 200%. However, recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur under the 1940 Act from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. Under the legislation, we are permitted to increase our leverage capacity if stockholders representing at least a majority of the votes cast, when quorum is met, approve a proposal to do so. At our Annual Meeting of Stockholders on June 14, 2019, stockholders approved a proposal to reduce our asset coverage ratio to 150%. Such asset coverage ratio became effective on June 15, 2019.

We are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage. We also must amend our Revolving Facility in order to increase our leverage, which requires lender consent. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Results of Operations—Financial Condition, Liquidity and Capital Resources—Credit Facility; Notes” in Part I, Item 2 of our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus. We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our board of directors who are not interested persons and, in some cases, prior approval by the SEC.

We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed an “underwriter” as that term is defined in the Securities Act of 1933, or the Securities Act. We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of more than one investment company. With regard to that portion of our portfolio invested in securities issued by investment companies, it should be noted that such investments might indirectly subject our stockholders to additional expenses as they will indirectly be responsible for the costs and expenses of such companies. None of our investment policies are fundamental and any may be changed without stockholder approval.

Qualifying assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our business are the following:

•

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

•	is organized under the laws of, and has its principal place of business in, the United States;

•

is not an investment company (other than a small business investment company wholly-owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

•	satisfies either of the following:

•	has a market capitalization of less than $250 million or does not have any class of securities listed on a national securities exchange; or

•

is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result thereof, the BDC has an affiliated person who is a director of the eligible portfolio company.

•	Securities of any eligible portfolio company which we control.

•

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

•	Securities of an eligible portfolio company purchased from any person in a private transaction if there

•	is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

•	Securities received in exchange for or distributed on or with respect to securities described above, or pursuant to the exercise of warrants or rights relating to such securities.

•	Cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment.

Control, as defined by the 1940 Act, is presumed to exist where a BDC beneficially owns more than 25% of the outstanding voting securities of the portfolio company.

Significant managerial assistance to portfolio companies

A BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in “Business—Business

Development Company Regulations—Qualifying assets” above. Business development companies generally must offer to make available to the issuer of the securities significant managerial assistance, except in circumstances where either (i) the business development company controls such issuer of securities or (ii) the business development company purchases such securities in conjunction with one or more other persons acting together and one of the other persons in the group makes available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary investments

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets. We may invest in highly rated commercial paper, U.S. Government agency notes, U.S. Treasury bills or in repurchase agreements relating to such securities that are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. Consequently, repurchase agreements are functionally similar to loans. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, the 1940 Act and certain diversification tests in order to qualify as a RIC for federal income tax purposes typically require us to limit the amount we invest with any one counterparty. Our investment Advisor monitors the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Warrants and Options

Under the 1940 Act, a BDC is subject to restrictions on the amount of warrants, options, restricted stock or rights to purchase shares of capital stock that it may have outstanding at any time. Under the 1940 Act, we may generally only offer warrants (other than warrants expiring not later than 120 days after their issuance and issued exclusively and ratably to a class or classes of our security holders) provided that (i) the warrants expire by their terms within ten years, (ii) the exercise or conversion price is not less than the current market value at the date of issuance, (iii) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of the Company and its stockholders and (iv) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities. In particular, the amount of capital stock that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase capital stock cannot exceed 25% of the BDC’s total outstanding shares of capital stock.

Senior securities

We are generally permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. However, recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. Recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur under the 1940 Act from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. Under the legislation, we are permitted to increase our leverage capacity if stockholders representing at least a majority of the votes cast, when quorum is met, approve a proposal to do so. At our Annual Meeting of Stockholders on June 14, 2019,

stockholders approved a proposal to reduce our asset coverage ratio to 150%. Such asset coverage ratio became effective on June 15, 2019. On October 16, 2020 our credit facility was permanently modified to reduce the asset coverage test from a minimum of 165% to a minimum of 150%.

We are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage. We also must amend our Revolving Facility in order to increase our leverage, which requires lender consent. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Financial Condition, Liquidity and Capital Resources—Credit Facility; Notes” in Part I, Item 2 of our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus. In addition, while any preferred stock or publicly traded debt securities are outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors—Risks related to our operations as a BDC” in Item Part I, Item 1A of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus

Exclusion from CFTC Regulation

Rule 4.5 of the Commodity Futures Trading Commission (“CFTC”) permits investment advisers to BDCs to claim an exclusion from the definition of “commodity pool operator” under the Commodity Exchange Act (the “CEA”) with respect to a fund, provided certain requirements are met. In order to permit our Advisor to claim this exclusion with respect to us, we must limit our transactions in certain futures, options on futures and swaps deemed “commodity interests” under CFTC rules (excluding transactions entered into for “bona fide hedging purposes,” as defined under CFTC regulations) such that either: (i) the aggregate initial margin and premiums required to establish such futures, options on futures and swaps do not exceed 5% of the liquidation value of our portfolio, after taking into account unrealized profits and losses on such positions; or (ii) the aggregate net notional value of such futures, options on futures and swaps does not exceed 100% of the liquidation value of our portfolio, after taking into account unrealized profits and losses on such positions. In addition to meeting one of the foregoing trading limitations, we may not market our self as a commodity pool or otherwise as a vehicle for trading in the futures, options or swaps markets. Accordingly, we are not subject to regulation under the CEA or otherwise regulated by the CFTC. If the Advisor was unable to claim the exclusion with respect to us, the Advisor would become subject to registration and regulation as a commodity pool operator, which would subject the Advisor and us to additional registration and regulatory requirements and increased operating expenses.

Proxy voting policies and procedures

We have delegated our proxy voting responsibility to FEAC. The Proxy Voting Policies and Procedures of FEAC are set forth below. The guidelines are reviewed periodically by FEAC and our independent directors, and, accordingly, are subject to change.

Introduction

FEAC is registered as an investment adviser under the Advisers Act. As an investment adviser registered under the Advisers Act, FEAC has fiduciary duties to us. As part of this duty, FEAC recognizes that it must vote client securities in a timely manner free of conflicts of interest and in our best interests and the best interests of our stockholders. FEAC’s Proxy Voting Policies and Procedures have been formulated to ensure decision-making consistent with these fiduciary duties.

These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy policies

FEAC evaluates routine proxy matters, such as proxy proposals, amendments or resolutions on a case-by-case basis. Routine matters are typically proposed by management and FEAC will normally support such matters so long as they do not measurably change the structure, management control, or operation of the corporation and are consistent with industry standards as well as the corporate laws of the state of incorporation.

FEAC also evaluates non-routine matters on a case-by-case basis. Non-routine proposals concerning social issues are typically proposed by stockholders who believe that the corporation’s internally adopted policies are ill-advised or misguided. If FEAC has determined that management is generally socially responsible, FEAC will generally vote against these types of non-routine proposals. Non-routine proposals, to the extent they occur, concerning financial or corporate issues are usually offered by management and seek to change a corporation’s legal, business or financial structure. FEAC will generally vote in favor of such proposals provided the position of current stockholders is preserved or enhanced. Non-routine proposals concerning stockholder rights are made regularly by both management and stockholders. They can be generalized as involving issues that transfer or realign board or stockholder voting power. FEAC typically would oppose any proposal aimed solely at thwarting potential takeovers by requiring, for example, super-majority approval. At the same time, FEAC believes stability and continuity promote profitability. FEAC’ guidelines in this area seek a middle road and individual proposals will be carefully assessed in the context of their particular circumstances.

If a vote may involve a material conflict of interest, prior to approving such vote, FEAC must consult with its chief compliance officer to determine whether the potential conflict is material and if so, the appropriate method to resolve such conflict. If the conflict is determined not to be material, FEAC’s employees shall vote the proxy in accordance with FEAC’s proxy voting policy.

Proxy voting records

You may obtain information about how we voted proxies by making a written request for proxy voting information to:

General Counsel

First Eagle Alternative Capital BDC, Inc.

500 Boylston Street, Suite 1200

Boston, MA 02116

Code of Ethics

We have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and we have also approved our investment adviser’s code of ethics under Rule 17j-1 under the 1940 Act and Rule 204A-1 of the Advisers Act. These codes establish procedures for personal investments and restrict certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts so long as such investments are made in accordance with the code’s requirements. Our code of ethics and business conduct are available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov and are available on our corporate governance webpage at http://investor.feacbdc.com/corporate-governance.

Privacy Principles

We are committed to maintaining the privacy of stockholders and to safeguarding our non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any nonpublic personal information relating to our stockholders, although certain nonpublic personal information of our stockholders may become available to us. We do not disclose any nonpublic personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

We restrict access to nonpublic personal information about our stockholders to our investment adviser’s employees with a legitimate business need for the information. We maintain physical, electronic and procedural safeguards designed to protect the nonpublic personal information of our stockholders.

Compliance with Corporate Governance Regulations

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. The Sarbanes- Oxley Act has required us to review our policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

In addition, The Nasdaq Global Select Market has adopted various corporate governance requirements as part of its listing standards. We believe we are in compliance with such corporate governance listing standards. We will continue to monitor our compliance with all future listing standards and will take actions necessary to ensure that we are in compliance therewith.

Other

We have adopted an investment policy that mirrors the requirements applicable to us as a BDC under the 1940 Act.

We are subject to periodic examination by the SEC for compliance with the Exchange Act and the 1940 Act. We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We and FEAC have adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws, and will review these policies and procedures annually for their adequacy and the effectiveness of their implementation. We and FEAC have designated a chief compliance officer, Sabrina Rusnak-Carlson, to be responsible for administering the policies and procedures.

The SEC staff has granted us relief sought in an exemptive application that expands our ability to co-invest in portfolio companies with other funds managed by the Advisor or its affiliates (“Affiliated Funds”) in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions (the “Order”). Pursuant to the Order, we are permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) or our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching by us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Our internet address is www.feacbdc.com. We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on or accessible through our website is not part of this prospectus.

TAX MATTERS

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to us and the purchase, ownership and disposition of our common stock and preferred stock. This discussion does not purport to be complete or to deal with all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances. Unless otherwise noted, this discussion applies only to U.S. stockholders that hold our common stock or preferred stock as capital assets. A U.S. stockholder is an individual who is a citizen or resident of the United States, a U.S. corporation, a trust if it (a) is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has made a valid election to be treated as a U.S. person, or any estate the income of which is subject to U.S. federal income tax regardless of its source. This discussion is based upon present provisions of the Code, the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change, or differing interpretations (possibly with retroactive effect). This discussion does not represent a detailed description of the U.S. federal income tax consequences relevant to special classes of taxpayers including, without limitation, financial institutions, insurance companies, partnerships or other pass-through entities (or investors therein), U.S. stockholders whose “functional currency” is not the U.S. dollar, tax-exempt organizations, dealers in securities or currencies, traders in securities or commodities that elect mark to market treatment, U.S. expatriates, or persons that will hold our common stock or preferred stock as a position in a “straddle,” “hedge” or as part of a “constructive sale” for U.S. federal income tax purposes. In addition, this discussion does not address the application of the Medicare tax on net investment income or the U.S. federal alternative minimum tax, or any tax consequences attributable to persons being required to accelerate the recognition of any item of gross income with respect to our common stock or preferred stock as a result of such income being recognized on an applicable financial statement. Prospective investors should consult their tax advisors with regard to the U.S. federal tax consequences (including estate and gift tax consequences, which this summary does not address) of the purchase, ownership, or disposition of our common stock or preferred stock, as well as the tax consequences arising under the laws of any state, foreign country or other taxing jurisdiction.

This summary does not discuss the consequences of an investment in our subscription rights, debt securities or warrants representing rights to purchase shares of our preferred stock, common stock or debt securities or as units in combination with such securities. The U.S. federal income tax consequences of such an investment will be discussed in the relevant prospectus supplement and any related free writing prospectus. In addition, we may issue preferred stock with terms resulting in U.S. federal income taxation of holders with respect to such preferred stock in a manner different from as set forth in this summary. In such instances, such differences will be discussed in a relevant prospectus supplement or any related free writing prospectus.

Taxation as a Regulated Investment Company

We have elected to be treated, and intend to qualify each taxable year, as a RIC under Subchapter M of the Code.

To qualify for the favorable tax treatment accorded to RICs under Subchapter M of the Code, the Company must, among other things: (1) have an election in effect to be treated as a BDC under the 1940 Act at all times during each taxable year; (2) derive in each taxable year at least 90% of its gross income from (a) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock or securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities, or currencies; and (b) net income derived from an interest in certain publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each, a “Qualified Publicly Traded Partnership”); and (3) diversify its holdings so that, at the end of each quarter of each taxable year of the Company (a) at least 50% of the value of the Company’s total assets is represented by cash and cash items (including receivables), U.S. government securities and securities of other

RICs, and other securities for purposes of this calculation limited, in respect of any one issuer to an amount not greater in value than 5% of the value of the Company’s total assets, and to not more than 10% of the outstanding voting securities of such issuer, and (b) not more than 25% of the value of the Company’s total assets is invested in the securities (other than U.S. government securities or securities of other RICs) of (I) any one issuer, (II) any two or more issuers which the Company controls and which are determined to be engaged in the same or similar trades or businesses or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships (described in 2b above).

As a RIC, the Company generally will not be subject to U.S. federal income tax on its investment company taxable income (as that term is defined in the Code, but determined without regard to the deduction for dividends paid) and net capital gain (the excess of net long-term capital gain over net short-term capital loss), if any, that it distributes in each taxable year to its stockholders, provided that it distributes at least 90% of the sum of its investment company taxable income and its net tax-exempt income for such taxable year. The Company will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) to its stockholders. The Company intends to distribute to its stockholders, at least annually, substantially all of its investment company taxable income and net capital gain.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% U.S. federal excise tax. To prevent imposition of the excise tax, the Company must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, (ii) 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for the one-year period ending October 31 of the calendar year, and (iii) any ordinary income and capital gains for previous years that were not distributed during those years. For these purposes, the Company will be deemed to have distributed any income or gains on which it paid U.S. federal income tax.

A distribution will be treated as paid on December 31 of any calendar year if it is declared by the Company in October, November or December with a record date in such a month and paid by the Company during January of the following calendar year. Such distributions will be taxable to stockholders in the calendar year in which the distributions are declared, rather than the calendar year in which the distributions are received.

If the Company failed to qualify as a RIC or failed to satisfy the 90% distribution requirement in any taxable year, the Company would be subject to U.S. federal income tax at regular corporate rates on its taxable income (including distributions of net capital gain), even if such income were distributed to its stockholders, and all distributions out of earnings and profits would be taxed to stockholders as ordinary dividend income. Such distributions generally would be eligible (i) to be treated as “qualified dividend income” in the case of individual and other noncorporate stockholders and (ii) for the dividends received deduction in the case of corporate stockholders. In addition, the Company could be required to recognize unrealized gains, pay taxes and make distributions (which could be subject to interest charges) before requalifying for taxation as a RIC.

Distributions

Distributions to stockholders by the Company of ordinary income (including “market discount” realized by the Company on the sale of debt securities), and of net short-term capital gains, if any, realized by the Company will generally be taxable to stockholders as ordinary income to the extent such distributions are paid out of the Company’s current or accumulated earnings and profits. Distributions, if any, of net capital gains properly reported as “capital gain dividends” will be taxable as long-term capital gains, regardless of the length of time the stockholder has owned our common stock or preferred stock. A distribution of an amount in excess of the Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated by a stockholder as a return of capital which will be applied against and reduce the stockholder’s basis in his or her shares of common stock or preferred stock. To the extent that the amount of any such distribution exceeds the stockholder’s basis in his or her shares of common stock or preferred stock, the excess will be treated by the stockholder as gain from a sale or exchange of the common stock or preferred stock. Distributions paid by the Company generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate stockholders.

Distributions will be treated in the manner described above regardless of whether such distributions are paid in cash or invested in additional shares of common stock pursuant to the dividend reinvestment plan. Stockholders receiving distributions in the form of additional shares of common stock will be treated as receiving a distribution in the amount of cash that they would have received if they had elected to receive the distribution in cash, unless the Company issues additional shares of common stock with a fair market value equal to or greater than net asset value, in which case, such stockholders will be treated as receiving a distribution in the amount of the fair market value of the distributed shares of common stock. The additional shares of common stock received by a stockholder pursuant to the dividend reinvestment plan will have a new holding period commencing on the day following the day on which the shares of common stock were credited to the stockholder’s account.

The Company may elect to retain its net capital gain or a portion thereof for investment and be taxed at corporate rates on the amount retained. In such case, it may designate the retained amount as undistributed capital gains in a notice to its stockholders, who will be treated as if each received a distribution of his pro rata share of such gain, with the result that each stockholder will (i) be required to report its pro rata share of such gain on its tax return as long-term capital gain, (ii) receive a refundable tax credit for its pro rata share of tax paid by the Company on the gain and (iii) increase the tax basis in his or her shares of common or preferred stock by an amount equal to the deemed distribution less the tax credit.

The Internal Revenue Service, or the IRS, currently requires that a RIC that has two or more classes of stock allocate to each such class proportionate amounts of each type of its income (such as ordinary income and capital gains) based upon the percentage of total dividends paid to each class for the tax year. Accordingly, if the Company issues preferred stock, the Company intends to allocate capital gain dividends, if any, between its common stock and preferred stock in proportion to the total dividends paid to each class with respect to such tax year. Stockholders will be notified annually as to the U.S. federal tax status of distributions, and stockholders receiving distributions in the form of additional shares of common stock will receive a report as to the net asset value of those shares.

Sale or Exchange of Stock

Upon the sale or other disposition of our common stock or preferred stock (except pursuant to a repurchase by the Company, as described below), a stockholder will generally realize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder’s adjusted tax basis in the common stock or preferred stock sold. Such gain or loss will be long-term or short-term, depending upon the stockholder’s holding period for the common stock or preferred stock. Generally, a stockholder’s gain or loss will be a long- term gain or loss if the common stock or preferred stock has been held for more than one year. For non-corporate taxpayers, long-term capital gains are currently eligible for reduced rates of taxation.

No loss will be allowed on the sale or other disposition of common stock or preferred stock if the owner acquires (including pursuant to the dividend reinvestment plan) or enters into a contract or option to acquire securities that are substantially identical to such common stock or preferred stock within 30 days before or after the disposition. In such a case, the basis of the securities acquired will be adjusted to reflect the disallowed loss. Losses realized by a stockholder on the sale or exchange of common stock or preferred stock held for six months or less are treated as long-term capital losses to the extent of any distribution of long-term capital gain received (or amounts designated as undistributed capital gains) with respect to such common stock or preferred stock.

From time to time, the Company may offer to repurchase its outstanding common stock. Stockholders who tender all shares of common stock of the Company held, or considered to be held, by them will generally be treated as having sold their shares of common stock and generally will realize a capital gain or loss. If a stockholder tenders fewer than all of its shares of common stock or fewer than all shares of common stock tendered are repurchased, such stockholder may be treated as having received a taxable dividend upon the tender of its shares of common stock. In such a case, there is a risk that non-tendering stockholders, and stockholders who tender some but not all of their shares of common stock or fewer than all of whose shares of common stock are repurchased, in each case whose percentage interests in the Company increase as a result of such tender, will be treated as having received a taxable distribution from the Company. The extent of such risk will vary depending upon the particular circumstances of the tender offer, and in particular whether such offer is a single and isolated event or is part of a plan for periodically redeeming common stock of the Company.

Under U.S. Treasury regulations, if a stockholder recognizes a loss with respect to shares of common stock or preferred stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on IRS Form 8886. Direct stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Nature of the Company’s Investments

Certain of the Company’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Company to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the intended characterization of certain complex financial transactions and (vii) produce income that will not be treated as qualifying income for purposes of the 90% gross income test described above.

These rules could therefore affect the character, amount and timing of distributions to stockholders and the Company’s status as a RIC. The Company will monitor its transactions and may make certain tax elections in order to mitigate the effect of these provisions.

Below Investment Grade Instruments

The Company expects to invest in debt securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Investments in these types of instruments may present special tax issues for the Company. U.S. federal income tax rules are not entirely clear about issues such as when the Company may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Company, to the extent necessary, to preserve its status as a RIC and to distribute sufficient income to not become subject to U.S. federal income tax.

Original Issue Discount and Other Accrued Amounts

For federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as zero coupon securities, debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the annual distribution requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the annual distribution requirement necessary to qualify for and maintain RIC tax treatment under Subchapter M of the Code. We may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may not qualify for or maintain RIC tax treatment and thus may become subject to corporate-level income tax.

Market Discount

In general, the Company will be treated as having acquired a security with market discount if its stated redemption price at maturity (or, in the case of a security issued with original issue discount, its revised issue price) exceeds the Company’s initial tax basis in the security by more than a statutory de minimis amount. The Company will be required to treat any principal payments on, or any gain derived from the disposition of, any securities acquired with market discount as ordinary income to the extent of the accrued market discount, unless the Company makes an election to accrue market discount on a current basis. If this election is not made, all or a portion of any deduction for interest expense incurred to purchase or carry a market discount security may be deferred until the Company sells or otherwise disposes of such security.

Currency Fluctuations

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Company accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Company actually collects such income or receivables or pays such liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency, foreign currency forward contracts, certain foreign currency options or futures contracts and the disposition of debt securities denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Foreign Taxes

The Company’s investment in non-U.S. securities may be subject to non-U.S. withholding taxes. In that case, the Company’s yield on those securities would be decreased. Stockholders will generally not be entitled to claim a credit or deduction with respect to foreign taxes paid by the Company.

Preferred Stock or Borrowings

If the Company utilizes leverage through the issuance of preferred stock or borrowings, it may be restricted by certain covenants with respect to the declaration of, and payment of, dividends on common stock in certain circumstances. Limits on the Company’s payments of dividends on common stock may prevent the Company from meeting the distribution requirements described above, and may, therefore, jeopardize the Company’s qualification for taxation as a RIC and possibly subject the Company to the 4% excise tax. The Company will endeavor to avoid restrictions on its ability to make dividend payments.

Backup Withholding

The Company may be required to withhold from all distributions and redemption proceeds payable to U.S. stockholders who fail to provide the Company with their correct taxpayer identification numbers or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Certain stockholders specified in the Code generally are exempt from such backup withholding. This backup withholding is not an additional tax. Any amounts withheld may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Stockholders

U.S. taxation of a stockholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as defined for U.S. federal income tax purposes (a “foreign Stockholder”), depends on whether the income from the Company is “effectively connected” with a U.S. trade or business carried on by the stockholder.

If the income from the Company is not “effectively connected” with a U.S. trade or business carried on by the foreign Stockholder, distributions of investment company taxable income will be subject to a U.S. tax of 30% (or lower treaty rate), which tax is generally withheld from such distributions. However, dividends paid by the Company that are “interest-related dividends” or “short-term capital gain dividends” will generally be exempt from such withholding, in each case to the extent the Company properly reports such dividends to stockholders. For these purposes, interest-related dividends and short-term capital gain dividends generally represent distributions of interest or short-term capital gains that would not have been subject to U.S. federal withholding tax at the source if received directly by a foreign Stockholder, and that satisfy certain other requirements. A foreign Stockholder whose income from the Company is not “effectively connected” with a U.S. trade or business would generally be exempt from U.S. federal income tax on capital gain dividends, any amounts retained by the Company that are designated as undistributed capital gains and any gains realized upon the sale or exchange of common stock or preferred stock. However, a foreign Stockholder who is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements will nevertheless be subject to a U.S. tax of 30% on such capital gain dividends, undistributed capital gains and sale or exchange gains.

If the income from the Company is “effectively connected” with a U.S. trade or business carried on by a foreign Stockholder, then distributions of investment company taxable income, any capital gain dividends, any amounts retained by the Company that are designated as undistributed capital gains and any gains realized upon the sale or exchange of common stock or preferred stock will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens, residents or domestic corporations. Foreign corporate stockholders may also be subject to the branch profits tax imposed by the Code.

The Company may be required to withhold from distributions that are otherwise exempt from U.S. federal withholding tax (or taxable at a reduced treaty rate) unless the foreign Stockholder certifies his or her foreign status under penalties of perjury or otherwise establishes an exemption.

The tax consequences to a foreign Stockholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Foreign Stockholders are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Company.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends that the Company pays to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such nonfinancial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. In addition, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You should consult your own tax advisor regarding FATCA and whether it may be relevant to your ownership and disposition of our common stock or preferred stock.

Other Taxation

Stockholders may be subject to state, local and foreign taxes on their distributions from the Company. Stockholders are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Company.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, up to $250,000,000 of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock and/or preferred stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods. We may sell the securities directly or through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement and any related free writing prospectus. A prospectus supplement or supplements and any related free writing prospectuses will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; any expenses we incur in connection with the sale of such securities; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement and any related free writing prospectus will be underwriters of the securities offered by the prospectus supplement and any related free writing prospectus.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our voting securities or (3) under such circumstances as the SEC may permit.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will bear, directly or indirectly, the expenses of any offering of our securities, including debt securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement and any related free writing prospectus. The maximum amount of any compensation to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 10% of the gross proceeds of the sale of securities offered pursuant to this prospectus, any applicable prospectus supplement and any related free writing prospectus. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement and any related free writing prospectus. Unless the prospectus supplement or any free writing prospectus states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on The Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement or any related free writing prospectus, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement and any related free writing prospectus, and the prospectus supplement or any related free writing prospectus will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and any related free writing prospectus indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and any related free writing prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement and any related free writing prospectus.

In order to comply with the securities laws of certain states, if applicable, shares of our common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

CUSTODIAN

State Street Bank & Trust Company provides administrative and accounting services under a sub-administration agreement. State Street provides custodian services to us pursuant to a custodian services agreement. For the services provided to us by State Street and its affiliates, State Street is entitled to fees as agreed upon from time to time. The address of State Street Bank and Trust Company is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

TRANSFER AGENT

American Stock Transfer and Trust Company provides transfer agency support to us and serves as our dividend paying agent under a transfer agency agreement. The address of American Stock Transfer and Trust Company is 59 Maiden Lane, New York, New York 10007.

BROKERAGE ALLOCATIONS AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Subject to policies established by our board of directors, FEAC is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. FEAC does not expect to execute transactions through any particular broker or dealer, but will seek to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While FEAC generally seeks reasonably competitive trade execution costs, we may not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, FEAC may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if FEAC determines in good faith that such commission is reasonable in relation to the services provided. For each of the years ended December 31, 2019, 2018 and 2017, we paid $0 in brokerage commissions.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. Certain legal matters will be passed upon for underwriters, if any, by the counsel named in the prospectus supplement or any related free writing prospectus.

EXPERTS

The financial statements of First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of OEM Group, LLC for the years ended December 31, 2019 and 2018 incorporated by reference to the First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) Annual Report on Form 10-K for the year ended December 31, 2019 and 2018 have been so incorporated in reliance on the report of RSM US LLP, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of First Eagle Logan JV LLC (formerly, THL Credit Logan JV LLC) incorporated in this Prospectus by reference to the First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Copperweld Bimetallics LLC for the year ended December 31, 2018 incorporated by reference to the First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of Anglin Reichmann Armstrong, P.C., an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the shares we are offering. This prospectus does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the shares we are offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The information in “Management’s Report on Internal Control Over Financial Reporting” in Part II, Item 9A of our most recent Annual Report on Form 10-K is incorporated herein by reference.

$40,000,000

First Eagle Alternative Capital BDC, Inc.

5.00% Notes due 2026

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	Goldman Sachs & Co. LLC	Oppenheimer & Co.

November 17, 2021